Filed Pursuant to Rule 424(b)(3)

Registration No. 333-271028

PROSPECTUS SUPPLEMENT NO. 5

(To Prospectus dated April 12, 2023)

Up To 16,213,419 Shares of Common Stock

Issuable Upon Exercise of Warrants and Options

Up To 120,066,925 Shares of Common Stock

Up To 7,588,430 Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus, dated April 12, 2023 (the “Prospectus”), with the information contained in our Quarterly Report on Form 10-Q for the quarter ended April 31, 2023, filed with the Securities and Exchange Commission on June 9, 2023 (the “Quarterly Report on Form 10-Q”). Accordingly, we have attached the Quarterly Report on Form 10-Q to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of 16,213,419 shares of our common stock, par value $0.0001 per share (the “Common Stock”) consisting of (i) up to 5,450,000 shares of Common Stock that are issuable upon the exercise of 5,450,000 warrants (the “Sponsor Warrants”) originally issued to JAR Sponsor, LLC (the “Sponsor”) in private placements at a price of $1.00 per warrant in connection with the initial public offering (the “L&F IPO”) of L&F Acquisition Corp., a Cayman Islands exempted company, (ii) up to 2,138,430 shares of Common Stock that are issuable upon the exercise of 2,138,430 warrants (together with the Sponsor Warrants, the “Private Placement Warrants”) originally issued to Jefferies LLC, the underwriter of the L&F IPO, in private placements at a price of approximately $1.21 per warrant in connection with the L&F IPO, and (iii) up to 8,624,989 shares of Common Stock that are issuable upon the exercise of 8,624,989 warrants (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”) originally issued in the L&F IPO. Each Warrant entitles the holder thereof to purchase one share of our Common Stock at a price of $11.50 per share. The Prospectus and this prospectus supplement also relate to the issuance by us of up to 173,155 shares of Common Stock issuable upon the exercise of certain outstanding options assumed by us in connection with the consummation of the Business Combination (as defined in the Prospectus) held by a former director and two former consultants of ID Experts Holdings, Inc., a Delaware corporation (“IDX”) whose positions were terminated prior to the Business Combination.

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus or their permitted transferees (the “Selling Securityholders”) of (a) up to 120,066,925 shares of Common Stock consisting of (i) 89,348,952 shares of Common Stock issued as merger consideration to certain former stockholders of ZeroFox, Inc. and IDX in connection with the consummation of the Business Combination based upon an implied equity consideration value of $10.00 per share, (ii) 193,039 shares of Common Stock issued upon the exercise by two of our executives of options assumed by us in connection with the consummation of the Business Combination at exercise prices of $0.49 per share and $0.60 per share, (iii) up to 134,661 shares of Common Stock issuable upon the exercise of options assumed by us in connection with the consummation of the Business Combination with a weighted average exercise price of $0.29 per share, (iv) 1,625,635 shares of Common Stock issued by us to certain investors in connection with the consummation of the Business Combination in a private placement at a price of $10.00 per share, (v) up to 16,863,708 shares of Common Stock that are issuable upon the conversion of $150 million aggregate principal amount of our 7.00%/8.75% Convertible Senior Cash/PIK Toggle Notes due 2025 (the “Notes”) issued by us to certain investors in connection with the consummation of the Business Combination in a private placement for an aggregate purchase price of $150 million, (vi) 4,312,500 shares of Common Stock originally purchased by the Sponsor for $25,000, or approximately $0.006 per share, in a private placement in connection with the L&F IPO, and (vii) up to 7,588,430 shares of Common Stock issuable upon the exercise of the Private Placement Warrants, and (b) up to 7,588,430 Private Placement Warrants. The Notes have an initial conversion price of $11.50 per share, subject to adjustment as provided in the indenture governing the Notes. The number of shares issuable upon conversion of the Notes is calculated assuming that we exercise our option to pay interest in kind with respect to the Notes and further assumes conversion of the Notes after all interest payments prior to maturity are paid in kind and the Notes are converted and settled on the second business day prior to maturity. We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders pursuant to the Prospectus.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

Our Common Stock is listed on The Nasdaq Global Market and our Public Warrants are listed on The Nasdaq Capital Market under the symbols “ZFOX” and “ZFOXW,” respectively. On June 8, 2023, the last reported sales price of our Common Stock was $1.15 per share and the last reported sales price of our Public Warrants was $0.04 per Warrant.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced public company reporting requirements. The Prospectus and this prospectus supplement comply with the requirements that apply to an issuer that is an emerging growth company.

See the section titled “Risk Factors” beginning on page 9 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 9, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended April 30, 2023

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 For the transition period from ________ to ________

Commission File Number: 001-39722

ZeroFox Holdings, Inc.

(Exact name of Registrant as specified in its Charter)

Delaware	98-1557361
( State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1834 S. Charles Street Baltimore, Maryland	21230
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 936-9369

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	ZFOX ZFOXW	The Nasdaq Stock Market LLC The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

As of June 6, 2023, the registrant had 118,663,481 shares of common stock, $0.0001 par value per share, outstanding.

Explanatory Note

This Quarterly Report on Form 10-Q of ZeroFox Holdings, Inc. (the Company) includes the condensed consolidated financial statements of:

•
The Company as of April 30, 2023, and January 31, 2023, and for the three months ended April 30, 2023;
•
The Company's predecessor, ZeroFox, Inc. (the Predecessor) for the three months ended April 30, 2022, presented within the financial statements of the Company as the prior period (see Note 2); and
•
The Company's other predecessor, ID Experts Holdings, Inc. (IDX) for the three months ended March 31, 2022, presented as separate financial statements.

As of August 3, 2022, the Company merged with ZeroFox, Inc. and IDX (the Business Combination) at which time ZeroFox, Inc. and IDX became indirect, wholly-owned subsidiaries of the Company. The consolidated financial statements of the Company as of April 30, 2023, and January 31, 2023, and for the three months ended April 30, 2023, include the financial results of both ZeroFox, Inc. and IDX for the same period. As the consolidated financial results of the Company for the three months ended April 30, 2023, are presented alongside the financial results of its primary predecessor, ZeroFox, Inc., there is a lack of comparability between the periods presented. Therefore, the discussion of the Company’s results of operations, cash flows, and financial condition set forth in this report does not include a comparison of the Company's results with the prior period results of ZeroFox, Inc. Moreover, the financial statements for the Company’s predecessors are not necessarily indicative of the Company’s results of operations, cash flows, or financial position following the completion of the Business Combination.

The terms "ZeroFox", "the Company", "Successor", refer to ZeroFox Holdings, Inc. and its subsidiaries, including ZeroFox, Inc., ID Experts Holdings, Inc., and Lookingglass Cyber Solutions, Inc. after the Closing Date. The term "Predecessor" refers to ZeroFox, Inc. and its subsidiaries prior to the Closing Date. The term "the Quarter to Date Predecessor Period" refers to the first quarter of the Predecessor's prior fiscal year i.e., the three months ended April 30, 2022.

i

Forward-Looking Statements

This Quarterly Report on Form 10-Q, including without limitation, statements contained under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 2, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. The inclusion of any statement in this Quarterly Report does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material. These risks and uncertainties include, but are not limited to, the following:

•
our ability to recognize the anticipated benefits of the Business Combination;
•
defects, errors, or vulnerabilities in the Company's platform, the failure of the Company's platform to block malware or prevent a security breach, misuse of the Company's platform, or risks of product liability claims that would harm our reputation and adversely impact our business, operating results, and financial condition;
•
if our enterprise platform offerings do not interoperate with our customers’ network and security infrastructure, or with third-party products, websites or services, our results of operations may be harmed;
•
we may not timely and cost-effectively scale and adapt our existing technology to meet our customers’ performance and other requirements;
•
our ability to introduce new products and solutions and features is dependent on adequate research and development resources and our ability to successfully complete acquisitions;
•
our success depends, in part, on the integrity and scalability of our systems and infrastructure;
•
we rely on third-party cloud providers to host and operate the ZeroFox Platform, and any disruption of or interference with our use of these offerings may negatively affect our ability to maintain the performance and reliability of the ZeroFox Platform which could cause our business to suffer;
•
we rely on data, software and services from other parties;
•
we (including the Predecessor and the Successor) have a history of losses, and we may not be able to achieve or sustain profitability in the future;
•
if organizations do not adopt external cybersecurity solutions that may be based on new and untested security concepts, our ability to grow our business and our results of operations may be adversely affected;
•
we (including the Predecessor and the Successor) have experienced rapid growth in recent periods, and if we do not manage our future growth, our business and results of operations will be adversely affected;
•
we face intense competition and could lose market share to our competitors, which could adversely affect our business, financial condition, and results of operations;
•
competitive pricing pressure may reduce revenue, gross profits, and adversely affect our financial results;
•
adverse general and industry-specific economic and market conditions and reductions in customer spending, in either the private or public sector, including as a result of inflation and geopolitical uncertainty such as the ongoing conflict between Russia and Ukraine, may reduce demand for the ZeroFox Platform or products and solutions, which could harm our business, financial condition, and results of operations;

ii

•
we have identified material weaknesses in our internal control over financial reporting;
•
if we fail to adapt to rapid technological change, evolving industry standards and changing customer needs, requirements or preferences, our ability to remain competitive could be impaired;
•
the COVID-19 pandemic could adversely affect our business, operating results, and financial condition;
•
we rely heavily on the services of our senior management team;
•
one U.S. government customer accounts for a substantial portion of the Successor's revenue; and
•
a delay in the completion of the U.S. Government’s budget and appropriation process could delay procurement of solutions we provide and have an adverse effect on our future revenues.

Additional information concerning these, and other risks, is described under the “Risk Factors” section of our final prospectus (Final Prospectus) filed with the Securities and Exchange Commission (SEC) pursuant to Rule 424(b) under the Securities Act of 1933 on April 12, 2023, in connection with our registration statement on Form S-1, in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part I, Item 2 of this Quarterly Report and in the “Risk Factors” discussion under Part II, Item 1A of this Quarterly Report. We expressly disclaim any obligation to update any of these forward-looking statements, except to the extent required by applicable law.

iii

Index to Financial Statements

ZeroFox Holdings, Inc. and Subsidiaries

ZeroFox Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

	April 30,	January 31,
(in thousands, except share data)	2023	2023

Assets
Current assets:
Cash and cash equivalents	$28,332	$47,549
Accounts receivable, net of allowance for doubtful accounts	46,217	29,609
Deferred contract acquisition costs, current	6,615	5,456
Prepaid expenses and other assets	6,157	5,300
Total current assets	87,321	87,914

Property and equipment, net of accumulated depreciation	2,442	671
Capitalized software, net of accumulated amortization	280	253
Deferred contract acquisition costs, net of current portion	7,486	7,751
Acquired intangible assets, net of accumulated amortization	270,278	262,444
Goodwill	413,437	406,608
Operating lease right-of-use assets	3,275	720
Other assets	1,794	550
Total assets	$786,313	$766,911

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$9,319	$3,099
Accrued compensation, accrued expenses, and other current liabilities	19,103	18,751
Current portion of long-term debt	938	15,938
Deferred revenue, current	61,130	47,977
Operating lease liabilities, current	1,180	406
Total current liabilities	91,670	86,171

Deferred revenue, net of current portion	4,471	5,981
Long-term debt, net of deferred financing costs	186,714	157,843
Purchase consideration liability	7,166	—
Operating lease liabilities, net of current portion	2,353	427
Warrants	899	2,581
Sponsor earnout shares	345	2,445
Deferred tax liability	17,763	22,592
Total liabilities	311,381	278,040

Commitments and contingencies (Note 14)

Stockholders' equity
Common stock, $0.0001 par value; 1,000,000,000 authorized shares; 118,663,481 and 118,190,135 shares issued and outstanding, respectively	12	12
Additional paid-in capital	1,247,652	1,243,637
Accumulated deficit	(772,656)	(754,677)
Accumulated other comprehensive loss	(76)	(101)
Total stockholders’ equity	474,932	488,871

Total liabilities and stockholders' equity	$786,313	$766,911

See notes to condensed consolidated financial statements

ZeroFox Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Comprehensive Loss (Unaudited)

	Successor	Predecessor
(in thousands, except share and per share data)	Three months ended April 30, 2023	Three months ended April 30, 2022

Revenue
Subscription	$18,223	$12,778
Services	27,311	813
Total revenue	45,534	13,591

Cost of revenue
Subscription	9,904	4,008
Services	20,716	241
Total cost of revenue	30,620	4,249

Gross profit	14,914	9,342

Operating expenses
Research and development	6,417	3,961
Sales and marketing	19,389	8,534
General and administrative	10,407	4,946
Total operating expenses	36,213	17,441

Loss from operations	(21,299)	(8,099)

Other income (expense)
Interest expense, net	(3,482)	(1,386)
Change in fair value of purchase consideration liability	2,661	—
Change in fair value of warrant liability	(1,028)	(663)
Change in fair value of sponsor earnout shares	2,100	—
Total other income (expense)	251	(2,049)
Loss before income taxes	(21,048)	(10,148)

(Benefit from) provision for income taxes	(3,069)	55

Net loss after tax	$(17,979)	$(10,203)
Net loss per share attributable to common stockholders, basic and diluted	$(0.15)	$(0.24)
Weighted-average shares used in computation of net loss per share attributable to common stockholders, basic and diluted:	117,892,144	42,962,226

Other comprehensive income
Foreign currency translation	25	54
Total other comprehensive income	25	54

Total comprehensive loss	$(17,954)	$(10,149)

See notes to condensed consolidated financial statements

ZeroFox Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Stockholders' Equity

(Unaudited)

					Accumulated
			Additional		Other
(in thousands, except for share data)	Common Stock		Paid-in Capital	Accumulated Deficit	Comprehensive Loss	Stockholders' Equity

Balance—January 31, 2023	118,190,135	$12	$1,243,637	$(754,677)	$(101)	$488,871
Stock-based compensation expense	—	—	1,099	—	—	1,099
Exercise of options	473,346	—	80	—	—	80
Other	—	—	2,836	—	—	2,836
Net loss	—	—	—	(17,979)	—	(17,979)
Foreign currency translation adjustment	—	—	—	—	25	25
Balance—April 30, 2023	118,663,481	$12	$1,247,652	$(772,656)	$(76)	$474,932

See notes to condensed consolidated financial statements

ZeroFox Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders' Deficit

(Unaudited)

	Redeemable Convertible Preferred Stock																								Accumulated
	Series E		Series D-2		Series D-1		Series D		Series C-1		Series C		Series B		Series A		Series Seed		Total				Additional		Other
(in thousands, except for share data)	Redeemable Convertible Preferred Stock		Redeemable Convertible Preferred Stock		Redeemable Convertible Preferred Stock		Redeemable Convertible Preferred Stock		Redeemable Convertible Preferred Stock		Redeemable Convertible Preferred Stock		Redeemable Convertible Preferred Stock		Redeemable Convertible Preferred Stock		Redeemable Convertible Preferred Stock		Redeemable Convertible Preferred Stock		Common Stock		Paid-in Capital	Accumulated Deficit	Comprehensive Income	Stockholders' Deficit

Balance—January 31, 2022	15,227,437	$33,248	993,868	$1,451	5,878,303	$8,171	13,871,547	$21,067	11,376,115	$13,979	21,124,699	$19,899	26,914,949	$22,047	15,997,285	$10,159	9,198,372	$2,208	120,582,575	$132,229	42,892,927	$—	$3,873	$(156,820)	$(201)	$(153,148)
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	374	—	—	374
Exercise of options	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	314,826	—	80	—	—	80
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(10,203)	—	(10,203)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	54	54
Balance—April 30, 2022	15,227,437	$33,248	993,868	$1,451	5,878,303	$8,171	13,871,547	$21,067	11,376,115	$13,979	21,124,699	$19,899	26,914,949	$22,047	15,997,285	$10,159	9,198,372	$2,208	120,582,575	$132,229	43,207,753	$—	$4,327	$(167,023)	$(147)	$(162,843)

See notes to condensed consolidated financial statements

ZeroFox Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Successor	Predecessor
(in thousands)	Three months ended April 30, 2023	Three months ended April 30, 2022
Cash flows from operating activities:
Net loss	$(17,979)	$(10,203)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	207	160
Amortization of software development costs	28	153
Amortization of acquired intangible assets	11,766	789
Amortization of right-of-use assets	301	—
Amortization of deferred debt issuance costs	14	—
Stock-based compensation	1,099	374
Provision for bad debts	10	(7)
Change in fair value of warrants	1,028	663
Change in fair value of purchase consideration liability	(2,661)	—
Change in fair value of sponsor earnout shares	(2,100)	—
Deferred taxes	(4,829)	—
Noncash interest expense	3,385	258
Changes in operating assets and liabilities:
Accounts receivable	(13,384)	4,578
Deferred contract acquisition costs	29	192
Prepaid expenses and other assets	1,658	(1,128)
Accounts payable, accrued compensation, accrued expenses, and other current liabilities	2,992	(3,797)
Operating lease liabilities	(274)	—
Deferred revenue	793	830
Other liabilities	—	(26)
Net cash used in operating activities	(17,917)	(7,164)
Cash flows from investing activities:
Business acquisition, net of cash acquired	(7,892)	—
Purchases of property and equipment	(255)	(97)
Capitalized software	(54)	(221)
Net cash used in investing activities	(8,201)	(318)
Cash flows from financing activities:
Exercise of stock options	80	80
Proceeds from issuance of debt, net of issuance costs	7,500	7,412
Repayment of debt	(234)	(234)
Net cash provided by financing activities	7,346	7,258
Foreign currency translation adjustment	25	60
Net change in cash, cash equivalents, and restricted cash	(18,747)	(164)
Cash, cash equivalents, and restricted cash, beginning of period	47,649	10,374
Cash, cash equivalents, and restricted cash, end of period	$28,902	$10,210
Supplemental Cash Flow Information:
Cash paid for interest	$359	$1,043
Cash paid for income taxes	1,233	23
Non-cash investing and financing activities:
Issuance of warrants along with issuance of debt	$126	$518
Accrual of purchase consideration in connection with business acquisition	9,827	—
Convertible note issued in connection with business acquisition	3,333	—
Operating lease liabilities arising from obtaining right-of-use assets	2,295	—

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the Condensed Consolidated Balance Sheets that sum to the total of the same such amounts shown in the Condensed Consolidated Statements of Cash Flows.

	Successor	Predecessor
	April 30, 2023	April 30, 2022
Cash and cash equivalents	$28,332	$10,110
Restricted cash included in other assets	570	100
Total cash, cash equivalents, and restricted cash shown in the condensed consolidated statements of cash flows	$28,902	$10,210

See notes to condensed consolidated financial statements

ZeroFox HOLDINGS, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

1: Organization and Description of Business

ZeroFox Holdings, Inc. (ZeroFox Holdings) is a holding company incorporated in the state of Delaware. ZeroFox Holdings was formerly known as L&F Acquisition Corp. (L&F) and was a blank check, Cayman Islands exempted company, incorporated on August 20, 2020.

The Company provides digital risk protection services and safeguards modern organizations from dynamic security risks across social, mobile, surface, deep web, dark web, email, and collaboration platforms. Using diverse data sources and artificial intelligence-based analysis, the ZeroFox Platform identifies and remediates targeted phishing attacks, credential compromise, data exfiltration, brand hijacking, executive and location threats, and more. The patented ZeroFox Software as a Service (“SaaS”) technology processes and protects electronic posts, messages, and accounts daily across the social and digital landscape, spanning social media platforms, mobile app stores, the deep web, dark web, domains, and more. The Company offers its services on a subscription basis.

On August 3, 2022 (the Closing Date), L&F, ZeroFox, Inc., and ID Experts Holdings, Inc. (IDX), consummated the business combination (the Business Combination) as contemplated by the Business Combination Agreement, dated as of December 17, 2021. In connection with the finalization of the Business Combination, L&F changed its name to ZeroFox Holdings, Inc. and changed its jurisdiction of incorporation from the Cayman Islands to the state of Delaware. The Company changed its fiscal year end to January 31.

On April 21, 2023, the Company completed the acquisition of Lookingglass Cyber Solutions, Inc. (LookingGlass), a leader in external attack surface management and global threat intelligence.

ZeroFox Holdings conducts its business through its wholly-owned, consolidated subsidiaries, primarily ZeroFox, Inc. and Identity Theft Guard Solutions, Inc, and Lookingglass Cyber Solutions, Inc.

The Company's Common Stock is listed on The Nasdaq Global Market under the ticker symbol "ZFOX" and its warrants are listed on The Nasdaq Capital Market under the ticker symbol "ZFOXW".

The Company provides an external cybersecurity platform and related services that protect organizations from threats outside the traditional corporate perimeter. These threats impact organizations, their brands, digital assets, and people, and include targeted phishing attacks, account takeovers, credential theft, data leakage, domain spoofing, and impersonations.

The Company’s cloud-native platform combines protection, intelligence, adversary disruption, and response services into an integrated solution (our Platform).

As result of internal efforts and its acquisition of IDX, the Company also provides data breach response services, and associated identity and privacy protection services, including prevention, detection, forensic services, notification, and recovery assistance.

Segment Information

Operating segments are defined as components of an enterprise for which discrete financial information is made available for evaluation by the chief operating decision maker (CODM) in making decisions regarding resource allocation and assessing performance. The CODM is the Company’s chief executive officer. The CODM views the Company’s operations and manages its activities as a single operating segment. The Company’s assets are primarily located in the United States.

2: Summary of Significant Accounting Policies

Basis of Presentation

As a result of the Business Combination, the Company evaluated if L&F, ZeroFox, or IDX is the predecessor for accounting purposes. The Company considered the application of Rule 405 of Regulation C, the interpretative guidance of the staff of the United States Securities and Exchange Commission (SEC), including factors for the Registrant to consider in determining the predecessor, and analyzed the following: (1) the order in which the entities were acquired, (2) the size of the entities, (3) the fair value of the entities, (4) the historical and ongoing management structure, and (5) how management discusses the Company's business in our Form 10-Q and Form 10-K filings. In considering the foregoing principles of predecessor determination in light of the Company's specific facts and circumstances, management determined that ZeroFox, Inc. is the predecessor for accounting purposes. The financial statement presentation includes the financial statements of ZeroFox, Inc. as “Predecessor” for the period prior to the Closing Date and the financial statements of the Company as “Successor” for the periods after the Closing Date, including the consolidation of ZeroFox, Inc., IDX, and LookingGlass.

The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP) as set forth by the Financial Accounting Standards Board (FASB) and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. References to US GAAP issued by the FASB in these notes to the consolidated financial statements are to the FASB Accounting Standards Codifications (ASC).

Unaudited Interim Financial Information

The interim condensed consolidated financial statements have been prepared by the Company, pursuant to the rules and regulations of the SEC and are unaudited. Certain information and footnote disclosures normally included in financial statements prepared in accordance with US GAAP have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures contained herein comply with the requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act) and are adequate to make the information presented not misleading. The interim condensed financial statements reflect all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the Condensed Consolidated Balance Sheets, Condensed Consolidated Statement of Comprehensive Loss, Condensed Consolidated Statement of Stockholders Equity, Condensed Consolidated Statement of Redeemable Convertible Preferred Stock and Stockholders' Deficit, and the Condensed Consolidated Statement of Cash Flows for the interim periods presented. These interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes included in our 2023 Annual Report on Form 10-K filed with the Securities Exchange Commission on March 30, 2023. The Condensed Consolidated Statement of Comprehensive Loss for the Successor's three months ended April 30, 2023, is not necessarily indicative of the results to be anticipated for the entire year ending January 31, 2024, or thereafter. All financial information for the Predecessor's three months ended April 30, 2022, referenced in the notes to condensed consolidated financial statements is unaudited.

Emerging Growth Company Status

The Company is an “emerging growth company,” (EGC) as defined in the Jumpstart Our Business Startups Act, (the JOBS Act), and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not EGCs. The Company may take advantage of these exemptions until it is no longer an EGC under the JOBS Act and has elected to use the extended transition period for complying with new or revised accounting standards. As a result of this election, the Company’s financial statements may not be comparable to companies that comply with public company FASB standards’ effective dates.

The JOBS Act exempts EGCs from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an EGC, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company's financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Principles of Consolidation

The accompanying condensed consolidated financial statements include all the accounts of the Company. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the accompanying condensed consolidated financial statements in conformity with US GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities within these condensed consolidated financial statements. Significant estimates and judgments include but are not limited to: (1) revenue recognition, (2) capitalization of internally developed software costs, (3) fair value of stock-based compensation, (4) valuation of assets acquired and liabilities assumed in business combinations, (5) useful lives of contract acquisition costs and intangible assets, (6) evaluation of goodwill and long lived assets for impairment, (7) valuation of warrants and the Sponsor Earnout Shares (see Note 8), (8) fair value of the purchase consideration liability, and (9) valuation allowances associated with deferred tax assets. The Company bases its estimates and assumptions on historical experience, expectations, forecasts, and on various other factors that are believed to be reasonable under the circumstances. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may differ from results of prior periods.

Revenue Recognition

The Company derives its revenue from providing its customers with subscription access to the Company’s External Cybersecurity Platform (subscription revenue) and services (services revenue).

In accordance with ASC 606, Revenue from Contracts with Customers, revenue is recognized when a customer obtains control of promised services. The amount of revenue recognized reflects the consideration that the Company expects to be entitled to receive in exchange for those services. To achieve the core principle of this standard, the Company applies the following five steps:

a)
Identify Contracts with Customers. The Company considers the terms and conditions of contracts and its customary business practices in identifying contracts with customers in accordance with ASC 606. The Company determines it has a contract with a customer when the contract is approved, the Company can identify each party’s rights regarding the services to be transferred, the Company can identify the payment terms for the services, and the Company has determined that the customer has the ability and intent to pay and the contract has commercial substance. The Company applies judgment in determining the customer’s ability and intent to pay, which is based on a variety of factors, including the customer’s historical payment experience or, in the case of a new customer, credit and financial information pertaining to the customer.
b)
Identify the Performance Obligations in the Contract. Performance obligations promised in a contract are identified based on the services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the service either on its own or together with other resources that are readily available from third parties or from the Company, and that are distinct in the context of the contract, whereby the transfer of the services is separately identifiable from other promises in the contract.
c)
Determine the Transaction Price. The transaction price is determined based on the consideration to which the Company expects to be entitled in exchange for transferring services to the customer. The Company’s typical pricing for its subscriptions and professional services does not result in contracts with significant variable consideration. The Company’s arrangements do not contain significant financing components.
d)
Allocate the Transaction Price to Performance Obligations in the Contract. If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on the stand-alone selling price (SSP) of each performance obligation, using the relative selling price method of allocation.
e)
Recognize Revenue When or As Performance Obligations are Satisfied. Revenue is recognized at the time the related performance obligation is satisfied by transferring the promised service to a customer. For our performance obligations, the Company transfers control over time, as the customer simultaneously receives and consumes the benefits provided by the Company’s service.

Subscription Revenue

The Company generates subscription revenue from its External Cybersecurity Platform.

Subscription revenue from the External Cybersecurity Platform includes the sale of subscriptions to access the platform and related support and intelligence services. Subscription revenue is driven by the number of assets protected and the desired level of service. These arrangements do not provide the customer with the right to take possession of the Company’s software operating on its cloud platform at any time. These arrangements represent a combined, stand-ready performance obligation to provide access to the software together with related support and intelligence services. Customers are granted continuous access to the External Cybersecurity Platform over the contractual period. Revenue is recognized over time on a ratable basis over the contract term beginning on the date that the Company’s service is made available to the customer. The Company’s subscription contracts generally have terms of one to three years, which are primarily billed in advance and are non-cancelable.

Services Revenue

The Company generates services revenue by executing engagements for data breach response and intelligence services.

The Company generates breach response revenue primarily from various combinations of notification, project management, communication services, and ongoing identity protection services. Performance periods generally range from one to three years. The Company’s breach response contracts are structured as either fixed price or variable price. In fixed price contracts, the Company charges a fixed total price or fixed individual price for the total combination of services. For variable price breach services contracts, the Company charges the breach communications component, which includes notifications and call center, at a fixed total fee, and the Company charges the ongoing identity protection services as incurred using a fixed price per enrollment. The Company generally bills for fixed fees at the time the contract is executed. For larger contracts, the Company bills 50% at the time the contract is executed and the remaining 50% within 30 days of contract execution. All fees are due upon receipt. For variable price breach contracts, the Company invoices for identity protection services on a monthly basis in arrears.

The Company offers several types of cybersecurity services, including investigative, security advisory and training services. The Company often sells a suite of cybersecurity services along with subscriptions to its External Cybersecurity Platform. All of the Company’s advisory and training services are considered distinct performance obligations from the External Cybersecurity Platform subscriptions services within the context of the Company’s contracts. Revenue is recognized over time as the customers benefit from these services as they are performed or as control of the promised services is transferred to the customer. These contracts are most often fixed fee arrangements and less frequently arrangements that are billed at hourly rates. These contracts normally have terms of one year or less.

Contracts with Multiple Performance Obligations

The majority of the Company’s contracts with customers contain multiple performance obligations. For these contracts, the Company accounts for individual performance obligations separately. The transaction price is allocated to the separate performance obligations based on the SSP of each performance obligation using the relative selling price method of allocation.

Revenue from Reseller Arrangements

The Company enters into arrangements with third parties that allow those parties to resell the Company’s services to end users. The partners negotiate pricing with the end customer and the Company does not have visibility into the price paid by the end customer. For these arrangements, the Company recognizes revenue at the amount charged to the reseller and does not reflect any mark-up to the end user.

Government Contracts

The Company evaluates arrangements with governmental entities containing fiscal funding or termination for convenience provisions, when such provisions are required by law, to determine the probability of possible cancellation. The Company considers multiple factors, including the history with the customer in similar transactions and budgeting and approval processes undertaken by the governmental entity. If the Company determines upon execution of these arrangements that the likelihood of cancellation is remote, it then recognizes revenue for such arrangements once all relevant criteria have been met. If such a determination cannot be made, revenue is recognized upon the earlier of cash receipt or approval of the applicable funding provision by the governmental entity for such arrangements.

Revenue from Non-Cancelable Contracts

As of April 30, 2023, the Company had approximately $81.6 million of revenue that is expected to be recognized from remaining performance obligations that are unsatisfied (or partially unsatisfied) under non-cancelable contracts. Of this $81.6 million, the Company expects to recognize revenue of approximately $67.3 million in the twelve-month period May 2023 through April 2024, approximately $10.4 million in the twelve-month period May 2024 through April 2025, and approximately $3.9 million thereafter.

Timing of Revenue Recognition

The table below provides revenues earned by timing of revenue (in thousands).

	Successor	Predecessor
Revenue Recognition Timing	Three months ended April 30, 2023	Three months ended April 30, 2022
Over time	$42,590	$12,778
Point in time	2,944	813
Total	$45,534	$13,591

Disaggregation of Revenue

The table below provides revenues earned by line of service (in thousands).

	Successor	Predecessor
Revenue Line	Three months ended April 30, 2023	Three months ended April 30, 2022
Subscription revenue	$18,223	$12,778
Services revenue
Breach	26,150	—
Other services	1,161	813
Total services revenue	27,311	813
Total	$45,534	$13,591

The table below provides revenues earned based on geographic locations of our customers (in thousands).

	Successor	Predecessor
Country	Three months ended April 30, 2023	Three months ended April 30, 2022
United States	$41,066	$10,134
Other	4,468	3,457
Total	$45,534	$13,591

Concentration of Credit Risk

The Company maintains cash balances in bank deposit accounts, which, at times, may exceed federally insured limits. Deposits held in interest-bearing checking accounts are insured up to $250,000. Deposits held in insured cash sweep accounts are insured up to $150.0 million. The Company has not experienced any losses in such accounts, and believes it is not exposed to any significant credit risk from cash. The Company does not perform ongoing credit evaluations; generally does not require collateral; and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends, and other information.

Concentration of Revenue and Accounts Receivable

For the three months ended April 30, 2023, one individual customer accounted for 45% of total consolidated revenue. For the Quarter to Date Predecessor Period, there was no individual customer that accounted for 10% or more of total consolidated revenue.

As of April 30, 2023, one customer represented 30% of total accounts receivable. As of January 31, 2023, one customer represented 23% of total accounts receivable.

Income Taxes

In accordance with ASC 740, Income Taxes, income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. The measurement of a deferred tax asset is reduced, if necessary, by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the consolidated financial statement recognition and measurement of tax positions taken, or expected to be taken, in a tax return, as well as guidance on derecognition, classification, interest, penalties, and consolidated financial statement reporting disclosures. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. The Company recognizes interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. The Company remains subject to examination by U.S. federal and various state tax authorities for the fiscal years 2020 through 2023.

Under ASC 740, the Company determined that some of its income tax positions did not meet the more-likely-than-not recognition threshold and, therefore, recorded a reserve of $0.9 million as of April 30, 2023.

Business Combinations

The Company accounted for the LookingGlass Business Combination (see Note 4) using the acquisition method pursuant to ASC 805, Business Combinations. The Company is the accounting acquirer of LookingGlass.

The Company accounted for the assets acquired and liabilities assumed based on their estimated acquisition-date fair values. The Company recognized the excess of consideration transferred over the fair values of assets acquired and liabilities assumed as goodwill. The Company expensed all transaction related costs of the LookingGlass Business Combination.

Transaction Fees

All transaction fees and expenses associated with business combinations were expensed as incurred. The Company recorded approximately $1.5 million of professional and other transaction fees related to the LookingGlass Business Combination in general and administrative expenses in the Condensed Consolidated Statement of Comprehensive Loss for the three months ended April 30, 2023. The Predecessor recorded $0.8 million of professional and other transaction fees related to the Business Combination in general and administrative expenses in the Condensed Consolidated Statement of Comprehensive Loss for the three months ended April 30, 2022.

Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of identifiable assets acquired and liabilities assumed when a business is acquired. The valuation of intangible assets and goodwill involves the use of the Company's estimates and assumptions and can have a significant impact on future operating results. The Company initially records its intangible assets at fair value. Intangible assets with finite lives are amortized over their estimated useful lives while goodwill is not amortized but is evaluated for impairment at least annually. Goodwill is evaluated for impairment beginning on November 1 of each year or when an assessment of qualitative factors indicates an impairment may have occurred. The quantitative assessment includes an analysis that compares the fair value of a reporting unit to its carrying value including goodwill recorded by the reporting unit.

The Company has a single reporting unit. Accordingly, the impairment assessment for goodwill is performed at the enterprise level. Goodwill is reviewed for possible impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying value. The Company initially assesses qualitative factors to determine if it is necessary to perform the goodwill impairment review. Goodwill is reviewed for impairment if, based on an assessment of the qualitative factors, it is determined that it is more likely than not that the fair value of the reporting unit is less than its carrying value, or the Company decides to bypass the qualitative assessment.

The Company uses a combination of methods to estimate the fair value of its reporting unit including the discounted cash flow, guideline public company, and merger and acquisitions methods. These valuation approaches consider a number of factors that include, but are not limited to, prospective financial information, growth rates, terminal value, discount rates, and comparable multiples from publicly traded companies and merger transactions in the Company's industry. Use of these factors requires the Company to make certain assumptions and estimates regarding industry economic factors and future profitability of its business. Additionally, the Company considers income tax effects from any tax-deductible goodwill (if applicable) on the carrying amount of the reporting unit when measuring the goodwill impairment loss. It is possible that future changes in such circumstances, or in the variables associated with the judgments, assumptions, and estimates used in assessing the fair value of the reporting unit would require the Company to record a non-cash impairment charge.

The Company considered qualitative factors that would indicate if the fair value of the Company's single reporting unit had declined below its carrying value, including the decline in the price of the Company's Common Stock, market conditions, and macroeconomic factors. Based on this qualitative analysis, the Company concluded that an interim test of goodwill impairment was not required.

Sponsor Earnout Shares

The Company analyzed the terms of the Sponsor Earnout Shares (see Note 8) and determined they are within the scope of ASC 815. The Company determined that the Sponsor Earnout Shares do not meet the requirements to be recognized as an equity instrument as the Company could not conclude the Sponsor Earnout Shares are indexed to the Company's own equity. Therefore, the Company recognizes the Sponsor Earnout Shares as a liability recorded at fair value.

The Sponsor Earnout Shares are not considered outstanding for accounting purposes since they are considered contingently issuable and are therefore, excluded from the calculation of basic loss per share.

The Company analyzed the terms of the Sponsor Earnout Shares to determine if they meet the definition of "participating securities", which would require the two-class method of EPS. The holders of the Sponsor Earnout Shares are not entitled to nonforfeitable rights to dividends and as such, they do not meet the definition of "participating securities".

LookingGlass Earnout Shares

The Company analyzed the terms of the LookingGlass Earnout Shares (see Note 9) and determined they are within the scope of ASC 480 and qualify for liability treatment as the shares to be issued vary based on if LookingGlass achieves certain contract thresholds within a specified period of time or if a certain contract is renewed with a specified contract value within a specified period of time (see "LookingGlass Earnout Shares" in Note 9).

The LookingGlass Earnout Shares are not considered outstanding for accounting purposes since they are considered contingently issuable and are therefore, excluded from the calculation of basic loss per share.

The Company analyzed the terms of the LookingGlass Earnout Shares to determine if they meet the definition of "participating securities", which would require the two-class method of EPS. The holders of the LookingGlass Earnout Shares are not entitled to nonforfeitable rights to dividends and as such, they do not meet the definition of "participating securities".

LookingGlass Deferred Shares

The Company analyzed the terms of the LookingGlass Deferred Shares (see Note 9) and determined they are within the scope of ASC 815-40. The Company determined that the LookingGlass Deferred Shares do not meet the requirements to be recognized as an equity instrument based on the settlement provisions provided by the merger agreement. Therefore, the Company recognizes the LookingGlass Deferred Shares as a liability recorded at fair value.

The Company analyzed the terms of the LookingGlass Deferred Shares to determine if they meet the definition of "participating securities", which would require the two-class method of EPS. The holders of the LookingGlass Deferred Shares are not entitled to nonforfeitable rights to dividends and as such, they do not meet the definition of "participating securities".

Warrant Liabilities

The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480, Distinguishing Liabilities from Equity and FASB ASC 815, Derivatives and Hedging. The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in the ASC 480 and ASC 815. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, whether the warrants meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own Common Stock. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. The Company recognizes changes in the estimated fair value of the warrants as a non-cash gain or loss on the Condensed Consolidated Statement of Comprehensive Loss. The Company assessed both Public and Private Warrants and determined both met the criteria for liability treatment.

Fair Value of Financial Instruments

ASC 820-10, Fair Value Measurements and Disclosures: Overall, defines fair value, establishes a fair value hierarchy for assets and liabilities measured at fair value, and expands required disclosures about fair value measurements. The fair value of an asset and liability is defined as an exit price and represents the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The three-tier fair value hierarchy, which prioritizes the inputs used to measure fair value, is as follows:

Level 1—Inputs are quoted prices in active markets for identical assets or liabilities that the Company can access at the measurement date.

Level 2—Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities or quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities.

Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. The Company’s assessment of the significance of an input to the fair value measurement requires judgment and may affect the valuation of the asset or liability being measured and its placement within the fair value hierarchy. The Company effectuates transfers between levels of the fair value hierarchy, if any, as of the date of the actual circumstance that caused the transfer.

Certain assets and liabilities, including goodwill and intangible assets, are subject to measurement at fair value on a non-recurring basis if there are indicators of impairment or if they are deemed to be impaired as a result of an impairment review.

As of April 30, 2023, and January 31, 2023, the Company had outstanding Public and Private Warrants. The Company measured its Public Warrants based on a Level 1 input, the public price for the Company's warrants traded on Nasdaq (ticker ZFOXW). The Company measured its Private Warrants based on a Level 2 input, the same price for the Company's Public Warrants traded on Nasdaq. The Company analyzed the terms and features of the Private Warrants and determined that they were economically similar to the Public Warrants.

As of April 30, 2023, the Company measured the Stifel Warrant (see Note 7) based on Level 3 inputs.

The assumptions used to value all warrants are described in Note 7.

A summary of the changes in the fair value of warrants is as follows (in thousands):

	Successor

	Public	Private
Warrant liability - January 31, 2023	$1,373	$1,208
Issuance of warrants	—	126
Gain due to change in fair value of warrants	(942)	(866)
Warrant liability - April 30, 2023	$431	$468

	Predecessor

	Public	Private
Warrant liability - January 31, 2022	$—	$10,709
Issuance of warrants	—	519
Loss due to change in fair value of warrants	—	663
Warrant liability - April 30, 2022	$—	$11,891

The Stifel Warrant is included in the Private Warrants column in the table above as of April 30, 2023.

The Company measured the liability for Sponsor Earnout Shares using Level 3 inputs. The methodology and assumptions used to measure the Sponsor Earnout Shares are described in Note 8.

The Company measured the purchase consideration liability using Level 2 inputs. The methodology and assumptions used to measure the purchase consideration liability are described in Note 10.

The carrying amounts of accounts receivable, accounts payable, and accrued expenses approximate fair value because of the short maturity terms of these instruments.

The carrying amount of the LookingGlass Convertible Notes (see Note 6) approximates fair value due to the short duration of time that has elapsed since the Convertible Notes have been issued.

Net Loss Per Share Attributable to Common Stockholders

Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period, inclusive of the LookingGlass purchase consideration shares that will be issued based on the passage of time (see Note 9). Diluted net loss attributable to common stockholders is computed by adjusting net loss attributable to common stockholders to reallocate undistributed earnings based on the potential impact of dilutive securities. Diluted net loss per share attributable to common stockholders is computed by dividing the diluted net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period, including potential dilutive common stock. For the purposes of this calculation, outstanding stock options, unvested restricted stock, stock warrants, Sponsor Earnout Shares, LookingGlass Earnout Shares, the variable portion of the LookingGlass Deferred Shares (see Note 9), and redeemable convertible preferred stock are considered potential dilutive common stock and are excluded from the computation of net loss per share as their effect is anti-dilutive.

The following table sets forth computation of basic loss per share attributable to common stockholders (in thousands, except share and per share data):

	Successor	Predecessor
	Three months ended April 30, 2023	Three months ended April 30, 2022
Numerator:
Net loss	$(17,979)	$(10,203)
Net loss per share attributable to common stockholders	$(17,979)	$(10,203)

Denominator:
Weighted-average common stock outstanding	117,892,144	42,962,226
Net loss per share attributable to common stockholders - basic and diluted	$(0.15)	$(0.24)

The Predecessor's redeemable convertible preferred stock and restricted common stock contractually entitled the holders of such shares to participate in dividends but do not contractually require the holders of such shares to participate in losses of the Predecessor. Accordingly, in periods in which the Predecessor reported a net loss, such losses were not allocated to such participating securities. In periods in which the Predecessor reported a net loss attributable to common stockholders, diluted net loss per share attributable to common stockholders was the same as basic net loss per share attributable to common stockholders, since dilutive common shares are not assumed to be outstanding if their effect is anti-dilutive.

The following is a summary of the weighted average common stock equivalents, for the securities outstanding during the respective periods, that have been excluded from the computation of diluted net loss per common share, as their effect would be anti-dilutive:

	Successor	Predecessor
	Three months ended April 30, 2023	Three months ended April 30, 2022
Preferred stock (on an as-converted basis)	—	241,165,150
Common stock options outstanding	7,393,240	22,109,489
Warrants to purchase preferred stock, all series	—	5,879,562
Public and private warrants to purchase common stock	16,227,888	—
Sponsor earnout shares	1,293,750	—
Restricted stock units	5,132,267	—

Predecessor Redeemable Convertible Preferred Stock

The Series Preferred of the Predecessor was not mandatorily redeemable. The Series Preferred was contingently redeemable upon the occurrence of a deemed liquidation event and a majority vote of the holders of Series Preferred and Series Seed to redeem all outstanding shares of the Company’s redeemable convertible preferred stock. The contingent redemption upon the occurrence of a deemed liquidation was not within the Predecessor's control.

Liquidation Rights—In the event of any liquidation or dissolution of the Predecessor (Liquidation Event), the holders of Predecessor Common Stock were entitled to the remaining assets of the Predecessor legally available for distribution after the payment of the full liquidation preference for all series of outstanding redeemable convertible preferred stock.

The Predecessor’s redeemable convertible preferred stock consists of (in thousands except share data):

	Successor		Predecessor
	Three months ended April 30, 2023		Three months ended April 30, 2022
	Shares Issued and Outstanding	Amount	Shares Issued and Outstanding	Amount
Convertible preferred stock—Series E, $0.00001 par value—authorized 19,033,653 shares; (liquidation preference $28,354,249)	—	$—	15,227,437	$33,248
Convertible preferred stock—Series D, $0.00001 par value—authorized 14,833,942 shares; (liquidation preference $21,222,496)	—	—	13,871,547	21,067
Convertible preferred stock—Series D-2, $0.00001 par value—authorized 993,868 shares (liquidation preference $1,216,439)	—	—	993,868	1,451
Convertible preferred stock—Series D-1, $0.00001 par value—authorized shares 5,878,303 (liquidation preference $8,094,053)	—	—	5,878,303	8,171
Convertible preferred stock—Series C-1, $0.00001 par value—authorized 16,208,756 shares (liquidation preference $14,037,000)	—	—	11,376,115	13,979
Convertible preferred stock—Series C, $0.00001 par value—authorized 21,124,700 shares (liquidation preference $19,999,999)	—	—	21,124,699	19,899
Convertible preferred stock—Series B, $0.00001 par value—authorized 26,914,949 shares (liquidation preference $22,124,088)	—	—	26,914,949	22,047
Convertible preferred stock—Series A, $0.00001 par value—authorized 16,122,188 shares (liquidation preference $10,246,261)	—	—	15,997,285	10,159
Convertible preferred stock—Series seed, $0.00001 par value—authorized 9,198,372 shares (liquidation preference $2,285,795)	—	—	9,198,372	2,208

	—	$—	120,582,575	$132,229

Standards Issued and Adopted

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments, which amends the accounting for credit losses for most financial assets and certain other instruments. The standard requires that entities holding financial assets that are not accounted for at fair value through net income be presented at the net amount expected to be collected. An allowance for credit losses will be a valuation account that will be deducted from the amortized cost basis of the financial asset to present the net carrying value at the amount expected to be collected on the financial asset. The Company adopted ASU 2016-13 on February 1, 2023, using the modified transition approach. The adoption of the standard did not have a material impact on the condensed consolidated financial statements.

In June 2022, the FASB issued ASU 2022-03, Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions, which clarifies the guidance in ASC 820 on the fair value measurement of an equity security that is subject to a contractual sale restriction. The standard clarifies that entities should not apply a discount related to a contractual sale restriction of an equity security when measuring the fair value of the equity security. The standard provides that entities should instead consider sale restrictions that are characteristics of the equity security. The standard is effective for public business entities, fiscal years beginning after December 15, 2023, and interim periods within those fiscal years, with early adoption permitted. The Company elected to early adopt ASU 2022-03 effective February 1, 2023. The adoption of the standard did not have a material impact on the condensed consolidated financial statements.

3: Fair Value Measurements

The following table sets forth by level within the fair value hierarchy the liabilities carried at fair value (in thousands):

	Fair value measurements at April 30, 2023 using:
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents - money market funds	$—	$—	$—	$—
Total financial assets	$—	$—	$—	$—

Liabilities:
Public warrants	$(431)	$—	$—	$(431)
Private warrants	—	(379)	(89)	(468)
Sponsor earnout shares	—	—	(345)	(345)
Purchase consideration liability	—	—	(7,166)	(7,166)
Total financial liabilities	$(431)	$(379)	$(7,600)	$(8,410)

The following table sets forth by level within the fair value hierarchy the liabilities carried at fair value (in thousands):

	Fair value measurements at January 31, 2023 using:
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents - money market funds	$557	$—	$—	$557
Total financial assets	$557	$—	$—	$557

Liabilities:
Public warrants	$(1,373)	$—	$—	$(1,373)
Private warrants	—	(1,208)	—	(1,208)
Sponsor earnout shares	—	—	(2,445)	(2,445)
Total financial liabilities	$(1,373)	$(1,208)	$(2,445)	$(5,026)

See Note 6 for a discussion of the fair value of debt.

The assumptions used to value the warrants are described in Note 7.

The assumptions used to value the Sponsor Earnout Shares are described in Note 8.

The carrying amounts of accounts receivable, accounts payable, and accrued expenses approximate fair value because of the short maturity terms of these instruments.

Purchase Consideration Liability

As of April 30, 2023, the Company had an obligation to transfer $7.2 million in stock issuances to the former owners of LookingGlass in connection with the LookingGlass Business Combination (see Note 4). The purchase consideration liability represents a financial liability that will be settled in shares of the Company's Common Stock.

See Note 9 for discussion of the assumptions and inputs used to determine the fair value of the purchase consideration shares.

The Company classified the purchase consideration liability as Level 3 within the fair value hierarchy as the fair market value includes estimates of certain contingencies to be achieved as of the reporting date. The estimates of the contingencies relate to the LookingGlass Earnout Shares and the variable portion of the LookingGlass Deferred Shares and are considered unobservable inputs.

4: Acquisitions

The Business Combination

On August 3, 2022 (the Closing Date), L&F, ZeroFox, Inc., and ID Experts Holdings, Inc. (IDX), consummated the business combination (the Business Combination) as contemplated by the Business Combination Agreement, dated as of December 17, 2021. In connection with the finalization of the Business Combination, L&F changed its name to ZeroFox Holdings, Inc. and changed its jurisdiction of incorporation from the Cayman Islands to the state of Delaware. The Company changed its fiscal year end to January 31. The Company's common stock and public warrants began trading under the tickers ZFOX and ZFOXW, respectively. A summary of other terms provided with the settlement of the transaction is disclosed in our fiscal year 2023 10-K, filed with the SEC on March 30, 2023.

Accounting for the ZF Merger and IDX Merger

The measurement period for the assets and liabilities for the ZF Merger and IDX Merger remains open for the period of up to one year following completion of the Business Combination. The Company is finalizing evaluation of the acquired intangible assets and income taxes. The Company does not expect material adjustments to the initial values of acquired assets and liabilities during the remaining term of the measurement period.

LookingGlass Business Combination

On April 21, 2023, the Company completed the acquisition of LookingGlass, a privately-held software company (the LookingGlass Business Combination). We expect the acquisition of LookingGlass will strengthen our Platform with industry-leading attack surface and threat intelligence capabilities.

The purchase consideration includes 9.637 million shares of Company Common Stock, subject to adjustment for the LookingGlass Earnout Shares (see Note 9) and other customary purchase price adjustments. As of the date of the transaction, we estimate that 8.959 million shares will be issued to the selling shareholders.

The following table summarizes the estimated fair value of the purchase consideration (in thousands, except per share data):

Purchase consideration liability:
Purchase consideration shares
LookingGlass Earnout Shares	1,837,500
LookingGlass Deferred Shares	7,121,437
Total purchase consideration shares	8,958,937
Adjusted closing price per share of the Company's Common Stock (ZFOX) on April 21, 2023	$1.10
Fair value of purchase consideration liability	$9,827

Cash consideration	$9,500
Convertible note	3,333
Total purchase consideration	$22,660

The purchase consideration liability is discussed further in Note 9. The convertible note is discussed further in Note 6.

The Company recorded the preliminary allocation of the purchase price to LookingGlass' assets acquired and liabilities assumed based on their fair values as of April 21, 2023. The preliminary purchase price allocation is as follows (in thousands):

Cash and cash equivalents	$1,608
Accounts receivable	3,233
Deferred contract acquisitions costs, current	360
Prepaid expenses and other assets	1,693
Property and equipment, net	1,723
Deferred contract acquisitions costs, net of current portion	562
Operating lease right-of-use assets	560
Goodwill	6,829
Intangible assets	19,600
Deferred tax assets	1,596
Total assets acquired	$37,764

Accounts payable	$1,297
Accrued expenses	2,279
Operating lease liabilities, current	584
Deferred revenue, current	10,850
Operating lease liabilities, net of current portion	94
Total liabilities assumed	15,104
Total consideration transferred	$22,660

The following table sets forth the amounts allocated to the intangible assets identified, the estimated useful lives of those intangible assets, and the methodologies used to determine the fair values of those intangible assets (dollars in thousands):

	Fair Value	Useful Life (in years)	Fair Value Methodology
Customer relationships	$16,500	10	Multi-period Excess Earnings method of the Income Approach
Developed technology	2,900	7	Relief from Royalty method
Trade names and trademarks	200	2	Relief from Royalty method
	$19,600

The goodwill of $6.8 million represents the excess purchase price over the fair value of the net tangible and identifiable intangible assets acquired and liabilities assumed. Qualitative factors that contribute to the recognition of goodwill include certain intangible assets that are not recognized as separate, identifiable intangible assets apart from goodwill. Intangible assets not recognized apart from goodwill consist primarily of expertise and industry know-how of the workforce, developed technology, back-office infrastructure, strong market position, and the assembled workforce of LookingGlass. None of the goodwill recognized is expected to be deductible for income tax purposes.

The measurement period for the assets and liabilities for the LookingGlass Business Combination remains open for the period of up to one year following completion of the transaction. The Company is finalizing the fair value of the purchase consideration liability and allocation of purchase price, including the acquired intangible assets and income taxes.

The results of operations of LookingGlass are included in our Condensed Consolidated Statements of Comprehensive Loss from the acquisition date and were not material. The impact of the unaudited supplemental pro forma financial statements is not material to the condensed consolidated financial statements and therefore this information is not presented.

5: Goodwill and Intangible Assets

A summary of the changes in the fair value of goodwill is as follows (in thousands):

Successor

Goodwill (gross) - January 31, 2023	$1,105,258
Accumulated impairment loss	(698,650)
Goodwill (net) - January 31, 2023	$406,608
Business acquisition	6,829
Goodwill (net) - April 30, 2023	$413,437

Predecessor

Goodwill (gross) - January 31, 2022	$35,002
Adjustment related to business acquisitions	—
Goodwill (net) - April 30, 2022	$35,002

Determining the fair value of the Company's reporting unit requires judgment and the use of significant estimates and assumptions. Given the current competitive and macroeconomic environment and the uncertainties regarding the related impact on the business, there can be no assurance that the estimates and assumptions made for purposes of the Company’s interim and annual goodwill impairment tests will prove to be accurate predictions of the future. If the Company’s assumptions are not realized, the Company may record additional goodwill impairment charges in the future. It is not possible at this time to determine if any such future impairment charge would result or whether such charge would be material.

The tables below summarize the Company’s intangible assets (amounts in thousands, except for useful lives).

	As of April 30, 2023
	Weighted Average Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	8.7	$170,900	$(17,976)	$152,924
Developed technology	5.1	98,700	(14,224)	84,476
Trademarks / trade names	10	35,500	(2,622)	32,878
		$305,100	$(34,822)	$270,278

	As of January 31, 2023
	Weighted Average Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	8.6	$154,400	$(11,894)	$142,506
Developed technology	5	95,800	(9,425)	86,375
Trademarks / trade names	10	35,300	(1,737)	33,563
		$285,500	$(23,056)	$262,444

The tables below summarizes the future amortization of the Company’s intangible assets (amounts in thousands).

Fiscal 2024 (remaining 9 months)	$32,892
Fiscal 2025	41,132
Fiscal 2026	41,055
Fiscal 2027	41,032
Fiscal 2028	31,607
Thereafter	82,560
Total amortization of intangible assets expense	$270,278

On the Company's Condensed Consolidated Statement of Comprehensive Loss, the Company recognizes expense for the amortization of customer relationships within sales and marketing expense, expense for the amortization of developed technology within cost of subscription revenue, and expense for the amortization of trademarks and trade names within general and administrative expense.

The Company recognized amortization of intangible assets expense in the accompanying Condensed Consolidated Statements of Comprehensive Loss as follows (in thousands):

	Successor	Predecessor
	Three months ended April 30, 2023	Three months ended April 30, 2022
Cost of revenue - subscription	$4,799	$128
Sales and marketing	6,082	644
General and administrative	885	17
Total amortization of acquired intangible assets	$11,766	$789

6: Debt

The tables below summarize key terms of the Company’s debt (amounts in thousands, except for interest rates).

	As of April 30, 2023
Lender	Stated Interest Rate	Effective Interest Rate	Gross Balance	Unamortized Debt Discount	Unamortized Deferred Debt Issuance Costs	Net Carrying Value
Stifel Bank	9.00%	8.76%	$22,500	$(125)	$—	$22,375
InfoArmor	5.50%	5.50%	2,109	—	—	2,109
Convertible notes	7.00% Cash / 8.75% PIK	8.87%	159,949	—	(114)	159,835
Alsop Louie Convertible Note (1)	6.00%	3.36%	3,333	—	—	3,333
			$187,891	$(125)	$(114)	$187,652

				Current portion of long-term debt		$938
					Long-term debt	186,714
						$187,652
(1) Per the note agreement, the note is interest free for the first twelve months and bears interest at a rate of 6% per annum thereafter.

	As of January 31, 2023
Lender	Stated Interest Rate	Effective Interest Rate	Gross Balance	Unamortized Debt Discount	Unamortized Deferred Debt Issuance Costs	Net Carrying Value
Stifel Bank	8.50%	8.50%	$15,000	$—	$—	$15,000
InfoArmor	5.50%	5.50%	2,344	—	—	2,344
Convertible notes	7.00% Cash / 8.75% PIK	8.53%	156,564	—	(127)	156,437
			$173,908	$—	$(127)	$173,781

				Current portion of long-term debt		$15,938
					Long-term debt	157,843
						$173,781

Stifel Note

On January 7, 2021, the Predecessor entered into a loan and security agreement with Stifel Bank (“Stifel”) for $10.0 million which is collateralized by substantially all of the assets of the Predecessor. In conjunction with the loan and security agreement, warrants were issued to Stifel (see Note 7 for discussion of warrants). The loan and security agreement provided for an immediate advance, upon loan closing, of $10.0 million, which the Predecessor drew in full. Advances under the agreement pay cash interest monthly at the greater of the prime rate as reported in the Wall Street Journal plus 1.00%, or 4.50% per annum. If any loan payment is not made within 10 days of the payment due date, the Predecessor will incur a late fee equal to the lesser of (i) 5.00% of the unpaid amount or (ii) the maximum amount permitted to be charged under applicable law, not in any case to be less than twenty-five dollars. The loan matures and all unpaid principal and interest is due in full on January 7, 2024.

The loan and security agreement with Stifel contains a provision whereby, in the Event of Default, the obligation will bear additional interest at a rate equal to 4%. Management evaluated Events of Default and determined the non-credit related events of default represent an embedded derivative that must be bifurcated and accounted for separately from the loan and security agreement. The default rate derivative is treated as a liability, initially measured at fair value with subsequent changes in fair value recorded in earnings. Management has assessed the probability of occurrence for a non-credit default event and determined the likelihood of a referenced event to be remote. Therefore, the estimated fair value of the default rate derivative was negligible as of April 30, 2023, and January 31, 2023, and no amount was recorded.

On December 8, 2021, the Predecessor amended its loan and security agreement with Stifel. The amendment provided for an additional borrowing of $5.0 million, from which the Company borrowed $5.0 million in December 2021.

In connection with the LookingGlass Business Combination, the Company amended its loan and security agreement with Stifel Bank on April 21, 2023. The amendment extended the maturity date to June 30, 2025, and increased the aggregate borrowing limit to $22.5 million. The Company borrowed $7.5 million on April 21, 2023, and issued a warrant to purchase 128,676 shares of common stock at an exercise price of $1.36.

Additionally, the amendment superseded the financial covenants with which the Company must be in compliance. The amended financial covenants include a covenant whereby the ratio of (A) the Company's unrestricted cash held at Stifel Bank plus 50% of the Company's net accounts receivable to (B) the Company's outstanding debt to Stifel Bank must equal at least 1.5 to 1.0. The amendment also requires the Company to maintain unrestricted cash at Stifel Bank of at least $17.5 million at all times. The Company was in compliance with its financial covenants as of April 30, 2023.

The loan with Stifel Bank is secured by all assets of the Company.

InfoArmor Note

On June 7, 2021, the Predecessor issued a $3.8 million promissory note payable to InfoArmor, Inc. in connection with its acquisition of Vigilante. The promissory note accrues interest at 5.5% per annum (computed on the basis of a 365-day year). Principal and interest payments of $0.2 million are paid quarterly over the four-year term of the loan maturing on June 7, 2025. As of April 30, 2023, $0.9 million was recorded in current portion of long-term debt in the condensed consolidated financial statements.

In connection with the Business Combination, the Company recorded the debt outstanding with InfoArmor at fair value. The Company determined the fair value of these notes to be the principal value and accrued interest outstanding at the date of the Business Combination.

The loan with InfoArmor is unsecured.

Convertible Notes

On August 3, 2022, the Company closed subscription agreements with certain purchasers to sell $150.0 million aggregate principal amount of unsecured convertible notes due 2025 (the Convertible Notes). In connection with the Business Combination, the Company completed the Convertible Notes financing of $150.0 million.

The Convertible Notes include a cash interest option of 7% per annum, payable quarterly, and a payment-in-kind (PIK) interest option of 8.75% per annum. The Convertible Notes include a default rate of interest feature. In the event of default by the Company, the rate of interest will be increased by 2.00% per annum. The Convertible Notes are convertible into shares of Company Common Stock, or a combination of cash and Company Common Stock, at the Company's election, at an initial conversion price of $11.50, subject to customary anti-dilution provisions. The Convertible Notes mature on August 3, 2025.

The Company may, at its election, force conversion of the Convertible Notes after the first anniversary of their issuance if the volume-weighted average trading price of the Company's Common Stock is greater than or equal to 150% of the conversion price for more than 20 trading days during a period of 30 consecutive trading days. After the second anniversary of their issuance this provision drops to greater than or equal to 130% of the conversion price for more than 20 trading days during a period of 30 consecutive trading dates. In the event that a holder of the Convertible Notes elects to covert, the Company will be obligated to pay an amount equal to outstanding principal and interest (accrued and unpaid), at the initial conversion rate of 86.9565 shares of Common Stock per $1,000 of outstanding principal and accrued interest.

Each holder of a Note will have the right to cause the Company to repurchase for cash all or a portion of the Convertible Notes held by such holder upon the occurrence of a fundamental change (as defined in the indenture governing the Convertible Notes), at a price equal to 100% of the principal plus accrued and unpaid interest, plus any remaining amounts that would be owed to, but excluding, the maturity date. In the event of a conversion in connection with a Fundamental Change, the conversion price will be adjusted in accordance with a Fundamental Change make-whole table. The Company analyzed the features of the make-whole table and concluded that it did not require bifurcation pursuant to ASC 815 as the variables that could affect the settlement amount would be inputs to a fixed-for-fixed forward option on equity shares and as such, may be considered indexed to the Company's own equity.

At April 30, 2023, the net carrying amount of the Convertible Notes of $159.9 million (reflected as long term debt on the Condensed Consolidated Balance Sheet) compares to the fair value of $93.5 million. The fair value of the Convertible Notes is categorized as a Level 3 liability in the fair value hierarchy.

Alsop Louie Convertible Note

In connection with the LookingGlass Business Combination, on April 21, 2023, the Company issued a subordinated convertible promissory note in the principal amount of approximately $3.3 million to Alsop Louie Capital 2, L.P. in satisfaction of certain LookingGlass indebtedness (the Alsop Louie Convertible Note). The Alsop Louie Convertible Note matures on July 31, 2025, will be interest free for the first twelve months, and bear interest at a rate of 6% per annum thereafter. Upon maturity of the Alsop Louie Convertible Note, the Company shall be obligated to pay, and prior to maturity the Company may elect to prepay, the principal amount and accrued interest on the Alsop Louie Convertible Note by paying cash, by issuing shares of common stock, or by a combination of cash and shares. At any time beginning July 1, 2024, the Alsop Louie Convertible Note shall become due if the volume-weighted average trading price of the Company’s common stock equals or exceeds $5.00 over a twenty-day trading period.

The note holder will have the right to cause the Company to pay all of its outstanding obligation upon the occurrence of an event of default (as defined in the agreement governing the Alsop Louie Convertible Note), at a price equal to 100% of the principal plus accrued and unpaid interest. Additionally, upon the occurrence of an event of default, the interest rate accruing on the unpaid interest will increase by 1.5% per annum after each anniversary of the event of default.

Any payments on the Alsop Louie Convertible Note with shares of the Company's Common Stock will be determined based on the volume-weighted average trading price over a five-day trading period. The Company analyzed the share conversion features and concluded they did not require bifurcation pursuant to ASC 815 as the variables that could affect the settlement amount would be inputs to a fixed-for-fixed forward option on equity shares and as such, may be considered indexed to the Company's own equity.

The carrying amount of the Alsop Louie Convertible Note approximates fair value due to the short duration of time that has elapsed since the Alsop Louie Convertible Notes has been issued.

7: Warrants

ZeroFox Holdings, Inc. Public Warrants and Private Warrants

At April 30, 2023, there were 8,625,000 Public Warrants and 7,588,430 Private Warrants outstanding. The Public Warrants became exercisable on September 2, 2022, which was 30 days after the completion of the Business Combination. The Public Warrants will expire five years from the completion of the Business Combination or earlier upon redemption or liquidation.

Redemption Features

The Company may redeem the entirety of outstanding warrants (except as described with respect to the Private Warrants) at a price of $0.01 per warrant, with a minimum 30 days prior written notice of redemption, if the closing price of the share of Company Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period.

The Company may redeem the entirety of outstanding warrants (except as described with respect to the Private Warrants) at a price of $0.10 per warrant, with a minimum 30 days prior written notice of redemption, if the closing price of the share of Company Common Stock equals or exceeds $10.00 per share for any 20 trading days within a 30-trading day period.

If the Company calls the Public Warrants for redemption, as described above, management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Company Common Stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. The Public Warrants will not be adjusted for the issuance of shares of Company Common Stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants.

The Private Warrants are identical to the Public Warrants except for certain features. The Private Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants. Further, in accordance with FINRA Rule 5110(g)(8)(A), the Private Warrants purchased by one of the initial purchasers will not be exercisable for more than five years from the effective date of the registration statement filed in connection with the Company’s Initial Public Offering for so long as they are held by such initial purchaser.

Fair Value of ZeroFox Holdings, Inc. Public Warrants and Private Warrants

The Company analyzed the rights and features of the Public Warrants and Private Warrants to determine the appropriate fair value estimation approach. Both the public and private warrants give the holder the option to purchase one share of Company Common Stock at a strike price of $11.50. The Company's Public Warrants are traded on Nasdaq under the ticker "ZFOXW" providing an observable price for the warrants. Accordingly, the Company uses the closing price of the Public Warrants on the balance sheet date as an indicator of their fair value. Although the Private Warrants are not subject to the same early redemption feature as the Public Warrants and are not publicly traded, the Private Warrants are subject to the same make-whole provisions as the Public Warrants if not held by the initial purchaser or permitted transferee and as such, are considered economically similar to the Public Warrants. As such, the Company uses the same indicator of fair value as the Public Warrants for the Private Warrants.

The public closing price for the Company's Public Warrants as of April 30, 2023, was $0.05 per warrant, resulting in a fair value of $0.4 million and $0.4 million for the Public Warrants and Private Warrants, respectively. The Company recorded the change in the fair value of both the Public and Private warrants to change in fair value of warrant liability on the Condensed Consolidated Statement of Comprehensive Loss.

Stifel Warrant

The Company, in connection with the amendment to the loan and security agreement with Stifel Bank on April 21, 2023 (see Note 6), agreed to issue to Stifel Bank a warrant to purchase 128,676 shares of the Company's Common Stock at an exercise price of $1.36 (the Stifel Warrant). The Stifel Warrant will expire ten years from the completion of the LookingGlass Business Combination or earlier upon exercise by the holder or acquisition of the Company (subject to the terms of the warrant).

Fair Value of Stifel Warrant

The fair value of the Stifel Warrant was determined using a Black-Scholes model. The assumptions used in estimating the fair value of the Stifel Warrant are as follows:

	April 21, 2023	April 30, 2023
Asset price	$1.32	$0.96
Exercise price of the warrant	$1.36	$1.36
Contractual term	10.0	9.98
Volatility	65.00%	67.50%
Dividend yield	0.00%	0.00%
Risk-free rate	3.60%	3.40%

The Company recorded the change in the fair value of the Stifel Warrant of $1.0 million to change in fair value of warrant liability on the Condensed Consolidated Statement of Comprehensive Loss.

8: Sponsor Earnout Shares

Sponsor Earnout Shares

The sponsor and certain directors of L&F agreed, upon closing of the Business Combination, to subject 1,293,750 of their shares (Sponsor Earnout Shares) of Company Common Stock to potential forfeiture if triggering events do not occur during the earnout period. The earnout period begins on the Closing Date of the Business Combination, August 3, 2022, and extends to the five-year anniversary of the Closing Date. There are three triggers where, upon achievement of the trigger, one third of the Sponsor Earnout Shares are deemed earned and no longer subject to forfeiture. The three triggers are:

1.
Triggering event I - the first date on which the volume-weighted average price per share of Company Common Stock is equal to or greater than $12.50 for at least 20 days within any 30 consecutive trading days,
2.
Triggering event II - the first date on which the volume-weighted average price per share of Company Common Stock is equal to or greater than $15.00 for at least 20 days within any 30 consecutive trading days, and
3.
Triggering event III - the first date on which the volume-weighted average price per share of Company Common Stock is equal to or greater than $17.50 for at least 20 days within any 30 consecutive trading days.

In the case of a change of control of the Company, the triggering events above will be considered met if the shareholders of the Company receive cash, securities, or other assets per share that equal or exceed the price targets described above.

From the Closing date through April 30, 2023, no triggering events had been achieved.

Sponsor Earnout Shares Fair Value

The Company performed Monte Carlo simulations to estimate the achievement of each of the triggering events, the volume-weighted average stock price at the estimated time at which the triggering events were achieved, and the duration of time required to achieve the triggering events. From the Monte Carlo results, the Company calculated an average, discounted fair value per share of each of the one-third tranches of Sponsor Earnout Shares subject to potential forfeiture. The table below documents the Monte Carlo assumptions, inputs, and the fair value results at each balance sheet date:

	April 30, 2023	January 31, 2023

Per Share Price of Company Common Stock	$0.96	$3.62
Annual Equity Volatility	75.00%	65.00%
Risk-Free Rate of Return	3.60%	3.70%

Fair Value per Share Tranche I	$0.30	$2.12
Fair Value per Share Tranche II	$0.27	$1.88
Fair Value per Share Tranche III	$0.23	$1.67

Aggregate Fair Value (in thousands)	$345	$2,445

The Company recorded the change in the fair market value of the Sponsor Earnout Shares to change in fair market value of Sponsor Earnout Shares on the Condensed Consolidated Statement of Comprehensive Loss.

9: Purchase Consideration Liability

The merger agreement governing the LookingGlass Business Combination (the merger agreement) provides that the selling shareholders are entitled to receive shares of Company Common Stock as part of the purchase consideration. According to the merger agreement, the purchase consideration shares shall be issued in three or four installments on the six-month, twelve-month, and eighteen-month anniversaries of the transaction closing date (April 21, 2023) and potentially a further issuance on July 31, 2025.

LookingGlass Earnout Shares

The LookingGlass merger agreement provides that the selling shareholders are entitled to receive up to 2.0 million shares of Company Common Stock (the LookingGlass Earnout Shares). The earnout period begins on February 1, 2023. There are four triggers where, upon achievement of the trigger, the LookingGlass Earnout Shares will be earned as follows:

1.
Triggering event I - if LookingGlass generates $10.0 million in certain bookings (as defined in the merger agreement) or renews a specific contract for at least $12,680,840 (as defined in the merger agreement) on or before January 31, 2024, the LookingGlass Earnout Shares will be fully earned.
2.
Triggering event II - if LookingGlass renews a specific contract on or before February 28, 2024, the LookingGlass Earnout Shares will be reduced by 250,000 shares.
3.
Triggering event III - if LookingGlass renews a specific contract on or before March 31, 2024, the LookingGlass Earnout Shares will be reduced by 500,000 shares.
4.
Triggering event IV - if LookingGlass renews a specific contract on or before April 30, 2024, the LookingGlass Earnout Shares will be reduced by 750,000 shares.

As of April 30, 2023, no triggering events had been achieved.

LookingGlass Earnout Shares Fair Value

The Company performed a probability-weighted assessment to estimate the achievement of each of the triggering events and determine the fair value of the LookingGlass Earnout Shares. Managements estimate of the fair value of the LookingGlass Earnout Shares is $1.5 million as of April 30, 2023, compared to $2.0 million on April 21, 2023.

The Company recorded the change in the fair market value of the LookingGlass Earnout Shares to change in fair market value of Purchase Consideration Liability on the Condensed Consolidated Statement of Comprehensive Loss.

LookingGlass Deferred Shares

The remaining purchase consideration shares consist of 5,761,841 shares that will be issued based on the passage of time (in accordance with the merger agreement) as well as a variable amount of shares that will be issued subject to indemnity claims (collectively, the LookingGlass Deferred Shares). The merger agreement provides that a variable number of shares of Company Common Stock will be withheld for a period of twelve months and be subject to indemnity claims by the Company and an additional 500,000 shares will be withheld until July 31, 2025, and be subject to certain indemnity claims by the Company.

Purchase Consideration Liability Fair Value

The Company performed probability-weighted assessments to estimate the amount of LookingGlass Earnout Shares and the variable portion of the LookingGlass Deferred Shares (related to indemnities) that will be issued pursuant to the merger agreement. The remaining portion of the purchase consideration shares is a fixed amount of 5,761,841 shares that will be issued pursuant to the merger agreement.

The purchase consideration shares are subsequently remeasured to fair value each reporting date based on the Company's re-assessment of probability weightings related to the LookingGlass Earnout Shares and the variable portion of the LookingGlass Deferred Shares, as well as the price of ZFOX stock as reported on the Nasdaq. Based on the terms of the merger agreement, the purchase consideration shares will remain unregistered with the Nasdaq for a period of six months, beginning on the date of acquisition. Accordingly, in determining the fair value of the purchase consideration liability, the Company applied a discount to the ZFOX stock price to account for the restriction resulting from the shares not being registered on a national securities exchange for a six-month period.

The fair value of the purchase consideration liability was calculated as follows (in thousands, except per share data):

	April 21, 2023	April 30, 2023
Purchase consideration shares	8,958,937	8,958,937
Adjusted closing price per share of the Company's Common Stock (ZFOX)	$1.10	$0.80
Fair value of purchase consideration liability	$9,827	$7,166

The Company recorded the change in the fair market value of the purchase consideration liability to change in fair market value of Purchase Consideration Liability on the Condensed Consolidated Statement of Comprehensive Loss.

10: Stockholders' Equity

The authorized capital stock of the Company consists of 1,100,000,000 shares of stock, $0.0001 par value per share, of which 1,000,000,000 shares are designated as Common Stock and 100,000,000 shares are designated as Preferred Stock.

Common Stock

The Company has issued and outstanding 118,663,481 shares of Common Stock as of April 30, 2023. Holders of Common Stock are entitled to one vote for each share.

Dividend Rights

Subject to the preferences that may apply to any shares of the Company's preferred stock outstanding at the time, the holders of Common Stock will be entitled to receive dividends, out of funds legally available for the payment of dividends, if the Board of Directors, in its discretion, authorizes the issuance of dividends. The Company's Board of Directors has not declared any dividends related to Company Common Stock as of April 30, 2023, and through the date these financial statements were available to be issued.

Right to Receive Liquidation Distributions

If the Company becomes subject to a liquidation, dissolution, or winding-up, the assets legally available for distribution to the Company’s stockholders would be distributable ratably among the holders of Common Stock and any participating series of the Company’s preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and liquidation preferences of any outstanding shares of the Company's preferred stock.

Preferred Stock

The Board of Directors of the Company has not issued any classes or series of preferred stock as of April 30, 2023, and through the date these financial statements were available to be issued.

The Board of Directors of the Company is authorized, subject to limitations prescribed by law, to issue preferred stock in one or more series, to establish the number of shares to be included in each series, and to fix the designation, powers, preferences, voting power, and conversion rights of the shares of each series without further vote or action by the Company’s stockholders. The Board of Directors is empowered to increase or decrease the number of shares of any series of the Company’s preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by the Company’s stockholders.

11: Stock-Based Compensation

ZeroFox Holdings, Inc. 2022 Incentive Equity Plan

On August 3, 2022, the Company adopted the 2022 ZeroFox Holdings, Inc. Incentive Equity Plan (the 2022 Plan). The 2022 Plan became effective on the closing of the Business Combination, which also occurred on August 3, 2022. The 2022 Plan provides for the issuance of up to 11,750,135 shares of Common Stock to employees, officers, directors, consultants, and advisors in the form of stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards (RSUs), dividend equivalents, and other stock or cash-based awards. On November 30, 2022, the Board of Directors approved an increase to the number of shares available for issuance under the 2022 plan, effective January 1, 2023. Pursuant to the terms of the 2022 Plan agreement, the shares available for issuance increased by 5% of the shares of Common Stock issued and outstanding at December 31, 2022, or 5,909,396 shares. As of April 30, 2023, there were 11,546,435 shares of Common Stock available for issuance under the 2022 Plan.

Stock-based awards are granted at exercise prices not less than 100% of the fair value of the stock at the date of grant. The Company determines fair value as the closing per share price of its Common Stock on the date the stock-based award is granted. The term of any stock-based award issued under the 2022 Plan may not exceed 10 years from the date of grant. The Company intends to issue new shares to satisfy share options upon exercise.

ZeroFox Holdings, Inc. Employee Stock Purchase Plan

On August 3, 2022, the Company adopted the ZeroFox Holdings, Inc. 2022 Employee Stock Purchase Plan (ESPP). The ESPP is designed to allow eligible employees of the Company and its subsidiaries to purchase shares of Company Common Stock with their accumulated payroll deductions. As of April 30, 2023, and through the date these financial statements were available to be issued, the Company had not implemented and made available the ESPP to its employees.

Stock Options

The Company estimates the fair value of stock options on the date of grant using the Black-Scholes option pricing model. The Black-Scholes option pricing model requires estimates of highly subjective assumptions, which affect the fair value of each stock option. As the Company did not issue any stock options from the Closing Date of the Business Combination to April 30, 2023, this section describes how any such stock-based awards will be fair valued by the Company when they are issued. This section also describes how the Predecessor valued their stock-based awards.

Expected Volatility

As the Company does not have a significant trading history of the shares of its Common Stock to date, the expected volatility will be based on the average historical stock price volatility of comparable publicly-traded companies in its industry peer group, financial, and market capitalization data. The Predecessor utilized the same estimation approach.

Expected Term

The expected term of the Company’s options represents the period that the stock-based awards are expected to be outstanding. The Predecessor utilized the same estimation approach.

The Company will estimate the expected term of its employee awards using the SAB Topic 14 Simplified Method allowed by the FASB and SEC, for calculating expected term as it has limited historical exercise data to provide a reasonable basis upon which to otherwise estimate expected term. The Predecessor utilized the same estimation approach. Certain of the Predecessor's options began vesting prior to the grant date, in which case the Predecessor used the remaining vesting term at the grant date in the expected term calculation.

Risk-Free Interest Rate

The Company will estimate its risk-free interest rate by using the yield on actively traded non-inflation-indexed U.S. treasury securities with contract maturities equal to the expected term. The Predecessor utilized the same estimation approach.

Dividend Yield

The Company has neither declared nor paid dividends to date and does not anticipate declaring dividends. As such, the dividend yield will be estimated to be zero. The Predecessor utilized the same estimation approach.

Fair Value of Underlying Common Stock

The Company will use the closing price of its Common Stock (ZFOX) on the grant date of the stock-based award to represent the fair value of the underlying Common Stock.

The Predecessor's common stock was not publicly traded. As a result, the Predecessor was required to estimate the fair value of their common stock. The Board of Directors of the Predecessor considered numerous objective and subjective factors to determine the fair value of the Predecessor's common stock at each meeting in which awards are approved. The factors considered included, but were not limited to: (i) the results of contemporaneous independent third-party valuations of the respective Predecessor's common stock; (ii) the prices, rights, preferences, and privileges of the respective Predecessor’s series of Preferred Stock relative to those of its common stock; (iii) the lack of marketability of the Predecessor’s common stock; (iv) actual operating and financial results of the Predecessor; (v) current business conditions and projections; (vi) the likelihood of achieving a liquidity event for the Predecessor, such as an initial public offering or sale of the Predecessor, given prevailing market conditions; and (vii) precedent transactions involving the Predecessor’s shares.

The Company used the weighted-average assumptions in the table below to estimate the fair value of stock options. There are no values for the Successor as the Successor has not issued any stock options.

	Successor	Predecessor
Assumptions	April 30, 2023	April 30, 2022
Weighted-average risk-free rate	N/A	1.42%
Weighted-average expected term of the option (in years)	N/A	6.11
Weighted-average expected volatility	N/A	38.84%
Weighted-average dividend yield	N/A	0.00%

A summary of option activity is as follows (Aggregate Intrinsic Value in thousands):

Successor	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding as of January 31, 2023	7,869,050	$1.5454	5.83	$(4,572)
Granted	—	—
Exercised	(473,346)	0.1696
Cancelled	(175,012)	6.2390
Outstanding as of April 30, 2023	7,220,692	1.5177	5.75	(4,006)
Vested as of April 30, 2023	5,785,441	1.0855	5.23	(709)
Vested and expected to vest as of April 30, 2023	6,718,342	$1.3875	5.60	$(2,852)

Predecessor	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding as of February 1, 2022	21,715,815	$0.4398	6.54	$41,699
Granted	994,750	2.3600
Exercised	(314,826)	0.2574
Cancelled	(199,253)	1.4631
Outstanding as of April 30, 2022	22,196,486	0.5192	6.68	40,858
Vested as of April 30, 2022	14,011,708	0.2491	5.52	29,577
Vested and expected to vest as of April 30, 2022	19,331,756	$0.4507	6.38	$36,910

The Company did not grant any options during the three month's ended April 30, 2023. The weighted-average grant-date fair value of options granted during the Quarter to Date Predecessor Period was $0.9851. The total intrinsic value of options exercised during the three month's ended April 30, 2023, was $0.4 million. The total intrinsic value of options exercised during the Quarter to Date Predecessor Period was $0.7 million.

RSUs

The fair value of RSUs is based on the closing price of our Common Stock on the date of grant.

The Predecessor did not grant RSUs during the three months ended April 30, 2022. A summary of RSU activity is as follows:

Successor	Shares	Weighted-Average Grant Date Fair Value
Outstanding as of January 31, 2023	2,802,426	$4.64
Granted	4,586,704	$1.80
Vested	—	$—
Cancelled	(124,000)	$4.59
Outstanding as of April 30, 2023	7,265,130	$2.84

RSUs granted under our stock incentive plans generally vest over a period of one to four years. Our outstanding RSUs vest upon the satisfaction of a service-based vesting condition.

Stock-Based Compensation Expense

The Company recognized non-cash, stock-based compensation expense in the accompanying Condensed Consolidated Statements of Comprehensive Loss as follows (in thousands):

	Successor	Predecessor
	Three months ended April 30, 2023	Three months ended April 30, 2022
Cost of revenue - subscription	$7	$9
Cost of revenue - services	6	1
Research and development	168	55
Sales and marketing	233	85
General and administrative	685	224
Total stock-based compensation expense	$1,099	$374

Unrecognized compensation cost related to outstanding stock options totaled $2.7 million as of April 30, 2023, which is expected to be recognized over a weighted-average remaining period of 2.2 years.

Unrecognized compensation cost related to outstanding RSUs totaled $18.2 million as of April 30, 2023, which is expected to be recognized over a weighted-average remaining period of 3.1 years.

12: Income Taxes

For the three months ended April 30, 2023, the benefit from income taxes was $3.1 million. The effective tax rate of 14.58% differs from the statutory rate primarily as result of a change in the valuation allowance related to deductible temporary differences and carryforwards originating during the period, and the impact of state taxes.

For the Quarter to Date Predecessor Period, the provision for income taxes was $0.1 million. The effective tax rate of 0% differs from the statutory rate primarily as result of a change in the valuation allowance related to deductible temporary differences and carryforwards originating during the period.

At April 30, 2023, and January 31, 2023, the Company recorded gross unrecognized tax benefits of approximately $0.8 million, $0.7 million of which, if recognized, would impact the Company's effective tax rate. The Predecessor had no unrecognized tax benefits recorded as of April 30, 2022. Interest and penalties accrued related to uncertain tax positions were $0.1 million and $0.1 million at April 30, 2023, and January 31, 2023, respectively.

13: Related Party Transactions

Baltimore Headquarters Lease

The Company leases office space in Baltimore, Maryland. The lessor is owned and operated by the Company’s chief executive officer. The lease expired on February 28, 2023, and the Company continued to lease the facility on a month-to-month basis. On April 21, 2023, the lease agreement was amended to extend the lease for an additional three-year term through February 28, 2026.

The Company incurred rent expense of $0.1 million during the three months ended April 30, 2023, and the Predecessor incurred rent expense of $0.1 million during the three months ended April 30, 2022. As of April 30, 2023, and January 31, 2023, the Company had leasehold improvements of $0.1 million, net of accumulated depreciation of $0.1 million. The lessor holds a $0.1 million security deposit that is refundable at the end of the lease term.

Cyveillance Acquisition Sublease and Transition Support Agreement

As part of the consideration for the Cyveillance Acquisition, the Predecessor issued Predecessor Series E redeemable convertible preferred stock to LookingGlass. As a result, LookingGlass is a related party of the Predecessor. Through the conversion of Predecessor stock to Common Stock of the Company as part of the Business Combination, LookingGlass was a related party of the Company. The Company acquired the remaining portion of the LookingGlass business on April 21, 2023. Effective September 30, 2020, as part of the Cyveillance Acquisition, the Predecessor entered into a sublease agreement with LookingGlass for office space in Reston, Virginia. The Predecessor incurred rent expense of $0.1 million during the three months ended April 30, 2022. The initial term of the sublease ended on July 31, 2022, and the Predecessor elected not to renew. The Predecessor and LookingGlass also entered into a transition support agreement. The agreement stipulates that the Predecessor will reimburse LookingGlass for services performed as part of the transition. For the three months ended April 30, 2022, the Predecessor did not incur any expense under the transition support agreement. The transition support agreement expired on July 31, 2022.

14: Commitments and Contingencies

Sales and Other Taxes

The Company’s cloud solutions and services are subject to sales and other taxes in certain jurisdictions where the Company does business. The Company bills sales and other taxes to customers and remits these to the respective government authorities. Taxing jurisdictions have differing rules and regulations, which are subject to varying interpretations that may change over time. There may be assessments for sales tax jurisdictions in which the Company has not accrued a sales tax liability. The Company has been unable to assess the probability, or estimate the amount, of this exposure. There were no pending reviews as of April 30, 2023.

Prior to January 1, 2022, IDX did not collect U.S. sales and use tax from its customers for its services. During 2020, IDX engaged an external tax consultant to perform a full U.S. sales tax nexus study and analysis. IDX accrued and reflected historical liabilities in its financial statements and was filing Voluntary Disclosure Agreements (VDA) in relevant U.S. jurisdictions. Beginning January 1, 2022, IDX began collecting, reporting, and remitting appropriate U.S. sales tax from its customers in all applicable jurisdictions. As of April 30, 2023, the Company recorded an accrual of $1.3 million for IDX sales and use taxes that were not remitted prior to January 31, 2022.

Employee Benefit Plan

The Predecessor’s 401(k) plan (the “Predecessor's 401(k) Plan”) was established in 2014 to provide retirement and incidental benefits for its employees. As allowed under Section 401(k) of the Internal Revenue Code, the Predecessor's 401(k) Plan provides tax-deferred salary deductions for eligible employees. Contributions to the Predecessor's 401(k) Plan are limited to a maximum amount as set periodically by the Internal Revenue Service. To date, the Company has not made any contributions to the Predecessor's 401(k) Plan.

The Company maintains a separate defined contribution 401(k) plan, whereby legacy IDX employees meeting certain requirements are eligible to participate. Eligible participants may contribute a portion of their compensation to the plan and the Company may make matching contributions. The Company may make discretionary contributions to the plan at its option. The Company contributed $0.1 million to the plan during the three months ended April 30, 2023.

General Litigation

In the ordinary course of business, the Company is involved in various disputes. In the opinion of management, the amount of liability, if any, resulting from the final resolution of these matters will not have a material impact on the Company’s consolidated financial position, results of operations, or cash flows. The Company was not involved in any pending litigation as of April 30, 2023.

Warranties and Indemnification

The Company’s enterprise cloud platform is typically warranted to perform in a manner consistent with general industry standards that are reasonably applicable and materially in accordance with the Company’s online help documentation under normal use and circumstances.

The Company’s arrangements generally include certain provisions for indemnifying customers against liabilities if its services infringe a third-party’s intellectual property rights. To date, the Company has not incurred any material costs because of such obligations and has not accrued any liabilities related to such obligations in the accompanying condensed consolidated financial statements.

The Company has also agreed to indemnify its directors and executive officers for costs associated with any fees, expenses, judgments, fines, and settlement amounts incurred by any of these persons in any action or proceeding to which any of those persons is, or is threatened to be, made a party by reason of the person’s service as a director or officer, including any action by the Company, arising out of that person’s services as the Company’s director or officer or that person’s services provided to any other company or enterprise at the Company’s request. The Company maintains director and officer insurance coverage that would generally enable the Company to recover a portion of any future amounts paid. The Company may also be subject to indemnification obligations by law with respect to the actions of its employees under certain circumstances and in certain jurisdictions.

Purchase Commitments

The Company has a non-cancelable purchase commitment of $10.8 million related to two months of outsourced credit monitoring services provided to the Company’s largest customer as of April 30, 2023. The dollar amount and length of this commitment is determined by the customer’s exercise of annual option periods.

Index to Financial Statements

ID Experts Holdings, Inc.

ID Experts Holdings, Inc. and Subsidiary

Condensed Consolidated Statement of Income (Unaudited)

(in thousands, except share data)	Three Months Ended March 31, 2022

Revenue (1)	$27,474
Cost of revenue (1)	21,265

Gross profit	6,209

Operating expenses
Research and development	1,450
Sales and marketing (1)	1,896
General and administrative (1)	2,823
Total operating expenses	6,169

Income from operations	40

Other expense
Interest expense, net	120
Other expense (1)	272
Total other expense	392
Loss before income taxes	(352)

Income tax benefit	(94)

Net loss after tax	$(258)

Net loss attributable to common stockholders, basic and diluted	$(258)
Net loss per share attributable to common stockholders, basic and diluted	$(0.02)
Weighted-average shares used in computation of net loss per share attributable to common stockholders, basic and diluted:	12,656,363

(1) See Note 9 for amounts attributable to related parties included in these line items.

See notes to condensed consolidated financial statements

ID Experts Holdings, Inc. and Subsidiary

Condensed Consolidated Statement of Redeemable Convertible Preferred Stock and Stockholders' Deficit (Unaudited)

	Preferred Stock
	Series A-1		Series A-2				Additional
(in thousands, except for share data)	Redeemable Convertible Preferred Stock		Redeemable Convertible Preferred Stock		Common Stock		Paid-in Capital	Accumulated Deficit	Stockholders' Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance—December 31, 2021	5,882,350	$10,000	26,069,330	$54,902	11,671,845	$1	$-	$(70,235)	$(70,234)
Preferred stock issued	—	—	124,994	264	—	—	—	—	—
Common stock issued	—	—	—	—	1,001,822	—	2	—	2
Stock-based compensation expense	—	—	—	—	—	—	6	—	6
Net loss	—	—	—	—	—	—	—	(258)	(258)
Balance—March 31, 2022	5,882,350	$10,000	26,194,324	$55,166	12,673,667	$1	$8	$(70,493)	$(70,484)

See notes to condensed consolidated financial statements.

ID Experts Holdings, Inc. and Subsidiary

Condensed Consolidated Statement of Cash Flows (Unaudited)

(in thousands)	Three Months Ended March 31, 2022

Cash flows from operating activities:
Net loss	$(258)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	20
Amortization of debt issuance cost	1
Stock-based compensation	6
Gain on warrant exercised	(8)
Change in fair value of debt	279
Deferred tax expense	85
Provision for doubtful accounts	(97)
Changes in operating assets and liabilities:
Accounts receivable	(1,125)
Deferred contract acquisition costs	(30)
Prepaid expenses and other assets	(426)
Accounts payable	184
Accrued compensation, accrued expenses, and other current liabilities	(794)
Deferred revenue	(92)
Net cash used in operating activities	(2,255)

Cash flows from investing activities:
Purchases of property and equipment	(36)
Net cash used in investing activities	(36)

Cash flows from financing activities:
Exercise of stock options	2
Net cash provided by financing activities	2

Net decrease in cash, cash equivalents, and restricted cash	(2,289)

Cash, cash equivalents, and restricted cash, beginning of period	17,986

Cash, cash equivalents, and restricted cash, end of period	$15,697

Supplemental Cash Flow Information:
Cash paid for interest	$117
Non-cash financing and investing activities:
Increase in redeemable convertible preferred stock	$(264)
Decrease in accrued expense	272
Increase in retained earnings	(8)

See notes to condensed consolidated financial statements

ID Experts Holdings, Inc. and Subsidiary

Notes to Condensed Consolidated Financial Statements (unaudited)

1: Organization and Description of Business

ID Experts Holdings, Inc. and subsidiary (the “Company”) believes it has a leading position in the United States by revenues as a provider of data breach response services, and associated identity and privacy protection services, to both government and commercial entities. The Company's data breach solutions include prevention, detection, forensic services, notification, and recovery assistance. The Company's membership subscriptions include credit and non-credit monitoring, prevention tools, and unlimited recovery assistance. ID Experts Holdings, Inc. was incorporated in the State of Delaware in 2016 at which time Identity Theft Guard Solutions, Inc., the primary operating entity, became the wholly owned subsidiary of ID Experts Holdings, Inc. in 2016 during its recapitalization. The Company serves clients throughout the United States of America and its headquarters are in Portland, Oregon.

On December 15, 2021, the Company’s board of directors approved a business combination agreement, which was entered into as of December 17, 2021 and announced publicly on December 20, 2021. The business combination agreement details a transaction where the Company is to be merged with ZeroFox, Inc. (“ZeroFox”) and L&F Acquisition Corp., a special purpose acquisition corporation (SPAC) and a publicly traded company. As noted in Note 2b., the transaction will be accounted for in one of two ways. In each scenario, the Company is expected to be the legal and accounting acquiree. The transaction, which is expected to close in mid-2022, is subject to regulatory approvals and customary closing conditions.

2: Summary of Significant Accounting Policies

a. Basis of Presentation

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”) set forth by the Financial Accounting Standards Board (FASB). References to U.S. GAAP issued by the FASB in these notes to the consolidated financial statements are to the FASB Accounting Standards Codification (ASC).

b. Emerging Growth Company Status

The Company is an “emerging growth company,” (“EGC”) as defined in the Jumpstart Our Business Startups Act, (the “JOBS Act”), and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not EGCs. The Company may take advantage of these exemptions until it is no longer an EGC under Section 107 of the JOBS Act and has elected to use the extended transition period for complying with new or revised accounting standards. As a result of this election, the Company’s financial statements may not be comparable to companies that comply with public company Financial Accounting Standards Board (“FASB”) standards’ effective dates.

The Company is in the process of merging with a publicly traded Special Purpose Acquisition Company (a “SPAC”), which will be accounted for in one of two ways depending on the redemption elections of the SPAC shareholder; (1) assuming minimum redemption, the merger will be accounted for as a reverse recapitalization in accordance with U.S. GAAP or (2) assuming maximum redemption, ZeroFox will be considered a variable interest entity and the merger will be accounted for as an acquisition by the SPAC of ZeroFox in accordance with U.S. GAAP. Refer to Note 1 for more information regarding the transaction. If the transaction were to be consummated, the surviving company will remain an emerging growth company until the earliest of (i) the last day of the surviving company’s first fiscal year following the fifth anniversary of the completion of the SPAC’s initial public offering, (ii) the last day of the fiscal year in which the surviving company has total annual gross revenue of at least $1.07 billion, (iii) the last day of the fiscal year in which the surviving company is deemed to be a large accelerated filer, which means the market value of the surviving company’s common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th or (iv) the date on which the surviving company’s has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

c. Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company. All intercompany balances and transactions have been eliminated in consolidation.

d. Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the amounts of revenues and expenses reported during the period. Such estimates include assumptions used in the allocation of revenue, long-lived assets, liabilities, depreciable lives of assets, stock-based compensation, and deferred income taxes. Actual results could differ from those estimates, and such differences may be material to the consolidated financial statements.

e. Cash and Cash Equivalents

Cash and cash equivalents consist of business checking accounts. The Company considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents. The Company generally places its cash and cash equivalents with major financial institutions deemed to be of high-credit-quality in order to limit its credit exposure. The Company maintains its cash accounts with financial institutions where, at times, deposits exceed federal insurance limits. Cash and cash equivalents are carried at cost, which, due to their short-term nature, approximate fair value.

f. Revenue Recognition

In accordance with ASC 606, revenue is recognized when a customer obtains control of promised products or services. The amount of revenue recognized reflects the consideration that the Company expects to be entitled to receive in exchange for those products or services. To achieve the core principle of this standard, the Company applies the following five steps:

a)
Identify Contracts with Customers,
b)
Identify the Performance Obligations in the Contract,
c)
Determine the Transaction Price,
d)
Allocate the Transaction Price to Performance Obligations in the Contract, and
e)
Recognize Revenue When or As Performance Obligations are Satisfied.

For arrangements with multiple performance obligations, the Company allocates total consideration to each performance obligation on a relative fair value basis based on management’s estimate of stand-alone selling price (SSP).

The following table illustrates the timing of the Company’s revenue recognition:

Three Months Ended March 31, 2022
Breach - point in time	10.9%
Breach - over time	85.1%
Membership services - over time	4.0%

As discussed in Note 7, all revenue was recognized over time prior to the adoption of ASC 606.

Breach Services

The Company’s breach services revenue consists of contracts with various combinations of notification, project management, communication services, and ongoing identity protection services. Performance periods generally range from one to three years. Payment terms are generally between thirty and sixty days. Contracts generally do not contain significant financing components. The pricing for the Company’s breach services contracts is structured as either fixed price or variable price. In fixed price contracts, a fixed total price or fixed per-impacted-individual price is charged for the total combination of services. For variable price breach services contracts, the breach communications component, which includes notifications and call center, is charged at a fixed total fee and ongoing identity protection services are charged as incurred using a fixed price per enrollment. Fixed fees are generally billed at the time the statement of work is executed and are due upon receipt. Large, fixed-fee contracts are typically billed 50% upfront and due upon receipt with the remaining 50% invoiced 30 days later with net 30 terms. For variable price contracts the charges for identity protection services are billed monthly for the prior month and are due net 30.

Membership Services

The Company provides membership services through its employer groups and strategic partners as well as directly to end-users through its website. Membership services consist of multiple, bundled identity and privacy product offerings and provide members with ongoing identity protection services. For membership services, revenue is recognized ratably over the service period. Performance periods are generally one year. Payments from employer groups and strategic partners are generally collected monthly. Payments from end-users are collected up front.

Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. No losses on uncompleted contracts were recognized for the three months ended March 31, 2022.

Significant Judgments

Significant judgments and estimates are required under ASC 606. Due to the complexity of certain contracts, the actual revenue recognition treatment required under ASC 606 for the Company’s arrangements may be dependent on contract-specific terms and may vary in some instances. The Company’s contracts with customers often include promises to transfer multiple services including project management services, notification services, call center services, and identity protection services. Determining whether services are distinct performance obligations that should be accounted for separately requires significant judgment.

The Company is required to estimate the total consideration expected to be received from contracts with customers, including any variable consideration. Once the estimated transaction price is established, amounts are allocated to performance obligations on a relative SSP basis. The Company’s breach business derives revenue from two main performance obligations: (i) notification and (ii) combined call center and monitoring services, described further in Note 7.

At contract inception, the Company assesses the products and services promised in the contract to identify each performance obligation and evaluates whether the performance obligations are capable of being distinct and are distinct within the context of the contract. Performance obligations that are not both capable of being distinct and are distinct within the context of the contract are combined and treated as a single performance obligation in determining the allocation and recognition of revenue. Determining whether products and services are considered distinct performance obligations requires significant judgment. In determining whether products and services are considered distinct performance obligations, the Company assesses whether the customer can benefit from the products and services on their own or together with other readily available resources and whether our promise to transfer the product or service to the customer is separately identifiable from other promises in the contract.

Judgment is required to determine the SSP for each distinct performance obligation. The Company rarely sells its individual breach services on a standalone basis and accordingly, the Company is required to estimate the range of SSPs for each performance obligation. In instances where the SSP is not directly observable because the Company does not sell the service separately, the Company reviews information that includes historical discounting practices, market conditions, cost-plus analysis, and other observable inputs to determine an appropriate SSP. The Company typically has more than one SSP for individual performance obligations due to the stratification of those items by classes of customers, size of breach, and other circumstances. In these instances, the Company may use other available information such as service inclusions or exclusions, customizations to notifications, or varying lengths of call center or identity protection services in determining the SSP.

If a group of agreements are so closely related to each other that they are in effect part of a single arrangement, such agreements are deemed to be one arrangement for revenue recognition purposes. The Company exercises judgment to evaluate the relevant facts and circumstances in determining whether the separate agreements should be accounted for separately or as, in substance, a single arrangement. The Company’s judgments about whether a group of contracts comprises a single arrangement can affect the allocation of consideration to the distinct performance obligations, which could have an effect on results of the Company’s operations for the periods presented.

The Company has not experienced significant refunds to customers. The Company’s estimates related to revenue recognition may require significant judgment and the change in these estimates could have an effect on the Company’s results of operations during the periods involved.

Contract Balances

The timing of revenue recognition may differ from the timing of invoicing to customers and these timing differences result in receivables, contract assets, or contract liabilities (deferred revenue) on the Consolidated Balance Sheets. The Company records a contract asset when revenue is recognized prior to invoicing and records a deferred revenue liability when revenue is expected to be recognized after invoicing. For the Company’s breach services agreements, customers are typically invoiced at the beginning of the arrangement for the entire contract. When the breach agreement includes variable components related to as-incurred identity protection services, customers are invoiced monthly for the duration of the enrollment or call center period.

Unbilled accounts receivable, which consists of services billed one month in arrears, was $7.1 million as of March 31, 2022. These unbilled amounts are included in accounts receivable as the Company has the unconditional right to receive this consideration.

Contract assets are presented as other receivables within the Consolidated Balance Sheets and primarily relate to the Company’s rights to consideration for work completed but not billed on service contracts. Contract assets are transferred to receivables when the Company invoices the customer. Contract liabilities are presented as deferred revenue and relate to payments received for services that are yet to be recognized in revenue.

During the three months ended March 31, 2022, the Company recognized $2.5 million of revenue that was included in deferred revenue at the end of the preceding year. All other deferred revenue activity is due to the timing of invoices in relation to the timing of revenue, as described above. The Company expects to recognize as revenue approximately 69% of its March 31, 2022, deferred revenue balance in the remaining three quarters of 2022, 11% in the three months ended March 31, 2023, and the remainder thereafter.

In instances where the timing of revenue recognition differs from that of invoicing, the Company has determined that its contracts do not include a significant financing component. The primary purpose of invoicing terms is to provide customers with simplified and predictable ways of purchasing the Company's services and not to facilitate financing arrangements.

Government Contracts

The Company evaluates arrangements with governmental entities containing fiscal funding or termination for convenience provisions, when such provisions are required by law, to determine the probability of possible cancellation. The Company considers multiple factors including the history with the customer in similar transactions and the budgeting and approval processes undertaken by the governmental entity. If the Company determines upon execution of these arrangements that the likelihood of cancellation is remote, it then recognizes revenue for such arrangements once all relevant criteria have been met. If such a determination cannot be made, revenue is recognized upon the earlier of cash receipt or approval of the applicable funding provision by the governmental entity for such arrangements.

g. Contract Costs

The Company capitalizes costs to obtain a contract or fulfill a contract. These costs are recorded as deferred contract acquisitions costs on the Consolidated Balance Sheets. Costs to obtain a contract for a new customer are amortized on a straight-line basis over the estimated period of benefit. The Company determined the estimated period of benefit by taking into consideration the contractual term. The Company periodically reviews the carrying amount of the capitalized contract costs to determine whether events or changes in circumstances have occurred that could affect the period of benefit. Amortization expense associated with costs to fulfill a contract is recorded to cost of services on the Consolidated Statements of Income. Amortization expense associated with costs to obtain a contract (sales commissions) is recorded to sales and marketing expense on the Consolidated Statements of Income.

h. Cost of Services

Cost of services consists of fees to outsourced service providers for credit monitoring, call center operation, notification mailing, insurance, and other miscellaneous services and internal labor costs. Costs incurred for breach service contracts represent fulfillment costs. These costs are deferred within capitalized contract costs and recognized in relation to revenue recorded over the combined service and membership terms. The remainder of cost of services are expensed as incurred. Relevant depreciation and amortization are included in cost of services.

i. Research and Development

Research and development expenses primarily consist of personnel costs and contractor fees related to the bundling of other third-party software products that are offered as one combined package within the Company’s product offerings. Personnel costs include salaries, bonuses, stock-based compensation, employer-paid payroll taxes, and an allocation of our facilities, benefits, and internal IT costs. Research and development costs are expensed as incurred.

j. Debt Issuance Costs

Fees paid to lenders and service providers in connection with the origination of debt are capitalized as debt issuance costs and presented as a direct deduction from the carrying value of the associated debt liability. As of March 31, 2022, the debt issuance costs presented on the consolidated balance sheet as a reduction to debt was $0.01 million.

k. Advertising

Advertising costs are expensed as incurred. Advertising costs amounted to $0.3 million for the three months ended March 31, 2022.

l. Stock-Based Compensation

The Company grants stock options to purchase common stock to employees with exercise prices equal to the fair market value of the underlying stock as determined by the Board of Directors and management. The Board of Directors, with the assistance of outside valuation experts, determines the fair value of the underlying stock by considering several factors including historical and projected financial results, the risks the Company faced on the grant date, the preferences of the Company’s debt holders and preferred stockholders, and the lack of liquidity of the Company’s common stock.

The fair value of each stock option award is estimated using the Black-Scholes-Merton valuation model. Such value is recognized as expense over the requisite service period using the straight-line method, net of forfeitures as they occur.

Excess tax benefits of awards that relate to stock option exercises are reflected as operating cash inflows. Stock-based compensation expense recognized in the Company’s consolidated financial statements for options amounted to $0.01 million for the three months ended March 31, 2022.

m. Earnings (Loss) per Share

Series A-1 and A-2 Preferred Stock are participating securities due to their rights to receive dividends. The Company calculates EPS under the two-class method. In the two-class method, all earnings (distributed and undistributed) are allocated to each class of common stock and participating securities. The allocation between common stock and participating securities is based upon the rights to dividends for the two types of securities.

For periods of net income and when the effects are not anti-dilutive, the Company calculates diluted earnings per share by dividing net income available to common shareholders by the weighted average number of common shares plus the weighted average number of common shares assuming the conversion of the Company’s convertible notes, as well as the impact of all potentially dilutive common shares. Potentially dilutive common shares consist primarily of common stock options using the treasury stock method. For periods of net loss, shares used in the diluted earnings (loss) per share calculation equals the amount of shares in the basic EPS calculation as including potentially dilutive shares would be anti-dilutive.

n. Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash balances and trade accounts receivable. The Company maintains cash balances at two financial institutions. The balances, at times, exceed federally insured limits. As of March 31, 2022, balances exceeded federally insured limits by $15.7 million. The Company has not experienced any losses in such accounts, and believes it is not exposed to any significant credit risk from cash. Concentrations of credit with respect to accounts receivables are generally limited due to the large number of customers, outside the U.S. Government, comprising the Company's customer base and their dispersion across different industries.

The Company generated 75% of its revenue in for the three months ended March 31, 2022, from the U.S. Government, who generally pays invoices in less than thirty days and is deemed to be a low credit risk. On March 31, 2022, accounts receivables from the U.S. Government made up 62% of the Company’s outstanding accounts receivables.

o. Income Taxes

The Company provides for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax effect of differences between recorded assets and liabilities and their respective tax basis along with operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the rate change becomes effective. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained in the event of a tax audit. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest related to unrecognized tax benefits in income tax expense, $0.1 million in penalties and interest have been accrued to expense as of March 31, 2022, and are discussed further in Note 11.

Deferred tax assets are reduced by a valuation allowance when in management’s opinion it is more likely than not that some portion or all the deferred tax assets will not be realized. The Company considers the future reversal of existing taxable temporary differences, taxable income in prior carryback years, projected future taxable income, and tax planning strategies in making this assessment. The Company’s valuation allowance is based on all available positive and negative evidence, including its recent financial operations, evaluation of positive and negative evidence with respect to certain specific deferred tax assets (including evaluating sources of future taxable income) to support the realization of the deferred tax assets.

The Company's income tax returns are generally subject to examination by taxing authorities for a period of three years from the date they are filed. Tax authorities may have the ability to review and adjust net operating loss or tax credit carryforwards that were generated prior to these periods if utilized in an open tax year. As of March 31, 2022, the Company’s income tax returns for the years ended December 31, 2016 through 2021 are subject to examination by the Internal Revenue Service and applicable state and local taxing authorities.

p. Sales and Use Taxes

The Company collects sales tax in various jurisdictions. Upon collection from customers, it records the amount as a payable to the related jurisdiction. On a periodic basis, it files a sales tax return with the jurisdictions and remits the amounts indicated on the return.

q. Segment Reporting

Operating segments are identified as components of an enterprise for which separate discrete financial information is available for evaluation by the chief operating decision maker, the chief executive officer, or decision-making group, in making decisions on how to allocate resources and assess performance. The Company views its operations and manages its business as one operating segment. All revenue has been generated and all assets are held in the United States.

r. Deferred Rent and Lease Incentives

Rent expense and lease incentives from the Company’s operating leases are recognized on a straight-line basis over the lease term. The Company’s operating lease includes rent escalation payment terms and a rent-free period. Deferred rent represents the difference between actual operating lease payments and straight-line rent expense over the term of the lease.

s. Standards Issued and Adopted

In May 2021, the FASB issued ASU 2021-04, Earnings per Share (“Topic 260”), Debt – Modifications and Extinguishments (“Subtopic 470-50”), Compensation – Stock Compensation (“Topic 718”), and Derivatives and Hedging – Contracts in Entity’s Own Equity (“Subtopic 815-40”). ASU 2021-04 clarifies the accounting by issuers for modifications or exchanges of equity-classified warrants and is effective for fiscal years starting after December 15, 2021. IDX adopted ASU 2021-04 effective as of January 1, 2022. The adoption of ASU 2021-04 did not have an impact on the consolidated financial statements.

t. Standards Issued but Not Yet Effective

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This guidance is intended to improve financial reporting for leasing transactions. The standard is effective for the Company for annual reporting periods beginning after December 15, 2021, and early adoption is permitted. Upon adoption, the Company will be required to record right-of-use assets and lease liabilities on its Consolidated Balance Sheets for leases which were historically classified as operating leases. The Company expects the adoption to have a material increase on the assets and liabilities recorded on its Consolidated Balance Sheets. The Company does not expect a material impact to its Consolidated Statement of Comprehensive Loss or Consolidated Statement of Cash Flows following adoption.

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments, which amends the accounting for credit losses for most financial assets and certain other instruments. The standard requires that entities holding financial assets that are not accounted for at fair value through net income be presented at the net amount expected to be collected. An allowance for credit losses will be a valuation account that will be deducted from the amortized cost basis of the financial asset to present the net carrying value at the amount expected to be collected on the financial asset. The standard is effective for the Company for annual reporting periods beginning in fiscal year 2023. The Company does not believe the adoption will have a material impact on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (Topic 740). The amendments will remove certain exceptions for recognizing deferred taxes for investments, performing intra-period allocation and calculating income taxes in interim periods. The ASU also adds guidance to reduce complexity in certain areas, including recognizing deferred taxes for tax goodwill and allocating taxes to members of a consolidated group. The amendments are effective for annual periods beginning after December 15, 2021, and interim periods within annual periods beginning after December 15, 2022. IDX is currently evaluating the impact of ASU 2019-12 on its consolidated financial statements and related disclosures.

In March 2020, the FASB issued ASU No. 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (Topics: 470-20, 815-40). The standards reduce the number of accounting models for convertible instruments and allows more contracts to qualify for equity classification. The standard also amends diluted EPS calculations for convertible instruments and amends the requirements for a contract (or embedded derivative) that is potentially settled in an entity’s own shares to be classified in equity. The standard is effective for the Company for all interim and annual periods of our fiscal year ending December 31, 2024. Early adoption is permitted. IDX is currently evaluating the impact of ASU 2020-06 on its consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40). ASU 2020-06 simplifies the accounting for convertible instruments by eliminating large sections of the existing guidance in this area. It also eliminates several triggers for derivative accounting, including a requirement to settle certain contracts by delivering registered shares. The standard is effective for the Company for all interim and annual periods of our fiscal year ending December 31, 2024. Early adoption is permitted. IDX is currently evaluating the impact of ASU 2020-06 on its consolidated financial statements.

3: Revenue from Contracts with Customers

Performance Obligations

The Company’s primary performance obligations under breach services contracts are notification services and combined call center and monitoring services. These were determined by reviewing all of the services provided within the Company’s contracts and establishing whether each service is capable of being distinct and capable of being distinct within the context of the contract. With each performance obligation, the customer can benefit from the service either on its own or together with other resources readily available and it is separately identifiable from other promises in the contract.

The following table summarizes breach revenue from contracts with customers for the years ended March 31, 2022 (in thousands):

Three Months Ended March 31, 2022
Notification services	$2,985
Call center and monitoring services	23,382
Total breach services	$26,367

Notification Services

The Company’s notification and mailing services include project management, postage, and setup costs to develop notification templates that will be printed and mailed to the customer’s impacted population. These notifications are typically printed by the Company’s third-party printers and mailed via USPS. The Company recognizes revenue for notification services upfront upon the date that the notifications are mailed, which typically coincides with the call center start date. The Company is deemed to be the principal in these transactions as it is primarily responsible for fulfilling the obligation, has full discretion in price setting, and controls the notification services before the resulting notifications are transferred to the customer.

Call Center and Identity Protection Services

Call center services consist of fees charged to setup an incident-specific call center and website for the population of impacted individuals. The call center component of The Company’s services serves as a facilitation of its identity protection services and revenue is recognized ratably over the term of the arrangement, which typically lasts for 15 months total (3 months for the call center/enrollment period plus 12 months of identity protection services). Identity Protection services consist of fees charged to continually monitor individuals’ credit and identity. Additional services are bundled with identity protection services such as non-credit reporting, alerts, and insurance. The Company typically invoices for these services upfront for fixed price contracts. For variable price contracts, the Company typically invoices the call center services upfront and the notification services and identity protection services on a monthly basis, as incurred, over the enrollment period. The timing and content of billings may vary based on individual contracts, but such variances usually only occur with the largest breach contracts.

Membership Services

For the three months ended March 31, 2022, revenue from consumer membership services was 4.0% of total revenue. For the three months ended March 31, 2022, no single consumer membership services customer exceeded 10% of total revenue.

Timing of Revenue Recognition

As a result of the adoption of the new revenue recognition guidance, the timing of recognition of certain performance obligations has changed. For example, most breach services contracts contain distinct performance obligations and now have a portion of revenue recognized up front, whereas these arrangements were previously recognized over time. In addition, allocating the transaction price on a relative SSP basis under the new guidance has generally resulted in an acceleration of revenue of point-in-time performance obligations.

Contract Costs

During the three months ended March 31, 2022, the Company recognized $2.6 million of amortization expense of capitalized contract costs. Contract costs include fulfillment costs and costs to obtain contracts. There were no impairment losses recognized for the three months ended March 31, 2022.

Remaining Performance Obligations

Remaining performance obligations represent contracted revenue that has not been recognized, which include contract liabilities and amounts that will be billed and recognized as revenue in future periods. As of March 31, 2022, the Company had $30.2 million of remaining performance obligations. The approximate percentages expected to be recognized as revenue in the future are as follows (in thousands, except percentages):

	0-12 Months	13-24 Months	Over 24 Months	Total Remaining Performance Obligations
Breach services	94%	4%	2%	$29,656
Consumer membership services	100%	0%	0%	591
Total	94%	4%	2%	$30,247

4: Redeemable Convertible Preferred Stock

Series A-1 Redeemable Convertible Preferred Stock

On July 29, 2016, the Company’s board of directors approved the issuance of up to 6,000,000 shares of Series A-1 preferred stock, par value $0.0001. The original issuance price of the Series A-1 preferred stock was $0.85. Series A-1 preferred stock is recorded at the maximum redemption value per the agreement in redeemable convertible preferred stock on the consolidated balance sheet.

Dividends

If a dividend is declared on common stock, the stockholders of Series A-1 preferred stock are entitled to receive an amount equal to the dividend they would receive if the shares were converted to common stock. If a dividend is declared on a class of shares that is not convertible to common stock, the convertible preferred stockholders receive an amount determined by (A) dividing the amount of the dividend payable on each class of stock by the original price of such class and (B) multiplying the faction by the original issue price of the convertible preferred stock. The convertible preferred stockholders must receive their pro-rata dividends before or concurrent with any dividend payable to common stockholders. No dividends have been approved or declared by the board of directors related to the Company’s Series A-1 preferred stock.

Liquidation

In a liquidation event, excluding a public offering, stockholders of the Series A-1 preferred stock shall receive any declared and unpaid dividends, plus the higher of a liquidation preference of $0.85 per share, or the value the stockholders would receive if shares were converted to common stock and Series B preferred stock.

Redemption

The Series A-1 preferred stock is redeemable at the option of the stockholders seven years after original issuance, which is outside of the Company’s control, and therefore, is classified as temporary equity in the consolidated balance sheets. The redemption price is the higher of the fair market value of the shares upon conversion to common stock or the original issuance price plus any declared and unpaid dividends. The fair market value of the shares shall not exceed any amount which is greater than two times (2x) the original issue price.

Conversion

Stockholders may convert their preferred shares into an equal quantity of common stock and Series B preferred stock at their election. In the event of a Qualified IPO, which is defined in the Company’s amended and restated certificate of incorporation as upon the closing of the sale of shares of common stock to the public at a price of $2.6325 per share, resulting in at least $50.0 million in gross proceeds, the Series A-1 preferred stock automatically convert to common stock and Series B preferred stock.

Voting

Stockholders of Series A-1 preferred stock are entitled to cast the number of votes equal to the number of whole shares of common stock their preferred shares would convert into as of the record date.

Series A-2 Redeemable Convertible Preferred Stock

On July 29, 2016, the Company’s board of directors approved the issuance of up to 27,000,000 of Series A-2 preferred stock, par value $0.0001. The original issuance price of the Series A-2 preferred stock was $1.053. Series A-2 preferred stock is recorded at the maximum redemption value per the agreement in redeemable convertible preferred stock on the consolidated balance sheet.

Dividends

If a dividend is declared on common stock, the stockholders of Series A-2 preferred stock are entitled to receive an amount equal to the dividend they would receive if the shares were converted to common stock. If a dividend is declared on a class of shares that is not convertible to common stock, the convertible preferred stockholders receive an amount determined by (A) dividing the amount of the dividend payable on each class of share by the original price of such class and (B) multiplying the faction by the original issue price of the convertible preferred stock. The convertible preferred stockholders must receive their pro-rata dividends before or concurrent with any dividend payable to the common stockholders. No dividends have been approved or declared by board of directors related to the Company’s convertible Preferred A-2 stock.

Liquidation

In a liquidation event, excluding a public offering, the stockholders of the Series A-2 preferred stock shall receive any declared and unpaid dividends, plus the higher of a liquidation preference of $1.053 per share, or the value the stockholders would receive if shares were converted to common stock and Series B preferred stock.

Redemption

The Series A-2 preferred stock is redeemable at the option of the stockholders seven years after original issuance. This redemption option is outside of IDX’s control and therefore, IDX classifies the Series A-2 preferred stock as temporary equity in the Consolidated Balance Sheets. The redemption price of the Series A-2 preferred stock is the higher of (i) the fair market value of the shares upon conversion to common stock or (ii) the original issuance price plus any declared and unpaid dividends. The fair market value of the shares shall not exceed any amount which is greater than two times the original issue price.

Conversion

Stockholders may convert their preferred shares into an equal quantity of common stock and Series B preferred stock at their election. In the event of a Qualified IPO, which is defined in IDX’s amended and restated certificate of incorporation as upon the closing of the sale of shares of common stock to the public at a price of $2.6325 per share, resulting in at least $50.0 million in gross proceeds, the Series A-2 preferred stock automatically convert to common and Series B preferred stock.

Voting

Holders of Series A-2 preferred stock are entitled to cast the number of votes equal to the number of whole shares of common stock their preferred shares would convert into as of the record date.

5: Stockholders’ Deficit

Series B Preferred Stock

On July 29, 2016, IDX’s Board of Directors approved the issuance of up to 33,000,000 shares of Series B preferred stock with a par value of $0.0001. Stockholders of Series B preferred stock are not entitled to vote and do not have preferential dividend rights.

In the event of a liquidation event, excluding a public offering, Stockholders of Series B preferred stock receive, following all preferential distributions made to Series A-1 preferred stock and Series A-2 preferred stock, any declared and unpaid dividends and a liquidation preference of $0.361 per share. As of March 31, 2022, no Series B preferred stock was outstanding.

Common Stock

As of March 31, 2022, the Company had authorized 53,000,000 shares of common stock with a par value of $0.0001. Stockholders of common stock are entitled to one vote per share, to receive dividends, if and when declared by the board of directors, and upon liquidation or dissolution, receive a portion of the assets available for distributions to stockholders, subject to preferential amounts owed to stockholders of the Company’s preferred stock.

Common stockholders have no preemptive or other subscription rights and there are no redemption or sinking fund provisions with respect to such shares. Common stock is subordinate to preferred stock with respect to dividend rights and rights upon liquidation, winding up, and dissolution of the Company.

No dividends have been approved or declared by board of directors related to the Company’s common stock.

6: Income Taxes

The income before income taxes is solely from domestic sources.

The provision for income taxes for the three months ended March 31, 2022, are as follows (in thousands):

Three Months Ended March 31, 2022
Income tax benefit from continuing operations	$94
Loss from continuing operations before income taxes	$352
Total current tax expense	26.7%

The effective tax rate for the three months ended March 31, 2022 differs from the statutory rate due to non-deductible expenses and the impact of state taxes.

The ending balance for the unrecognized tax benefits for uncertain tax positions was approximately $0.8 million as of March 31, 2022. Penalties and interest of $0.1 million have been accrued to expense as of March 31, 2022, respectively. The uncertain tax positions that are reasonably possible to decrease in the next twelve months are insignificant.

As of March 31, 2022, the Company is not currently under examination by tax authorities.

7: Stock Incentive Plan

In August 2016, the Company adopted the 2016 Equity Incentive Plan (the “2016 Plan”) in which incentive equity awards were authorized to be issued to key employees, officers, directors, and consultants of the Company. Under the terms of the 2016 Plan a maximum of 6,287,732 shares of common stock are available for issuance. The Company may grant shares of common stock in the form of incentive stock options, nonqualified stock options, restricted stock grants, non-restricted stock grants or restricted stock units. Options granted under the 2016 Plan have a term of ten years and vest over a period of up to 48 months, subject to modification by the Board of Directors. The exercise price of the options may not be granted at a price less than 100% of the fair value of the common stock on the date of grant. In August 2017, the Company terminated the 2016 Plan and all shares available for issuance were rolled into the 2017 Plan. As of March 31, 2022, there were 275,000 awards outstanding and no shares available for issuance under the 2016 Plan.

In August 2017, the Company adopted the 2017 Equity Incentive Plan (the “2017 Plan”) in which incentive equity awards were authorized to be issued to key employees, officers, directors, and consultants of the Company. Under the terms of the 2017 Plan a maximum of 8,785,330 shares of common stock are available for issuance and future cancellations and forfeitures from the 2016 Plan role into the available pool automatically. The Company may grant shares of common stock in the form of incentive stock options, nonqualified stock options, restricted stock grants, non-restricted stock grants or restricted stock units. Options granted under the 2017 Plan have a term of ten years and vest over a period of up to 60 months, subject to modification by the Board of Directors. The exercise price of the options may not be granted at a price less than 100% of the fair value of the common stock on the date of grant. As of March 31, 2022, there were 2,557,634 awards outstanding and 296,429 shares available for issuance under the 2017 Plan.

Stock based compensation expense of $0.01 million for stock options was recorded in general and administrative expenses in the accompanying consolidated statement of income for the three months ending March 31, 2022. At March 31 2022, there was $0.1 million of total compensation expense related to stock-based awards granted under the plans that will be recognized from the remaining quarters in 2022 through 2026. The compensation expense of $0.1 million is expected to be recognized over a weighted average period of 3.34 years.

The grant-date fair value of each option award is estimated on the date of grant using the Black-Scholes-Merton option pricing model. The weighted average grant date fair value of options granted during the three months ended March 31, 2022, was $0.05. The Company uses a simplified method to estimate the expected term of the options. The Company utilizes a divided yield rate of 0% as it does not expect to issue dividends. Since the Company’s shares are not publicly traded, expected volatility is estimated based on the average historical volatility of similar entities with publicly traded shares. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve at the date of grant. The weighted average assumptions for the three months ended March 31, 2022, grants are as follows:

Assumptions	Three Months Ended March 31, 2022
Weighted-average risk-free rate	1.94%
Weighted-average expected term of the option (in years)	7.00
Weighted-average expected volatility	33.00%
Weighted-average dividend yield	0.00%

Stock option activity during the three months ended March 31, 2022, is as follows:

(Aggregate Intrinsic Value in thousands)	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding as of January 1, 2022	2,843,372	$0.14	7.3	$5,768
Granted	52,500	$2.17
Exercised	(21,362)	$0.05
Cancelled	(41,876)	$0.41
Outstanding as of March 31, 2022	2,832,634	$0.15	7.1	$7,021
Vested as of March 31, 2022	1,634,431	$0.16	6.1	$3,995

The weighted average grant date fair value of options exercised during the three months ended March 31, 2022, was $2.17. The intrinsic value of options exercised during the three months ended March 31, 2022, $0.1 million. The fair value of shares vested during the three months ended March 31, 2022, was $0.5 million.

8: Earnings (Loss) per Share

Earnings Per Share (“EPS”) is calculated under the two-class method under which all earnings (distributed and undistributed) are allocated to each class of common stock and participating securities based on their respective rights to receive dividends. Series A-1 and A-2 Preferred Stock are entitled to receive nonforfeitable dividends equivalent to the dividends paid to the holders of Common Stock; the preferred shares meet the definition of participating securities. The following tables present the calculations of basic and diluted EPS for the three months ended March 31, 2022 (in thousands, except per share data):

January 1, 2022, to March 31, 2022
Net loss applicable to common equity	$(258)
Less: deemed dividend to preferred shareholders	—
Net loss applicable to common stockholders	$(258)

Total weighted-average common shares outstanding	12,656,363
Net loss per share, basic and diluted	$(0.02)

Certain classifications of equity awards were excluded from the computation of dilutive EPS because inclusion of these awards would have had an anti-dilutive effect. The following table reflects the awards excluded:

January 1, 2022, to March 31, 2022
Employee stock options	2,469,594
Conversion of preferred shares	32,139,180

9: Related Party Transactions

The Company has a convertible debt loan due to several stockholders. The Company did not pay any loan fees or interest on the convertible debt loan to its stockholders for the three months ended March 31, 2022.

Additionally, the Company recognized $0.3 million in revenue from contracts with affiliates of minority stockholders and recognized $0.1 million in expense from contracts with affiliates of majority stockholders during the three months ended March 31, 2022. For the three months ended March 31, 2022, expense of $0.1 million was recorded in cost of services in the condensed consolidated statement of income.

10. Commitments and Contingencies

From time to time, the Company may become involved in routine litigation arising in the ordinary course of business. While the results of such litigation cannot be predicted with certainty, management believes that the final outcome of such matters is not likely to have a material effect on the Company’s financial position or results of operations or cash flows.

The Company has entered a non-cancelable purchase commitment of $16.2 million related to three months of outsourced credit monitoring services provided to the Company’s largest customer as of March 31, 2022. This commitment amount and length is determined by the customer’s exercise of annual option periods.

11. Subsequent Events

IDX has evaluated subsequent events through the date these financial statements were available to be issued and concluded that there are no material subsequent events which would require adjustment to or disclosure in the accompanying financial statements.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this Quarterly Report on Form 10-Q. Some of the information contained in this discussion and analysis or set forth elsewhere in this Quarterly Report, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements” and “Risk Factors” for a discussion of forward-looking statements and important factors that could cause actual results to differ materially from the results described in or implied by these forward-looking statements. Unless otherwise indicated or the context otherwise requires, references in this Management’s Discussion and Analysis of Financial Condition and Results of Operations section to ‘‘ZeroFox,’’ ‘‘we,’’ ‘‘us,’’ ‘‘our,’’ and other similar terms refer to ZeroFox Holdings, Inc. and its consolidated subsidiaries.

Overview

ZeroFox was formed through the merger of ZeroFox, Inc., ID Experts Holdings, Inc., and L&F Acquisition Corp (L&F) on August 3, 2022. ZeroFox, Inc. was founded in 2013 with the vision that the emergence and adoption of social media, mobile applications, and cloud computing by enterprises would fundamentally change the cybersecurity paradigm. Social media represents much more than a platform where individuals connect online. The adoption of social media revolutionized the way people communicate with each other and, subsequently, how enterprises and organizations enable communication among employees, customers, partners, and prospects. Mobile applications accelerated the digital transformation in which earlier versions of the web would need to become interactive and persist across multiple modern mediums. Furthermore, cloud computing’s continued evolution and adoption demonstrate how organizations are more comfortable with data residing beyond their traditional security perimeter outside of the historical boundaries of IT governance and control.

We provide customers with an innovative and comprehensive platform for external cybersecurity that protects organizations from threats outside the traditional corporate perimeter (our Platform). Our Platform protects our customers from threats to their organizations, brands, digital assets, and people. These threats include targeted phishing attacks, account takeovers, credential theft, data leakage, domain spoofing, and impersonations to name a few.

Our cloud-native platform combines protection, intelligence, adversary disruption, and response services into an integrated solution.

Our protection capabilities continuously monitor social, mobile, surface web, deep and dark web, email, and collaboration platforms and use artificial intelligence-powered analytics to identify threats. Our Platform processes millions of pieces of content, rich media, posts, messages, global intelligence, and threat actor activity across the digital landscape, including, without limitation, mobile app stores, social media sites, dark web forums, and discrete content sources. With the data we collect and process, we identify targeted phishing attacks, credential compromise, data exfiltration, brand hijacking, and executive and location threats across the public-facing surface web as well as the deep and dark web.

Our intelligence capabilities provide access to threat intelligence data as well as analysis and investigations provided by our threat intelligence experts.

Our adversary disruption capabilities enable the remediation of threats through automated takedowns of domains, impersonations, and malicious content, and facilitate the blocking of adversary infrastructure across various networks.

Our response services include breach response (notification, call center support, and identity protection) and incident response.

We sell subscriptions to our Platform to organizations of all sizes across multiple industries. We primarily sell subscriptions through our direct sales teams that leverage our global network of channel partners. A majority of our customers purchase subscription agreements with a term of one year. Our subscription agreements are generally priced on the number of assets protected and the desired levels of services. We generally recognize our subscription agreements ratably over the term of the agreement.

We also generate revenue from breach response services, incident response, investigative services, and training. Our breach response services can be priced on either a fixed price or variable price arrangement. A typical breach response arrangement includes breach notification services and a period of identity protection services. We recognize revenue for the breach notification services on completion of the notification and the identity protection on a ratable basis over the contract term, typically 15 months. Our incident response, investigative, and training services are generally priced on a fixed-fee basis and revenue is recognized as the services are performed.

COVID-19

The COVID-19 pandemic has further accelerated the movement toward a digital-first strategy for nearly every organization. Given unprecedented work from home arrangements and consumers’ increasing reliance on digital engagement for products and services, organizations and their security teams must implement new security strategies that protect against external threats to ensure trust and reduce risk. We believe that enterprises will face growing attacks on their public attack surface as modern IT infrastructure will be characterized by greater decentralization and collaboration that is dependent upon public networks.

We have shifted our approach from almost entirely in-person to a flexible work environment that is composed of in-person, hybrid in-person and remote, and fully remote. Our fully remote global team is supported and enabled for remote-only work. Our hybrid team has access to work in-person from designated offices and remote, and our in-person teams have designated offices they report to for work. The impact of the COVID-19 pandemic continues to rapidly evolve, and we will continue to monitor the situation and may take further actions that alter our business operations or that we determine are in the best interests of our employees, customers, partners, and other constituents. We do not know the full extent to which the COVID-19 pandemic may impact our business and our financial performance. For additional information related to risks related to the COVID-19 pandemic, see “Risk Factors—The COVID-19 pandemic could adversely affect our business, operating results, and financial condition" in the Final Prospectus.

Russian Invasion of Ukraine

We are monitoring and responding to the effects of the conflict in Ukraine and the associated sanctions and other restrictions. The full impact of the conflict on our business operations and financial performance remains uncertain and will depend on future developments, including the severity and duration of the conflict and its impact on regional and global economic conditions. We will continue to monitor the effects of the conflict and assess the related restrictions and other effects and pursue prudent decisions for our team members, customers, and business.

Recent Acquisitions

On April 21, 2023, we completed the acquisition of Lookingglass Cyber Solutions, Inc. (LookingGlass). The successful completion of the acquisition combined the innovative platforms of ZeroFox and LookingGlass, enabling our customers to build a robust security posture by providing world-class visibility into external attack surface assets and vulnerabilities.

Key Factors Affecting Performance

New Customer Acquisition

Our future growth depends in large part on our ability to acquire new customers. To attract new customers, we have invested, and will continue to invest, in our sales and marketing efforts. Many organizations have not yet adopted external cybersecurity solutions and our business and operating results will be affected by the rate at which organizations adopt our solutions. We believe our Platform addresses the evolving needs of organizations of all sizes and industries and coupled with our go-to-market strategy, presents significant opportunities for growth.

Investing in Growth

We intend to continue to invest in our business so that we can capitalize on our market opportunity. We intend to continue to invest in sales and marketing to grow our sales team, expand our brand recognition and optimize our channel partner network. We also intend to continue to invest in our research and development team to build additional functionality and enhance existing functionality in our Platform to extend our capabilities as our success is dependent on our ability to further our technological leadership. Additionally, we plan to evaluate strategic acquisitions of businesses and technologies to expand and enhance the functionality of our Platform.

Our investments in growth may adversely affect our operating results in the near term. However, we expect that these investments will contribute to our long-term growth and success.

If these investments do not lead to expected revenue growth, our operating losses may increase, we may not achieve profitability, and our growth rates may slow.

Retention and Expansion of Customers

Our ability to increase revenue depends in large part on our ability to retain our existing customers and grow the value of their subscriptions. We focus on increasing sales to our existing customers by increasing the number of protected assets and corresponding intelligence services delivered on and through our External Cybersecurity Platform. We intend to expand existing capabilities and launch new features which we believe will contribute to increased adoption by our growing base of customers. Our ability to expand within our customer base, particularly large enterprise and government customers, will depend on a number of factors, including platform performance, competitive offerings, pricing, overall changes in our customers’ spending levels, and the effectiveness of our efforts to help our customers realize the benefits of our Platform.

Key Business Metrics

We monitor the following key metrics to help us evaluate our business, identify trends affecting our business, formulate business plans and make strategic directions.

Subscription Customers

We believe that the size of our customer base is an indicator of our market adoption and that our net new customer additions are an indicator of the growth of our business. We focus our sales and marketing efforts on large enterprises and medium-sized businesses. We define a subscription customer as any entity that has entered into a distinct agreement for access to our Platform for which the term has not ended or with which we are continuing to provide service and negotiating a renewal contract that expired within 90 days of the applicable measurement date. We do not consider our channel partners as subscription customers, and we treat managed service security providers, who may purchase our products on behalf of multiple companies, as a single subscription customer. As of April 30, 2023, the Company had 1,251 subscription customers in 56 countries.

Annual Recurring Revenue ("ARR")

We believe that ARR is a key operating metric to measure our business as changes in ARR reflect our ability to acquire net new customers and to maintain, retain, and expand our relationships with our existing customers. We define ARR as the annualized contract value of all recurring revenue related to contracts in place at the end of the reporting date assuming any contract is renewed on its existing terms. We continue to include ARR from customers whose term has expired within 90 days of the applicable measurement date for which we are actively negotiating renewal. As of April 30, 2023, the Company had an ARR of $178.4 million.

Components of Our Results of Operations

Revenue

We generate revenue from subscription agreements and from services, which includes breach response services.

Subscription revenue includes access to our hosted platform for protection, intelligence, disruption, and response capabilities along with credit and identity protection services. The majority of our customers are invoiced annually in advance of their subscription term. Our subscription agreements are “stand ready” to permit platform access and provide our protection services over the contractual term. We recognize subscription revenue ratably over the term of the agreement.

Services revenue includes breach response, training, and investigative services. Our breach response services can be priced on either a fixed price or variable price arrangement. A typical breach response arrangement includes breach notification services and a period of identity protection services. We recognize revenue for the breach notification services on completion of the notification and the identity protection services on a ratable basis over the contract term, which is typically 15 months. Our training and investigative services are generally priced on a fixed-fee basis and revenue is recognized as the services are performed.

Cost of Revenue

Costs of subscription revenue consist primarily of third-party cloud infrastructure expenses; fees paid to data providers; personnel-related costs such as salaries, bonuses, benefits, and stock-based compensation associated with customer support; software and subscription services used to support our customers; amortization of our capitalized internal-use software; travel and related expenses; amortization of acquired technology; and allocated overhead costs. Our allocated overhead costs include depreciation and information technology expenses.

Cost of services revenue consist primarily of fees to outsourced service providers for credit monitoring; call center operation; notification mailing; insurance; personnel-related costs such as salaries, bonuses, benefits, and stock-based compensation associated with breach project management and delivery, intelligence services, and other services; travel and related expenses; amortization of acquired technology; and allocated overhead costs. Our allocated overhead costs include depreciation and information technology expenses.

Operating Expenses

Our operating expenses consist of research and development, sales and marketing, and general and administrative expenses. Personnel-related expenses, including salaries, bonuses, commissions, benefits, and stock-based compensation are the most significant components of each of these categories. Operating expenses also include allocated overhead costs.

Research and Development

Research and development expenses consist primarily of personnel costs for our research, product and engineering teams, including salaries, bonuses, benefits, and stock-based compensation. Research and development expenses also include software, subscription services, and third-party cloud infrastructure incurred in the design and development of our hosted platform as well as allocated overhead costs.

We expect research and development expenses to increase in absolute dollars as we continue to invest in our Platform and services. However, we anticipate research and development expenses to decrease as a percentage of our revenue over time. Our research and development expenses may fluctuate as a percentage of our revenue from period-to-period depending on the timing of these expenses and the capitalization of expenses that qualify as internal-use software.

Sales and Marketing

Sales and marketing expenses consist primarily of personnel costs for our sales and marketing teams, including salaries, commissions, bonuses, benefits, and stock-based compensation. Sales and marketing expenses also include conferences, branding and other marketing events, software services, subscription services, travel and related expenses, amortization of acquired customer relationships, and allocated overhead costs. We capitalize and amortize sales commissions from the initial acquisition of a customer subscription agreement to sales and marketing expense over the estimated customer life. We capitalize and amortize sales commissions from breach service arrangements to sales and marketing expense over the service period. We capitalize and amortize commissions paid for the renewal of a customer’s subscription over the term of the renewal.

We expect sales and marketing expenses to increase in absolute dollars as we continue to invest in our sales and marketing organization to drive additional revenue, further penetrate our market, and expand our global customer base. However, we anticipate sales and marketing expenses to decrease as a percentage of our revenue over time. Our sales and marketing expenses may fluctuate as a percentage of our revenue from period to period depending on the timing of these expenses.

General and Administrative

General and administrative expenses consist primarily of personnel costs for our executive, finance, legal, human resources, and information technology teams, including salaries, bonuses, benefits, and stock-based compensation. General and administrative expenses also include professional fees for external accounting, legal, and other advisory services, insurance, software and subscription services, travel and related expenses, facilities-related expenses, amortization of acquired trade names, and allocated overhead costs.

We expect to incur additional expenses as the result of operating as a public company, including costs related to additional reporting and compliance requirements applicable to a listed company and increased expenses for insurance, accounting, legal, and other services. We expect general and administrative expenses to increase in absolute dollars; however, we anticipate general and administrative expenses to decrease as a percentage of our revenue over time.

Goodwill Impairment

We record a goodwill impairment loss when, as a result of our annual test or interim test (if factors are present that require an interim test), the fair value of the Company's single reporting unit is below the carrying value of the Company's single reporting unit.

Interest Expense, net

Interest expense consists primarily of contractual interest expense, as well as amortization of debt discount and issuance costs related to our term loans and our Convertible Notes issued on August 3, 2022.

Change in fair value of purchase consideration liability

Purchase consideration liability consists of the fair value of the purchase consideration not yet finalized in the acquisition of LookingGlass. The change in the fair value of the purchase consideration liability is primarily driven by changes in the Company's public trading price.

Change in fair value of warrant liability

Warrant liability consists of the fair value of the Company's outstanding warrants issued to various holders. The change in the fair value of the warrant liability is primarily driven by changes in the Company's public trading price.

Change in fair value of sponsor earnout shares liability

Sponsor earnout shares liability consists of the fair value of the potentially issuable sponsor earnout shares. The change in the fair value of the sponsor earnout shares liability is primarily driven by changes in the Company's public trading price.

Other Income (Expense), Net

Other income (expense), net consists primarily of unrealized and realized gains and losses related to changes in foreign currency exchange rates.

(Benefit from) Provision for Income Taxes

(Benefit from) provision for income taxes consists primarily of pre-tax losses and the reduction of deferred tax liabilities associated with the amortization of intangible assets with no tax basis acquired through the Business Combination. The provision also includes income taxes in foreign jurisdictions in which the Company operates.

Results of Operations

Results for the Three Months Ended April 30, 2023 (Successor) and the Three Months Ended April 30, 2022 (Predecessor)

This section describes the results of the Company for the three months ended April 30, 2023 and the Predecessor's results for the three months ended April 30, 2022 (the Quarter to Date Predecessor Period).

There is no comparative analysis between the periods presented in the Condensed Consolidated Statement of Comprehensive Loss as there is a lack of comparability between the periods presented. The Successor's results includes the consolidated results of the Company, including the results of its consolidated subsidiaries: ZeroFox, Inc., ID Experts Holdings, Inc., and Lookingglass Cyber Solutions, Inc. The prior periods presented include only the consolidated results of the Company's Predecessor, ZeroFox, Inc.

The following table sets forth our results of operations:

	Successor	Predecessor
(dollars in thousands)	Three months ended April 30, 2023	Three months ended April 30, 2022
Revenue
Subscription	$18,223	$12,778
Services	27,311	813
Total revenue	45,534	13,591
Cost of revenue
Subscription (1)	9,904	4,008
Services (1)	20,716	241
Total cost of revenue	30,620	4,249
Gross profit	14,914	9,342
Operating expenses
Research and development (1)	6,417	3,961
Sales and marketing (1)	19,389	8,534
General and administrative (1)	10,407	4,946
Total operating expenses	36,213	17,441
Loss from operations	(21,299)	(8,099)
Interest expense, net	(3,482)	(1,386)
Change in fair value of purchase consideration liability	2,661	—
Change in fair value of warrant liability	(1,028)	(663)
Change in fair value of sponsor earnout shares	2,100	—
Loss before income taxes	(21,048)	(10,148)
(Benefit from) provision for income taxes	(3,069)	55
Net loss after tax	$(17,979)	$(10,203)

(1) includes stock-based compensation expense as follows:

(dollars in thousands)	Three months ended April 30, 2023	Three months ended April 30, 2022
Cost of revenue - subscription	$7	$9
Cost of revenue - services	6	1
Research and development	168	55
Sales and marketing	233	85
General and administrative	685	224
Total stock-based compensation expense	$1,099	$374

The following tables disclose the components of the Consolidated Statements of Comprehensive Loss as a percentage of revenue:

(as a percentage of total revenue)	Three months ended April 30, 2023	Three months ended April 30, 2022
Revenue
Subscription	40%	96%
Services	60%	4%
Total revenue	100%	100%
Cost of revenue
Subscription (1)	22%	29%
Services (1)	45%	2%
Total cost of revenue	67%	31%
Gross profit	33%	69%
Operating expenses
Research and development (1)	14%	29%
Sales and marketing (1)	43%	63%
General and administrative (1)	23%	37%
Total operating expenses	80%	129%
Loss from operations	-47%	-60%
Interest expense, net	-8%	-10%
Change in fair value of purchase consideration liability	6%	0%
Change in fair value of warrant liability	-2%	-5%
Change in fair value of sponsor earnout shares	5%	0%
Loss before income taxes	-46%	-75%
(Benefit from) provision for income taxes	-7%	0%
Net loss after tax	-39%	-75%

(1) includes stock-based compensation expense as follows:

(as a percentage of total revenue)	Three months ended April 30, 2023	Three months ended April 30, 2022
Cost of revenue - subscription	0%	0%
Cost of revenue - services	0%	0%
Research and development	0%	0%
Sales and marketing	1%	1%
General and administrative	2%	2%
Total stock-based compensation expense	3%	3%

Revenue

	Successor	Predecessor
(dollars in thousands)	Three months ended April 30, 2023	Three months ended April 30, 2022
Subscription revenue	$18,223	$12,778
Services revenue
Breach	26,150	—
Other services	1,161	813
Total services revenue	27,311	813
Total	$45,534	$13,591

Revenue was $45.5 million for the three months ended April 30, 2023, including $18.2 million for subscriptions and $27.3 million for services. Services revenue was primarily made up of breach response services of $26.1 million.

Revenue was $13.6 million for the three months ended April 30, 2022, including $12.8 million for subscriptions and $0.8 million for services.

Cost of Revenue, Gross Profit, and Gross Margin

	Successor	Predecessor
(dollars in thousands)	Three months ended April 30, 2023	Three months ended April 30, 2022
Subscription cost of revenue	$9,904	$4,008
Services cost of revenue	20,716	241
Total cost of revenue	30,620	4,249

Subscription gross profit	8,319	8,770
Services gross profit	6,595	572
Total gross profit	$14,914	$9,342

Subscription gross margin	46%	69%
Services gross margin	24%	70%
Total gross margin	33%	69%

Cost of revenue was $30.6 million for the three months ended April 30, 2023, including $9.9 million for subscription and $20.7 million for services. Cost of revenue for subscription was primarily made up of $3.4 million for salaries, benefits, and other compensation related costs for employees that support the subscription platforms; $4.8 million for amortization of acquired technology assets; and $1.2 million for acquired data and software. Cost of revenue for services was primarily made up of $16.8 million for acquired data, $1.7 million for amortization of deferred contract set up costs, and $1.3 million for salaries, benefits and other compensation related costs for employees that deliver the Company's professional service offerings.

Gross profit and gross profit margin for the three months ended April 30, 2023, were $14.9 million and 33%, respectively. Gross profit and gross profit margin for subscription for the three months ended April, 30, 2023, were $8.3 million and 46%, respectively. Gross profit and gross profit margin for services for the three months ended April 30, 2023, were $6.6 million and 24%, respectively.

Cost of revenue was $4.2 million for the three months ended April 30, 2022, including $4.0 million for subscription and $0.2 million for services. Cost of revenue for subscription was primarily made up of $2.7 million for salaries, benefits, and other compensation related costs for employees that support the subscription platforms and $0.7 million for acquired data and software. Cost of revenue for services was primarily made up of $0.2 million for salaries, benefits and other compensation related costs for employees that deliver the Company's service offerings.

Gross profit and gross profit margin for the three months ended April 30, 2022, were $9.3 million and 69%, respectively. Gross profit and gross profit margin for subscription for the Quarter to Date Predecessor Period, were $8.8 million and 69%, respectively. Gross profit and gross profit margin for services for the Quarter to Date Predecessor Period, were $0.5 million and 70%, respectively.

Research and Development

	Successor	Predecessor
(dollars in thousands)	Three months ended April 30, 2023	Three months ended April 30, 2022
Research and development	$6,417	$3,961

Research and Development cost was $6.4 million for the three months ended April 30, 2023. Research and Development cost was primarily made up of $5.2 million for salaries, benefits, and other compensation related costs for employees in software engineering and product development functions and $0.6 million for hosting, acquired software, and software services.

Research and Development cost was $4.0 million for the three months ended April 30, 2022. Research and Development cost was primarily made up of $3.5 million for salaries, benefits, and other compensation related costs for employees in software engineering and product development functions and $0.3 million for hosting, acquired software, and software services.

Sales and Marketing

	Successor	Predecessor
(dollars in thousands)	Three months ended April 30, 2023	Three months ended April 30, 2022
Sales and marketing	$19,389	$8,534

Sales and Marketing cost was $19.4 million for the three months ended April 30, 2023. Sales and Marketing cost was primarily made up of $9.4 million for salaries, benefits, and other compensation related costs for employees in sales and marketing functions, $6.1 million for amortization of acquired customer relationships intangible assets, and $1.8 million for marketing programs and travel related expenses.

Sales and Marketing cost was $8.5 million for the three months ended April 30, 2022. Sales and Marketing cost was primarily made up of $5.9 million for salaries, benefits, and other compensation related costs for employees in sales and marketing functions, $0.7 million for amortization of acquired customer relationships intangible assets, and $1.0 million for marketing programs and travel related expenses.

General and Administrative

	Successor	Predecessor
(dollars in thousands)	Three months ended April 30, 2023	Three months ended April 30, 2022
General and administrative	$10,407	$4,946

General and Administrative cost was $10.4 million for the three months ended April 30, 2023. General and Administrative cost was primarily made up of $2.8 million for salaries, benefits, and other compensation related costs for employees primarily in executive leadership, finance, accounting human resources, legal, and corporate IT; $3.4 million for professional service fees, primarily legal and audit services; $0.9 million for amortization of acquired trade names intangible assets; $1.0 million for insurance; $0.7 million for stock-based compensation; and $0.6 million for rent and utilities.

General and Administrative cost was $5.0 million for the three months ended April 30, 2022. General and Administrative cost was primarily made up of $1.7 million for salaries, benefits, and other compensation related costs for employees primarily in executive leadership, finance, accounting human resources, legal, and corporate IT; $1.8 million for professional service fees, primarily legal and audit services; $0.3 for rent and related expenses; and $0.5 million for productivity tools utilized by employees.

Interest Expense, Net

	Successor	Predecessor
(dollars in thousands)	Three months ended April 30, 2023	Three months ended April 30, 2022
Interest expense, net	$3,482	$1,386

Interest expense was $3.5 million for the three months ended April 30, 2023. Interest expense was primarily made up of $3.4 million for payment-in-kind interest at an annual rate of 8.75% on the Company's Convertible Notes.

Interest expense was $1.4 million for the three months ended April 30, 2022. Interest expense was primarily related to interest payments for the Predecessor's credit agreements with Stifel Bank and Orix Growth Capital, LLC.

Change in the Fair Market Value of Purchase Consideration Liability

	Successor	Predecessor
(dollars in thousands)	Three months ended April 30, 2023	Three months ended April 30, 2022
Change in fair value of purchase consideration liability	$2,661	$—

The change in the fair market value of the Purchase Consideration Liability represented a gain of $2.7 million for the three months ended April 30, 2023. The reduction in the fair market value of the Purchase Consideration liability was primarily driven by the reduction in the public trading price of the Company's Common Stock from April 21, 2023, to April 30, 2023.

There was no gain or loss recognized for change in fair market value of the Purchase Consideration liability for the three months ended April 30, 2022, as the liability was initially recognized as part of the completion of the LookingGlass Business Combination on April 21, 2023.

Change in the Fair Market Value of Warrants

	Successor	Predecessor
(dollars in thousands)	Three months ended April 30, 2023	Three months ended April 30, 2022
Change in fair value of warrant liability	$(1,028)	$(663)

The change in fair market value of warrants represented a loss of $1.0 million for the three months ended April 30, 2023. The loss was due to the change in fair value of the Company's Public Warrants and Private Warrants. The warrant liability was recorded at a fair value of $2.6 million as of January 31, 2023. The Company recorded a mark to market adjustment of $1.7 million reducing the liability a fair value of $0.9 million as of April 30, 2023. The reduction in the fair value of the Company's warrant liability was driven by the reduction in the public trading price for the Company's Public Warrants from January 31, 2023, to April 30, 2023. The Company's Private Warrants are economically similar to the Public Warrants and as such, use the price of the Company's Public Warrants as an indicator of fair value. The gain on change in fair value was offset by $2.8 million loss on fair value of warrants that was recorded to adjust the settlement of warrants.

The change in fair market value of warrants represented a loss of $0.7 million for the three months ended April 30, 2022. The loss recognized during the three months ended April 30, 2022, reflected the increase in the estimated fair value of the Predecessor's Common Stock.

Change in the Fair Market Value of Sponsor Earnout Shares

	Successor	Predecessor
(dollars in thousands)	Three months ended April 30, 2023	Three months ended April 30, 2022
Change in fair value of sponsor earnout shares	$2,100	$—

The change in the fair market value of the Sponsor Earnout Shares represented a gain of $2.1 million for the three months ended April 30, 2023. The reduction in the fair market value of the Sponsor Earnout Shares liability was primarily driven by the reduction in the public trading price of the Company's Common Stock from January 31, 2023, to April 30, 2023.

There was no gain or loss recognized for change in fair market value of the Sponsor Earnout Shares for the three months ended April 30, 2022, as the liability for the Sponsor Earnout Shares was initially recognized as part of the completion of the Business Combination on August 3, 2022.

Provision for Income Taxes

	Successor	Predecessor
(dollars in thousands)	Three months ended April 30, 2023	Three months ended April 30, 2022
(Benefit from) provision for income taxes	$(3,069)	$55

The benefit from income taxes was $3.1 million for the three months ended April 30, 2023. The benefit was primarily due to the impact of pre-tax losses and the reduction of deferred tax liabilities associated with the amortization of intangible assets with no tax basis acquired through the Business Combination.

The provision for income taxes was $0.1 million during the three months ended April 30, 2022. The provision was due to income taxes of the Predecessor's foreign subsidiaries. Due to the sustained net losses, the Predecessor had recorded a full valuation allowance against all its deferred tax assets during the three months ended April 30, 2022.

Critical Accounting Estimates

Our management’s discussion and analysis of financial condition and results of operations is based upon our financial statements and notes to our financial statements, which were prepared in accordance with US GAAP. The preparation of the financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Our management evaluates our estimates on an ongoing basis, including those related to the allowance for doubtful accounts, the carrying value and useful lives of long-lived assets, the fair value of financial instruments, the recognition and disclosure of contingent liabilities, income taxes, and stock-based compensation. We base our estimates and judgments on our historical experience, knowledge of factors affecting our business and our belief as to what could occur in the future considering available information and assumptions that are believed to be reasonable under the circumstances.

The accounting estimates we use in the preparation of our financial statements will change as new events occur, more experience is acquired, additional information is obtained, and our operating environment changes. Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in our reported results of operations and, if material, the effects of changes in estimates are disclosed in the notes to our financial statements. By their nature, these estimates and judgments are subject to an inherent degree of uncertainty and actual results could differ materially from the amounts reported based on these estimates.

The critical accounting estimates, assumptions, and judgments that we believe have the most significant impact on our consolidated financial statements are described below.

Revenue Recognition

Description

We recognize revenue in accordance with ASC 606, Revenue from Contracts with Customers. Revenue is recognized when a customer obtains control of promised services in an amount that reflects the consideration we expect to be entitled to receive in exchange for those services. In recognizing revenue, we apply the following five steps:

•
Identify contracts with customers,
•
Identify the performance obligations in the contract,
•
Determine the transaction price,
•
Allocate the transaction price to performance obligations in the contract, and
•
Recognize revenue when or as performance obligations are satisfied.

Judgments and Uncertainties

We apply judgment in determining the customer’s ability and intent to pay, including the customer’s historical payment experience or credit and financial information pertaining to the customer.

Our contracts may contain multiple performance obligations which are accounted for separately if they are capable of being distinct or are distinct in the context of the contract. Contracts with multiple performance obligations require an allocation of the transaction price to each performance obligation based on the stand-alone selling price (SSP) of each performance obligation, using the relative selling price method of allocation. We apply judgment in determining SSP for our performance obligations utilizing our observable standalone sales, sales of bundled items when standalone sales are not available, and our overall pricing methodology. Relative changes in SSP estimates between performance obligations which have different patterns of recognition, point-in-time versus over time, can impact the amount of revenue we recognize in a period.

Subscription revenue: Subscription revenue consists of revenue from subscriptions to access our Platform together with related data and support service offerings. Revenue is recognized over time on a ratable basis over the contract term beginning on the date that our service is made available to the customer. Customers have the option to purchase additional subscription and support services at a stated price. These options do not represent an additional performance obligation that would require an allocation of the transaction price.

Services revenue, breach services: The typical breach services arrangement includes three performance obligations: notification, identity protection services enrollment call center, and identity protection services. The notification and identity protection services are considered distinct performance obligations. Revenue is allocated to the notification and identity protection services based on the SSP of each, using the relative selling price method of allocation. We apply judgment in determining SSP for our performance obligations utilizing our observable standalone sales, sales of bundled items when standalone sales are not available, and our overall pricing methodology. Revenue for the notification performance obligation is recognized when the notifications are sent and the identity protection service is recognized over the service period, which is typically 15 months. At inception of the contract, there is an element of variable consideration related to our estimate of the enrollment in the identify protection services call center as the actual amount is unknown until completion of the call center term.

Services revenue, all other: All of our services are considered distinct performance obligations when sold on a stand-alone basis. Revenue is generally recognized at the point in time when the professional service is delivered.

Sensitivity of Estimate to Change

We do not expect relative SSP estimates to change materially period to period.

Services revenue accounted for 60% of total revenue for the three months ended April 30, 2023. Most breach services arrangements include performance obligations satisfied at both a point-in-time and over time. An assumed 10% relative shift in SSP estimates to point-in-time performance obligations versus over time would not cause a material increase in revenue for the three months ended April 30, 2023.

Subscription revenue accounted for 40% of total revenue for the three months ended April 30, 2023. Some customer arrangements include both subscription performance obligations that are satisfied over time and service-related performance obligations that are satisfied at a point-in-time. An assumed 10% relative shift in SSP estimates to point-in-time performance obligations versus over time would not cause a material increase in revenue for the three months ended April 30, 2023.

Deferred Contract Acquisition Costs

Description

Contract acquisition costs are related to sales commissions earned, which represent incremental costs to obtain a contract. We amortize the initial commissions over the longer of the customer relationship or over the same period as the initial revenue arrangement to which these costs relate.

Judgments and Uncertainties

The critical accounting estimate for deferred contract acquisition costs is the amortizable life of the asset. We have estimated the period of benefit for new customer relationships to be 3 years. Management monitors trends in customer attrition and the typical term of service arrangements to determine if the estimated amortizable life estimate should be updated.

Sensitivity of Estimate to Change

We do not expect the useful life estimate to deviate materially period to period. The decrease to amortization expense for the three months ended April 30, 2023, for a change of one year to the estimated life of our customer relationships would be approximately $0.6 million.

Stock-Based Compensation

Description

We account for stock-based compensation in accordance with ASC 718, Compensation—Stock Compensation. ASC 718 requires that the cost of awards of equity instruments offered in exchange for employee services, including employee stock options and restricted stock unit awards (RSUs), is measured based on the grant-date fair value of the award. We determine the fair value of options granted using the Black-Scholes model, which requires the input of subjective assumptions. We recognize the fair value of stock option awards, net of estimated forfeitures, over the period which an employee is required to provide service in exchange for the award, generally the vesting period. The fair value of RSUs is based on the closing price of our Common Stock on the date of grant. We recognize the fair value of RSUs, net of estimated forfeitures, as expense over the requisite service period of the awards.

Judgments and Uncertainties

The critical accounting estimates related to stock-based compensation are the assumptions utilized in the Black-Scholes valuation model and our estimate of award forfeitures.

The assumptions used by management in the Black-Scholes model are as follows:

•
Fair value of common stock: our Common Stock is publicly traded under the ticker "ZFOX". We use the closing price of our Common Stock on the date of grant.
•
Expected term: the expected term represents the period of time that options granted are expected to remain unexercised. We calculate the expected term using the simplified method, which equals the midpoint of the options’ vesting term and contractual period.
•
Expected Volatility: as our Common Stock has been publicly traded only for a short time, we estimate the expected volatility based on historical volatilities of comparable public traded companies. The Company expects to continue to use this methodology until such time as the Company’s Common Stock has a sufficient amount of historical data to reasonably calculate the volatility of the Company’s Stock.
•
Risk-free interest rate: we use the U.S. Treasury yield for a period that corresponds to the expected term of the award.
•
Dividend yield: we do not currently issue dividends and do not expect to issue dividends in the foreseeable future. Accordingly, our dividend yield is zero.
•
Forfeiture rate: we estimates the rate of option forfeiture by monitoring the rate of employee turnover and average tenure at separation of employment.

Sensitivity of Estimate to Change

These estimates involve inherent uncertainties and the application of management’s judgement. If the Company had made different assumptions, the Company’s stock-based compensation expense and its net loss could have been materially different.

An increase in risk-free interest rate will reduce the estimated fair value of a stock option grant, while a decrease in these factors will have an opposite effect.

A decrease in volatility and expected term will decrease the estimated fair value of a stock option grant, while an increase in these factors will have an opposite effect. The Company utilizes a consistent group of peer companies unless one or more of those companies cease to be publicly traded or are no longer similar to the Company’s business. In cases where a peer group company is no longer able to be used, the Company identifies a replacement peer company for its volatility calculation. Once the Company's Common Stock has a sufficient, representative trading history on which to base a volatility factor estimate, we will change to an estimate based on the Company's Common Stock. We do not expect to change the volatility estimation methodology in the next twelve months. When we do change the method, it will apply to new stock-based awards on a prospective basis.

The Company does not expect to change the dividend yield assumption in the near future.
A decrease in the Company’s estimate of option forfeiture will increase the amount of stock option expense recognized in a period while an increase will have the opposite effect.

Business Combinations

Description

We account for the acquisition of a business using the acquisition method of accounting, which requires us to estimate the fair values of the tangible and intangible assets acquired and liabilities assumed. When determining the fair value of assets acquired and liabilities assumed, we make estimates and assumptions, especially with respect to intangible assets such as identified acquired technology and customer relationships. We generally determine the fair value of acquired technology using the relief from royalty method. We determine the fair value of customer relationships using the multi-period excess earnings method, a form of the income approach.

Significant changes in assumptions and estimates subsequent to completing the allocation of the purchase price to the assets and liabilities acquired, as well as differences in actual and estimated results, could result in material impacts to our financial results. Additional information related to the acquisition date fair value of acquired assets and liabilities obtained during the allocation period, not to exceed one year, may result in changes to the recorded values of acquired assets and liabilities, resulting in an offsetting adjustment to the goodwill associated with the business acquired.

Judgments and Uncertainties

Estimates in valuing identifiable intangible assets include, but are not limited to, the selection of valuation methodologies, future expected cash flows, discount rates, and useful lives. Our estimate of fair value is based on assumptions we believe to be reasonable, but which are inherently uncertain and, as a result, actual results may differ from estimates.

Sensitivity of Estimate to Change

Additional information related to the acquisition date fair value of acquired assets and liabilities obtained during the measurement period, not to exceed one year, may result in changes to the recorded values of acquired assets and liabilities. Offsetting adjustments are recorded to goodwill. Any adjustments made after the measurement period will be reflected in the Consolidated Statements of Operations.

The impact to our financial statements for a change of one year to the estimated lives our acquired intangible assets would be approximately $2.3 million for the three months ended April 30, 2023.

Goodwill

Description

The excess of the fair value of purchase consideration over the values of the identifiable assets acquired and liabilities assumed is recorded as goodwill. We perform our annual goodwill impairment assessment on November 1, or when an assessment of qualitative factors indicates an impairment may have occurred. The qualitative assessment includes an evaluation of events and circumstances including long-term growth projections, profitability, industry, and market and macroeconomic conditions. The quantitative assessment includes an analysis that compares the fair value of a reporting unit to its carrying value, including goodwill recorded by the reporting unit.

Judgments and Uncertainties

Management applies judgement to determine the number of reporting units and if circumstances or events indicate if an impairment may exist. We have determined that the Company operates as a single reporting unit. As such, we perform the impairment assessment for goodwill at the enterprise level.

We determine the fair value of our reporting unit using a combination of the income and market approaches. The results from each of these approaches are weighted appropriately taking into account the relevance and availability of data at the time we perform the valuation. The estimate of the fair value of the related reporting unit includes several judgments, each with inherent uncertainties such as projections of revenue growth rates, gross margin, and projected future cash flows of the reporting unit and the discount rate applied to those projected future cash flows.

The discount rate used in the income approach is based on our weighted-average cost of capital and may be adjusted for the relevant risks associated with business-specific characteristics and any uncertainty related to the reporting unit's ability to execute on the projected future cash flows. Under the market approach, the fair value is determined using certain financial metrics of publicly traded companies and historically completed transactions of comparable businesses. The selection of comparable businesses requires judgment and is based on the markets in which we operate giving consideration to, among other things, risk profiles, size, and geography. The market approach may also be limited in instances where there is a lack of recently executed transactions of comparable businesses.

Determining the fair value of our reporting unit requires judgment and the use of significant estimates and assumptions. Given the current competitive and macroeconomic environment and the uncertainties regarding the related impact on the business, there can be no assurance that the estimates and assumptions made for purposes of the Company’s interim and annual goodwill impairment tests will prove to be accurate predictions of the future. If the Company’s assumptions are not realized, the Company may record additional goodwill impairment charges in the future. It is not possible at this time to determine if any such future impairment charge would result or whether such charge would be material.

Sensitivity of Estimate to Change

As of October 31, 2022, the Company concluded that it was more likely than not that the estimated fair value of its reporting unit was less than its carrying value. Accordingly, in connection with its annual test as of November 1, 2022, the Company completed an interim goodwill impairment assessment. Based on our quantitative assessment the Company determined the fair value of the Company's single reporting unit as of October 31, 2022, was $675.0 million. As this amount was less than the reporting unit's carrying value of $1,373.7 million, we recorded a goodwill impairment charge of $698.7 million.

Liquidity and Capital Resources

We have financed operations primarily through the sale of equity securities, borrowings under various security and loan agreements, and payments from customers. Our operating losses have been significant, as reflected in our accumulated deficit of $772.7 million as of April 30, 2023. We expect to continue to incur operating losses in the near term.

Cash and cash equivalents were $28.3 million on April 30, 2023. We believe that our existing cash and cash equivalents will be sufficient to fund our operating and capital expenditure requirements for at least the next twelve months.

Additional future sources of liquidity may come from the issuance of additional debt, exercise of warrants, and/or the issuance of new shares of Common Stock. In the case of additional debt, we are permitted by the indenture governing the Convertible Notes to issue no more than $50.0 million of senior debt. If we raise funds by issuing debt securities, such debt securities would have rights, preferences and privileges senior to those of holders of our Common Stock. The terms of debt securities or borrowings could impose significant restrictions on our operations. For warrants, the Company will receive the proceeds from the cash exercise of any warrants. The aggregate proceeds of the exercise of all outstanding warrants, assuming cash exercise, would be $186.6 million. We believe the likelihood that warrant holders will exercise their warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Common Stock. On June 6, 2023, the last reported sales price of our Common Stock on the Nasdaq Global Market was $1.19 per share. If the market price for our Common Stock is less than $11.50 per share, we believe the warrant holders will be unlikely to exercise their warrants. We may issue additional shares of our Common Stock or other equity securities of equal or senior rank in the future for investment or operational purposes. If we issue additional shares of Common Stock, dilution to our public shareholders may occur and the market price for our Common Stock may decrease and/or become more volatile. The amount, timing, and mix (be it debt or equity) of future amounts of liquidity will depend upon the judgment of management, the market price of our Common Stock, and prevailing interest rates, among other factors.

Future capital requirements will depend on many factors including, but not limited to, cash collected from customers, additional borrowing, acceleration of sales and marketing costs to facilitate revenue expansion, and the continued adoption of our subscription products. We may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, financial condition and results of operations would be harmed. To support the growth of our business, we may need to incur additional indebtedness under our existing loan agreement or seek capital through new equity or debt financing, which sources of additional capital may not be available to us on acceptable terms or at all.

Cash Flows

The following table presents a summary of our cash flows:

(dollars in thousands)	Three months ended April 30, 2023
Cash, cash equivalents, and restricted cash at beginning of period	$47,649
Net cash used in operating activities	(17,917)
Net cash used in investing activities	(8,201)
Net cash provided by financing activities	7,346
Foreign exchange translation adjustments	25
Cash, cash equivalents, and restricted cash at end of period	$28,902

Operating Activities

Our largest source of cash is payments from customers. Our primary uses of cash stem from personnel-related expense, third-party hosting expense, data source expense, and overhead expense, which is primarily comprised of IT support, facilities, and insurance expense. Cash used in operating activities primarily consists of our net losses from operations adjusted for non-cash expenses, including stock-based compensation expense, depreciation and amortization expense, goodwill impairment charges, and changes in period operating assets and liabilities.

Cash used in operating activities was $(17.9) million for the three months ended April 30, 2023. The cash used in operating activities consisted of our net loss of $(18.0) million adjusted by non-cash reconciling items of $8.2 million and net cash outflows of from changes in operating assets and liabilities of $(9.8) million, primarily due to an increase in accounts receivable of $(13.4) million, a decrease in operating lease liabilities of $(0.3) million, partially offset by an increase in accounts payable, accrued compensation, accrued expenses and other current liabilities of $3.0 million, a decrease in prepaid expenses and other assets of $1.7 million, and an increase in deferred revenue $0.8 million.

Investing Activities

Cash used in investing activities was $(8.2) million for the three months ended April 30, 2023. The cash used in investing activities primarily consisted of the net purchase price paid to complete the acquisition of LookingGlass of $(7.9) million.

Financing Activities

Cash provided by financing activities was $7.3 million for the three months ended April 30, 2023. The cash provided by financing activities primarily consisted of proceeds from the issuance of debt of $7.5 million of additional borrowings from Stifel.

Debt Obligations

The following table presents a summary of our debt obligations:

	As of April 30, 2023
(dollars in thousands)	Stated Interest Rate	Gross Balance	Unamortized Debt Discount	Unamortized Deferred Debt Issuance Costs	Net Carrying Value
Stifel Bank	9.00%	$22,500	$(125)	$—	$22,375
InfoArmor	5.50%	2,109	—	—	2,109
Convertible notes	7.00% Cash / 8.75% PIK	159,949	—	(114)	159,835
Alsop Louie Convertible Note	6.00%	3,333	—	—	3,333
		$187,891	$(125)	$(114)	$187,652

				Current portion of long-term debt	$938
				Long-term debt	186,714
					$187,652

Material Cash Requirements

Our material cash requirements are associated with repayment of debt and obligations associated with non-cancelable contracts for the purchase of goods and third-party services and operating leases. We expect to satisfy these cash requirements through the cash available on our balance sheet.

The following table summarizes current and long-term material cash requirements:

	As of April 30, 2023
(dollars in thousands)	Thereafter	Less than 1 year	1-3 years	3-5 years	Total
Operating leases (1)	$-	$1,176	$1,953	$492	$3,621
Purchase commitments (2)	-	12,714	168	—	12,882
Debt repayments	-	938	186,953	—	187,891
Total	$-	$14,828	$189,074	$492	$204,394

(1) Relates to our office facilities.

(2) Relates to our non-cancelable purchase commitments to purchase products and services entered into in the normal course of business.

Non-GAAP Financial Measures

In addition to our results determined in accordance with US GAAP, we believe the following non-GAAP measures are useful in evaluating our operating performance. We use the following non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance by excluding certain items that may not be indicative of our business, results of operations, or outlook. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with US GAAP.

Other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. In particular, free cash flow is not a substitute for cash used in operating activities. Additionally, the utility of free cash flow as a measure of our liquidity is limited as it does not represent the total increase or decrease in our cash balance for a given period.

Below, we have provided a reconciliation for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures and not rely on any single financial measure to evaluate our business.

Non-GAAP Gross Profit and Non-GAAP Gross Margin

We believe non-GAAP gross profit and non-GAAP gross margin provide our management and investors consistency and comparability with our past financial performance and facilitate period-to-period comparisons of operations, as these measures eliminate the effects of certain variables unrelated to our overall operating performance.

Non-GAAP Gross Profit and Non-GAAP Gross Margin

We define non-GAAP gross profit and non-GAAP gross margin as US GAAP gross profit and US GAAP gross margin, respectively, excluding stock-based compensation expense and amortization of acquired intangible assets.

The following table provides a reconciliation of our US GAAP gross profit to our non-GAAP gross profit and of our US GAAP gross margin to our non-GAAP gross margin:

(dollars in thousands)	Three months ended April 30, 2023
Revenue	$45,534
Gross profit	14,914
Add: Stock-based compensation expense	13
Add: Amortization of acquired intangible assets	4,799
Non-GAAP gross profit	$19,726
Gross margin	33%
Non-GAAP gross margin	43%

Subscription Non-GAAP Gross Profit and Non-GAAP Gross Margin

We define subscription non-GAAP gross profit and subscription non-GAAP gross margin as US GAAP subscription gross profit and US GAAP subscription gross margin, respectively, excluding stock-based compensation expense and amortization of acquired intangible assets.

The following table provides a reconciliation of our US GAAP subscription gross profit to our non-GAAP subscription gross profit and of our US GAAP subscription gross margin to our non-GAAP subscription gross margin:

(dollars in thousands)	Three months ended April 30, 2023
Subscription revenue	$18,223
Subscription gross profit	8,319
Add: Stock-based compensation expense	7
Add: Amortization of acquired intangible assets	4,799
Non-GAAP subscription gross profit	$13,125
Subscription gross margin	46%
Non-GAAP subscription gross margin	72%

Services Non-GAAP Gross Profit and Non-GAAP Gross Margin

We define services non-GAAP gross profit and services non-GAAP gross margin as US GAAP services gross profit and US GAAP services gross margin, respectively, excluding stock-based compensation expense. There is no amortization of intangible assets expenses recorded in services US GAAP gross profit and therefore, no exclusion is necessary.

The following table provides a reconciliation of our US GAAP services gross profit to our non-GAAP services gross profit and of our US GAAP services gross margin to our non-GAAP services gross margin:

(dollars in thousands)	Three months ended April 30, 2023
Services revenue	$27,311
Services gross profit	6,595
Add: Stock-based compensation expense	6
Non-GAAP services gross profit	$6,601
Services gross margin	24%
Non-GAAP services gross margin	24%

Non-GAAP Loss from Operations

We define non-GAAP loss from operations as US GAAP net loss from operations, excluding stock-based compensation expense, amortization of acquired intangible assets, costs incurred for the Business Combination, and goodwill impairment charges. We believe non-GAAP loss from operations provides our management and investors consistency and comparability with our past financial performance and facilitates period-to-period comparisons of operations as these measures eliminate the effects of certain variables unrelated to our overall operating performance.

The following table provides a reconciliation of our US GAAP net loss from operations to our non-GAAP loss from operations:

(dollars in thousands)	Three months ended April 30, 2023
Loss from operations	$(21,299)
Add: Stock-based compensation expense	1,099
Add: Amortization of acquired intangible assets	11,766
Non-GAAP loss from operations	$(8,434)

Free Cash Flow

We define free cash flow as net cash used in operating activities less purchases of property and equipment and capitalized internal-use software. We believe that free cash flow is a useful indicator of liquidity that provides meaningful information to management and investors about the amount of cash provided by our operating activities that is available to be used for other strategic initiatives or consumed by our operating activities that impact our liquidity. Free cash flow does not represent the total increase or decrease in our cash balance for a given period and does not reflect our future contractual commitments. In addition, other companies may calculate free cash flow differently or not at all, which reduces the usefulness of free cash flow as a tool for comparison.

The following table presents a reconciliation of net cash used in operating activities to free cash flow:

(dollars in thousands)	Three months ended April 30, 2023
Net cash used in operating activities	$(17,917)
Less: Purchases of property and equipment	(255)
Less: Capitalized software	(54)
Free cash flow	$(18,226)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ID EXPERTS HOLDINGS, INC.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this Quarterly Report on Form 10-Q. Some of the information contained in this discussion and analysis or set forth elsewhere in this Quarterly Report, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements” and “Risk Factors” for a discussion of forward-looking statements and important factors that could cause actual results to differ materially from the results described in or implied by these forward-looking statements. Unless otherwise indicated or the context otherwise requires, references in this Management’s Discussion and Analysis of Financial Condition and Results of Operations section to ‘‘IDX,’’ ‘‘we,’’ ‘‘us,’’ ‘‘our,’’ and other similar terms refer to ID Experts Holdings, Inc. and its subsidiary.

Overview

IDX was founded in 2003 with a mission to address the growing threat from data breaches and resulting identity theft and fraud. IDX created a software and services platform to help protect individuals from data breaches and resulting identity crime and to remediate the negative effects of such breaches.

As organizations began to experience cybersecurity breaches of growing frequency and severity, IDX expanded its offerings by providing organizations with data breach response services that leveraged IDX’s identity protection offerings for individuals. As new laws and regulations were passed that required breach notification and protections for affected individuals, the IDX business grew to serve both governmental and commercial entities of varied sizes.

The Business

IDX believes it has a leading position in the United States by revenue as a provider of data breach response services, and associated identity and privacy protection services, to both government and commercial entities. IDX acquires new customers for its data breach services through cyber insurers and their approved privacy attorneys. IDX services are often pre-approved through direct relationships with organizations that have entered into master services agreements (MSA) for current and future services, as well as through government channels as a result of approved listings with the General Services Administration (GSA) for federal agencies and the National Association of State Procurement Officials (NASPO) for state and local agencies.

IDX provides identity and privacy protection services through its proprietary, cloud-native platform for the protection of individuals impacted by data breaches, as well as through other channels, for proactively addressing the risks associated with privacy and identity risks to the affected individuals and the breached organization. The IDX platform was designed to improve scalability and usability, while concurrently supporting rapid development of new capabilities, and compliance with increasingly rigorous security standards based on the National Institute of Standards and Technology (NIST) Special Publication 800-53 Rev 4. Typically, IDX evaluates its own security controls, and in some cases contracts testing to third parties as part of yearly FISMA security risk assessments, HIPAA security risk analysis for business associates, and SOC 2 type 2 certifications.

IDX has a substantial customer base for data breach services in the public sector. The largest component of revenue from the public sector results from a multiyear contract with the U.S. Office of Personnel Management (OPM), described below.

In 2015, OPM and the Department of Defense (DoD) awarded IDX a three-year, $330 million contract to provide identity protection and breach response services covering approximately 21.5 million current and former federal employees and contractors that were affected by the OPM data breach of background investigation records (OPM Contract). IDX believes winning this award resulted in further market validation, increased visibility, and enhanced reputation for IDX as a leading data breach response provider in the United States by revenue. Earning this award required IDX to comply with rigorous government security standards. IDX’s compliance performance combined with receiving “very good” and “excellent” Contractor Performance Assessment Reports (CPAR) ratings leave the IDX data breach response business well positioned to address large-scale data breaches.

IDX won a rebid of the contract with OPM and the DoD in 2018. The new contract is worth at least $460 million, assuming all option periods and the extension period are exercised, for the period ending June 30, 2024. The scope of the new contract is for IDX to provide identity protection services for certain employees and prospective employees of the U.S. Government affected by a breach of OPM systems. IDX believes the OPM Contract was and remains as of August 3, 2022, the largest data breach response arrangement in the history of such contracts in the United States. The award of this contract to IDX cemented it as a leading provider in the United States by revenue of data breach response services to both governmental and commercial entities. In addition, IDX is listed on the General Services Administration (GSA) SIN 520.20 for Data Breach Response and Identity Protection Services facilitating data breach response contracts with numerous other government agencies. A SIN is a Special Item Number that identifies products and services that GSA contract holders offer to government buyers. IDX benefits from having a SIN with GSA as it allows IDX to participate in more bid opportunities for providing Data Breach Response and Identity Protection Services.

The OPM Contract is structured as a Base Period from July 1, 2019, to June 30, 2020, followed by a series of options as follows: Option Period I from July 1, 2020, to June 30, 2021; Option Period II from July 1, 2021, to June 30, 2022; Option Period III from July 1, 2022, to June 30, 2023; and Option Period IV from July 1, 2023, to December 31, 2023. OPM has an option to extend the OPM Contract from January 1, 2024, to June 30, 2024, as well as an option to add a transition-out period beyond June 30, 2024. OPM has exercised Option Period I, Option Period II, and Option Period III. IDX plans to pursue the rebid of the OPM Contract in 2024 for an extension through 2027. For more information, see a copy of the OPM Contract incorporated by reference as an exhibit to the ZeroFox Holdings, Inc., Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 30, 2023.

IDX generates the largest component of its commercial revenue from organizations that require response services for data breach incidents. The response services typically include notifications to individuals impacted by the breach; call center support; a customized webpage for providing information, privacy and identity protection software, and additional services to the affected population. In addition to revenue from data breach incident response services, IDX also provides identity and privacy services on a subscription basis to organizations, which they can offer as a benefit for their employees or customers.

Impact of COVID-19 On the Business

IDX operates in geographic locations that have been impacted by COVID-19. The pandemic has affected, and could further affect, IDX’s operations and the operations of its customers as a result of various factors, including but not limited to quarantines, local, state, and federal government public health orders, facility and business closures, and travel and logistics restrictions. IDX anticipates governments and businesses will likely take additional actions or extend existing actions to respond to the risks of the COVID-19 pandemic. IDX continues to actively monitor the impacts and potential impacts of the COVID-19 pandemic on IDX’s customers, supply chain, and operations. For further information, please see “Risk Factors—The COVID-19 pandemic could adversely affect our business, operating results, and financial condition” in the ZeroFox Holdings, Inc., Annual Report on Form 10-K, filed with the SEC on March 30, 2023.

IDX instituted a global work-from-home policy in March 2020 and to-date have not experienced significant disruptions as a result. IDX has not requested relief under the Coronavirus Aid, Relief, and Economic Security Act, and it therefore had no effect on its financial statements.

Key Factors Affecting Performance

New customer acquisition

IDX believes that its future growth depends in part on its ability to acquire new customers for its data breach services and identity protection membership services to its strategic partners’ members, employer groups’ employees, and individual customers. IDX has sourced a significant proportion of new data breach services customers as a result of relationships with cyber insurers. IDX makes on-going investments in developing and maintaining these relationships, as well as relationships with privacy attorneys that represent many of their cyber insurers. Additionally, IDX invests in direct marketing to prospective customers for data breach services, as well as IDX’s identity and privacy membership services for employee benefits and strategic partner customer protection.

Customer Retention

IDX’s revenue growth is fostered by its ability to retain customers that have an ongoing need for data breach response services. IDX maintains its relationship with its customers after the conclusion of the data breach response by cross-selling membership services to its customers affected stakeholders, which are typically our customers’ employees or their own customers. IDX has multi-year contracts with some government entities, including the OPM Contract. The possible retention and renewal of the OPM Contract may also be a factor in maintaining revenue growth.

Investing in Business Growth

IDX also invests in initiatives to support the growth of its business. IDX’s research and development organization, composed of employees and contractors, uses an agile development philosophy in an effort to enhance its existing identity and privacy platform while adding new features and products, usability enhancements, customer integrations and APIs, and security certifications. IDX’s sales and marketing teams invest in business growth through channel expansion with dedicated sales teams and associated marketing demand generation programs.

IDX also invests in the growth of its business with government entities by building relationships with consultants experienced in the government procurement process and maintenance of its listings on relevant GSA schedules, as well as by investing in relationships with key government agency stakeholders and congressional representatives. IDX from time to time will work with consultants who specialize in government contract bidding strategies, provide advice on optimal maintenance and use of the U.S. Government GSA schedule, and provide strategic, relationship-building, and legislative affairs services with members of Congress and their staffs.

Key Business Metrics

IDX monitors the following key metrics to measure performance, identify trends, formulate business plans, and make strategic decisions.

Breach Revenue, Membership Services, and Total Revenue

The tables below present IDX’s key performance indicators for the periods indicated (in thousands):

Three Months Ended March 31, 2022
Breach revenue (1)	$26,367
Membership services (1)	1,107
Total revenue	$27,474
Breach customers (2)	1,042
Membership customers (2)	174

(1) IDX defines breach revenue as revenue related to breach contracts, which typically have a term of 15 months (three-month call center period followed by 12 months of identity protection services) and are non-recurring. IDX defines membership services as recurring monthly and yearly ongoing identity and privacy services provided to strategic partners’ members and employer groups’ employees and retail customers.

(2) IDX defines a breach customer as an agency or organization from which it has recognized breach revenue in a reporting period. IDX defines membership customers, in this instance, as strategic partners and employer groups receiving membership services (non-breach and non-retail customers).

Components of Results from Operations

Revenue

IDX recognizes revenue when control of the promised goods or services is transferred to its customers, in an amount that reflects the consideration IDX expects to be entitled to in exchange for its goods or services. For arrangements with multiple performance obligations, IDX allocates revenue to each performance obligation on a relative fair value basis based on management’s estimate of Stand-Alone Selling Price (SSP).

IDX’s breach services revenue consists of contracts with various combinations of notification, project management, communication services, and ongoing identity protection services. Performance periods generally range from one to three years. Payment terms are generally either thirty or sixty days throughout the term. Contracts do not contain significant financing components. IDX’s breach services contracts are structured as either fixed price or variable price. In fixed price contracts, IDX charges customers a fixed total price or fixed per-impacted individual price for the total package of services. For variable price breach services contracts, IDX charges the breach communications component, which includes notifications and call center support, at a fixed total fee and charges for ongoing identity protection services as incurred using a fixed price per enrollment. Refunds and related reserves have been insignificant historically.

IDX provides identity and privacy protection services memberships through its employer groups and strategic partners as well as directly to individual end-users through its website. Membership services consist of multiple bundled identity and privacy product offerings which provide members with ongoing identity protection services. For membership services, IDX recognizes revenue ratably over the service period, which is typically one year. Payments from employer groups and strategic partners are generally collected monthly and payments from end-users are collected up front.

IDX evaluates arrangements with governmental entities containing “fiscal funding” or “termination for convenience” provisions, when such provisions are required by law, to determine the probability of possible cancellation. IDX considers multiple factors including its history with the government entity in similar transactions and the budgeting and approval processes undertaken by the governmental entity. If IDX determines upon execution of these arrangements that the likelihood of cancellation is remote, it recognizes revenue for such arrangements once all relevant criteria have been met. If IDX cannot make such a determination, it recognizes revenue upon the earlier of cash receipt or approval of the applicable funding provision by the governmental entity for such arrangements.

Cost of Revenue

Cost of revenue consists of fees to outsourced service providers for credit monitoring, call center operation, notification mailing, insurance, other miscellaneous services, and internal labor costs. IDX expenses notification costs as fulfillment costs and recognizes those notification costs at a point in time. IDX capitalizes call center costs and amortizes the call center costs over time. IDX generally recognizes sales commissions, which are incremental costs to obtain contracts, ratably over the contractual period of the applicable agreement. IDX presents notification and call center costs within capitalized contract costs and recognizes the costs over the combined service and membership terms. IDX expenses the remainder of cost of services as incurred.

Gross Profit

Gross profit, calculated as total revenue less total cost of services, is affected by several factors including the timing of breach incidents; renewals from existing customers; costs associated with fulfilling contracts such as notification, call center, and monitoring costs; the extent to which IDX expands its customer support organization; and the extent to which IDX can negotiate any preferential pricing from its vendors. IDX’s services revenue and gross profit may fluctuate over time because of these factors.

Operating Expenses

Sales and Marketing

Sales and marketing expenses consist primarily of employee compensation and related expenses, including salaries, bonuses, and benefits for IDX’s sales and marketing employees; sales commissions that are recognized as expenses over the period of benefit; marketing programs; travel and entertainment expenses; and allocated overhead costs. IDX capitalizes its sales commissions and recognizes them as expenses over the estimated period of benefit.

General and Administrative

General and administrative costs consist primarily of salaries, stock-based compensation expenses, and benefits for personnel involved in IDX’s executive, finance, legal, human resources, and administrative functions; third-party services and fees; and overhead expenses. IDX expects that general and administrative expenses will increase in absolute dollars as IDX hires additional personnel and enhances its systems, processes, and controls to support the growth in IDX’s business as well as increased compliance and reporting requirements as a public company.

Research and Development

Research and development expenses consist primarily of personnel costs and contractor fees related to the bundling of other third-party software products that are offered as one combined package within IDX’s product offerings. Personnel costs include salaries, bonuses, stock-based compensation, and related employer-paid payroll taxes, as well as an allocation of facilities, benefits, and information technology costs. IDX expenses research and development costs as incurred.

Interest and Other Expense

Interest and other expense consist primarily of term loan interest expense and the amortization of warrant and loan fees, which are recorded as a reduction to debt on the IDX Consolidated Balance Sheets.

Income Tax Expense (Benefit)

Income tax expense (benefit) consists of federal and state income taxes in the United States. IDX maintains a partial valuation allowance on its state net operating losses.

Results of Operations

Three months ended March 31, 2022

This section describes the results of IDX for the three months ended March 31, 2022.

The following table sets forth the IDX Consolidated Statement of Income in dollar amounts and as a percentage of total revenue for each period presented (in thousands):

	Three Months Ended March 31, 2022
		Percentage of Revenue
Revenue	$27,474	100%
Cost of revenue	21,265	77%
Gross profit	6,209	23%
Operating expenses:
Research and development	1,450	6%
Sales and marketing	1,896	7%
General and administrative	2,823	10%
Total operating expenses	6,169	23%
Income from operations	40	0%
Total other expense	392	1%
Loss before income taxes	(352)	-1%
Income tax benefit	(94)	0%
Net loss after tax	$(258)	-1%

Revenue

Revenue was $27.5 million for the three months ended March 31, 2022.

Cost of Revenue

Cost of revenue was $21.3 million for the three months ended March 31, 2022.

Gross Profit

Gross profit and gross profit margin for the three months ended March 31, 2022, were $6.2 million and 23%, respectively.

Operating Expenses

(in thousands)	Three Months Ended March 31, 2022
Research and development	$1,450
Sales and marketing	1,896
General and administrative	2,823
Total operating expenses	$6,169

Research and Development

Research and development cost was $1.5 million for the three months ended March 31, 2022.

Sales and Marketing

Sales and marketing cost was $1.9 million for the three months ended March 31, 2022.

General and Administrative

General and administrative cost was $2.8 million for the three months ended March 31, 2022.

Total Other Expense

Total other expense was $0.4 million for the three months ended March 31, 2022.

Provision for Income Taxes

Income tax benefit was $0.1 million for the three months ended March 31, 2022.

Cash Flows

The following table summarizes IDX’s cash flows for the periods indicated:

(in thousands)	Three Months Ended March 31, 2022
Net cash used in operating activities	$(2,255)
Net cash used in investing activities	(36)
Net cash provided by financing activities	$2

Operating Activities

Cash used in operating activities was $(2.3) million for the three months ended March 31, 2022. The cash used in operating activities consisted of our net loss of $(0.3) million adjusted by non-cash reconciling items of $0.3 million and net cash outflows of from changes in operating assets and liabilities of $(2.3) million, primarily due to an increase in accounts receivable of $(1.1) million, an increase in prepaid expenses and other assets of $(0.4) million, a decrease in accrued compensation, accrued expenses and other current liabilities of $(0.8) million partially offset by an increase in accounts payable of $0.2 million, and deferred revenue of $0.1 million.

Investing Activities

Cash used in investing activities was $(0.04) million for the three months ended March 31, 2022. These cash outflows were for purchases of property and equipment.

Financing Activities

Cash provided by financing activities was $0.01 million for the three months ended March 31, 2022. These cash inflows were from exercises of stock options.

Contractual Obligations

IDX has entered a non-cancelable purchase commitment of $16.2 million related to three months of outsourced credit and other monitoring services provided to IDX’s largest customer as of March 31, 2022.

The following table summarizes IDX’s contractual obligations and commitments as of March 31, 2022, (in thousands):

	Total	Less than 1 year	1-3 years
Operating leases	$596	$498	$98
Purchase commitments	16,207	16,207	—
Total	$16,803	$16,705	$98

Off-Balance Sheet Arrangements

Leases

Rental payments under operating leases are recognized on a straight-line basis over the term of the lease including any periods of free rent. Rental expense for operating leases was $0.1 million for the three months ended March 31, 2022.

IDX executed the Fifth Amendment to the office lease on October 9, 2020. This amendment was for two years and two months commencing on January 1, 2021, and ending February 28, 2023. IDX’s landlord provided an abatement for January 1, 2021, through February 28, 2021, as part of its lease renewal.

Future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) as of March 31, 2022, are (in thousands):

Operating Leases
Fiscal Year:
2022 (remaining quarters)	$399
2023	$149
2024	$48
Total minimum lease payments	$596

Critical Accounting Policies and Estimates

IDX’s financial statements are prepared in accordance with US GAAP. The preparation of these financial statements requires IDX to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses, as well as related disclosures. IDX evaluates its estimates and assumptions on an ongoing basis. Estimates are based on historical experience and various other assumptions that IDX believes to be reasonable under the circumstances. Actual results could differ from these estimates. The critical accounting policies, assumptions, and judgements that IDX believes have the most significant impact on the IDX Consolidated Financial Statements are described below.

Revenue Recognition

Revenue is derived from sales of breach response services and identity and privacy protection services. IDX satisfies performance obligations to recognize revenue for two performance obligations, one at a point in time and the other ratably over the expected term with the customer.

Revenue is recognized when all of the following criteria are met:

Identification of the contract, or contracts, with a customer—A contract with a customer to account for exists when (i) IDX enters into an enforceable contract with a customer that defines each party’s rights regarding the goods or services to be transferred and identifies the payment terms related to these goods or services, (ii) the contract has commercial substance and the parties are committed to perform, and (iii) IDX determines that collection of substantially all consideration to which it will be entitled in exchange for goods or services that will be transferred is probable based on the customer’s intent and ability to pay the promised consideration.

Identification of the performance obligations in the contract—Performance obligations promised in a contract are identified based on the services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the service either on its own or together with other resources that are readily available from third parties or from us, and are distinct in the context of the contract, whereby the transfer of the goods or services is separately identifiable from other promises in the contract. To the extent a contract includes multiple promised goods or services, IDX applies judgment to determine whether promised goods or services are capable of being distinct and distinct in the context of the contract. If these criteria are not met the promised goods or services are accounted for as a combined performance obligation.

Determination of the transaction price—The transaction price is determined based on the consideration to which IDX will be entitled in exchange for transferring goods or services to the customer.

Allocation of the transaction price to the performance obligations in the contract—IDX allocates the transaction price to each performance obligation based on the amount of consideration expected to be received in exchange for transferring goods and services to the customer. IDX allocates the transaction price by using an estimated selling price for services provided to determine which portion of its contracts’ total transaction price should be recognized at a point-in-time and which portion should be recognized over-time. If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation on a relative standalone selling price based on the observable selling price of products and services.

Recognition of revenue when, or as, IDX satisfies performance obligations—IDX satisfies performance obligations either over time or at a point in time as discussed in further detail below. Revenue is recognized at or over the time the related performance obligation is satisfied by transferring a promised good or service to a customer.

Significant Judgments

Significant judgments and estimates are required under Topic 606. Due to the complexity of certain contracts, the actual revenue recognition treatment required under Topic 606 for IDX’s arrangements may be dependent on contract-specific terms and may vary in some instances. IDX’s contracts with customers often include promises to transfer multiple services, including project management services, notification services, call center services, and identity protection services. Determining whether services are distinct performance obligations that should be accounted for separately requires significant judgment.

IDX is required to estimate the total consideration expected to be received from contracts with customers, including any variable consideration. Once the estimated transaction price is established, amounts are allocated to performance obligations on a relative SSP basis. IDX’s breach business derives revenue from two main performance obligations: (i) notification and (ii) combined call center and identity protection services, described further in Note 2 in IDX’s notes to the IDX Condensed Consolidated Financial Statements included in this Quarterly Report.

At contract inception, IDX assesses the products and services promised in the contract to identify each performance obligation and evaluate whether the performance obligations are capable of being distinct and are distinct within the context of the contract. Performance obligations that are not both capable of being distinct and distinct within the context of the contract are combined and treated as a single performance obligation in determining the allocation and recognition of revenue. Determining whether products and services are considered distinct performance obligations requires significant judgment. In determining whether products and services are considered distinct performance obligations, IDX assesses whether the customer can benefit from the products and services on their own or together with other readily available resources and whether our promise to transfer the product or service to the customer is separately identifiable from other promises in the contract.

Judgment is required to determine the SSP for each distinct performance obligation. IDX rarely sells its individual breach services on a standalone basis, and accordingly, IDX is required to estimate the range of SSPs for each performance obligation. In instances where the SSP is not directly observable because IDX does not sell the service separately, IDX reviews information that includes historical discounting practices, market conditions, cost-plus analysis, and other observable inputs to determine an appropriate SSP. IDX typically has more than one SSP for individual performance obligations due to the stratification of those items by classes of customers, size of breach, and other circumstances. In these instances, IDX may use other available information such as service inclusions or exclusions, customizations to notifications, or varying lengths of call center or identity protection services in determining the SSP.

If a group of agreements are so closely related to each other that they are, in effect, part of a single arrangement, such agreements are deemed to be one arrangement for revenue recognition purposes. IDX exercises judgment to evaluate the relevant facts and circumstances in determining whether the separate agreements should be accounted for separately or as, in substance, a single arrangement. IDX’s judgments about whether a group of contracts comprises a single arrangement can affect the allocation of consideration to the distinct performance obligations, which could have an effect on results of IDX’s operations for the periods involved.

Generally, IDX has not experienced significant returns or refunds to customers. IDX’s estimates related to revenue recognition may require significant judgment and the change in these estimates could have an effect on IDX’s results of operations during the periods involved.

Contract Balances

The timing of revenue recognition may differ from the timing of invoicing to customers and these timing differences result in receivables, contract assets, or contract liabilities (deferred revenue) on the IDX Consolidated Balance Sheets. IDX records a contract asset when revenue is recognized prior to invoicing and records a deferred revenue liability when revenue is expected to be recognized subsequent to invoicing. For IDX’s breach services agreements, customers are typically invoiced at the beginning of the arrangement for the entire contract. When the breach agreement includes variable components related to as-incurred identity protection services, customers are invoiced monthly for the duration of the enrollment or call center period. Large contracts are typically billed 50% upfront and due upon receipt with the remaining 50% invoiced subsequently with net 30 terms.

Contract assets are presented as other receivables within the IDX Consolidated Balance Sheets and primarily relate to IDX’s rights to consideration for work completed but not billed on service contracts. Contract assets are transferred to receivables when IDX invoices the customer. Contract liabilities are presented as deferred revenue and relate to payments received for services that are yet to be recognized in revenue.

During the three months ended March 31, 2022, the Company recognized $2.5 million of revenue that was included in deferred revenue at the end of the preceding year. All other deferred revenue activity is due to the timing of invoices in relation to the timing of revenue, as described above. The Company expects to recognize as revenue approximately 69% of its March 31, 2022, deferred revenue balance in the remaining quarters of 2022, 11% in the three months ended March 31, 2023, and the remainder thereafter.

In instances where the timing of revenue recognition differs from that of invoicing, IDX has determined that its contracts do not include a significant financing component. The primary purpose of invoicing terms is to provide customers with simplified and predictable ways of purchasing IDX’s services, not to facilitate financing arrangements.

Government Contracts

IDX evaluates arrangements with governmental entities containing “fiscal funding” or “termination for convenience” provisions, when such provisions are required by law, to determine the probability of possible cancellation. IDX considers multiple factors, including the history with the customer in similar transactions and budgeting and approval processes undertaken by the governmental entity. If IDX determines upon execution of these arrangements that the likelihood of cancellation is remote, it then recognizes revenue for such arrangements once all relevant criteria have been met. If such a determination cannot be made, revenue is recognized upon the earlier of cash receipt or approval of the applicable funding provision by the governmental entity for such arrangements.

Contract Costs

IDX capitalizes costs to obtain a contract or fulfill a contract. These costs are recorded as capitalized contract costs on the IDX Consolidated Balance Sheets. Costs to obtain a contract for a new customer are amortized on a straight-line basis over the estimated period of benefit. IDX determines the estimated period of benefit by taking into consideration the contractual term. IDX periodically reviews the carrying amount of the capitalized contract costs to determine whether events or changes in circumstances have occurred that could affect the period of benefit. Amortization expense associated with costs to fulfill a contract is recorded to cost of services on the IDX Consolidated Statements of Income, and amortization expense associated with costs to obtain a contract (sales commissions) is recorded to sales and marketing expense.

All notification costs are being expensed as fulfillment costs and recognized at a point in time. Call center costs are being capitalized and amortized over time. Sales commissions, which are incremental costs to obtain contracts, are recognized ratably over the contractual period of the applicable agreement.

Income Taxes

IDX provides for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax effect of differences between recorded assets and liabilities and their respective tax basis along with operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the rate change becomes effective. IDX recognizes the effect of income tax positions only if those positions are more likely than not of being sustained in the event of a tax audit.

Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest related to unrecognized tax benefits in interest expense. Penalties and interest of $0.1 million have been accrued to expense as of March 31, 2022, and are discussed further in Note 6 Income Taxes in the notes to the consolidated financial statements.

Deferred tax assets are reduced by a valuation allowance when, in management’s opinion, it is more likely than not that some portion or all the deferred tax assets will not be realized. IDX considers the future reversal of existing taxable temporary differences, taxable income in prior carryback years, projected future taxable income, and tax planning strategies in making this assessment. IDX’s valuation allowance is based on all available positive and negative evidence, including its recent financial operations, evaluation of positive and negative evidence with respect to certain specific deferred tax assets (including evaluating sources of future taxable income) to support the realization of the deferred tax assets.

The Company’s income tax returns are generally subject to examination by taxing authorities for a period of three years from the date they are filed. Tax authorities may have the ability to review and adjust net operating loss or tax credit carryforwards that were generated prior to these periods if utilized in an open tax year. As of March 31, 2022, the Company’s income tax returns for the years ended December 31, 2016, through 2021 are subject to examination by the Internal Revenue Service and applicable state and local taxing authorities.

Quantitative and Qualitative Disclosures about Market Risk

IDX’s operations are in the United States, and it is exposed to market risk in the ordinary course of its business.

Interest Rate Risk

As of March 31, 2022, IDX had no short or long-term investments.

Foreign Currency Exchange Risk

To date, all of IDX’s sales contracts have been denominated in U.S. Dollars, and therefore its revenue is not subject to foreign currency risk. Operating expenses are incurred within the United States and are denominated in U.S. Dollars.

Emerging Growth Company (EGC) Status

IDX is an emerging growth company (EGC), as defined in the JOBS Act. Under the JOBS Act, EGCs can delay adopting new or revised accounting standards applicable to public companies issued after the enactment of the JOBS Act until those standards apply to private companies. IDX has elected to use this extended transition period for complying with certain new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date IDX (i) is no longer an EGC or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, the IDX Consolidated Financial Statements may or may not be comparable to the financial statements of issuers who comply with new or revised accounting pronouncements as of public companies’ effective dates.

Recent Accounting Pronouncements

See Notes 2s. Standards Issued and Adopted and 2t. Standards Issued but Not Yet Effective to the consolidated financial statements for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of March 31, 2022.

Liquidity and Capital Resources

Sources and Uses of Funds

As of March 31, 2022, IDX had $15.7 million of cash and cash equivalents. IDX believes that existing cash and cash equivalents will be sufficient to support working capital and capital expenditure requirements for at least the next twelve months. Since inception, IDX has financed operations primarily through credit facilities and positive cash flow related to its OPM Contract. Principal uses of cash are cost of services provided to its customers such as notification printing and monitoring and personnel related expenses. In August 2016, IDX and ITGS, Inc., as co-borrowers, entered into a credit facility with Comerica Bank (“Lender”) (the “Comerica Credit Facility”), which was amended and restated in December 2020 and further amended in July 2021. The current Comerica Credit Facility provides for a secured term loan facility in an aggregate principal amount of $10.0 million. IDX’s obligations under the Comerica Credit Facility are secured by substantially all its assets. As of March 31, 2022, there was $10.0 million in principal amount outstanding under the Comerica Credit Facility.

Interest is payable monthly and accrues at the prime referenced rate plus 1.5% per year, which was 5.00% as of March 31, 2022. The outstanding principal amount of the term loan is payable in thirty-six equal monthly installments beginning on July 1, 2022, and continuing through the maturity date in June 2025. IDX may prepay the term loan, in whole or in part, at any time, without penalty or premium. Any amounts, once repaid, may not be reborrowed.

The Comerica Credit Facility contains customary affirmative and negative covenants for this type of facility, including, among others, restrictions on dispositions, any change in control, mergers or consolidations, acquisitions, investments, incurrence of debt, granting of liens, payments of dividends or distributions and certain transactions with affiliates, in each case subject to certain exceptions. The Comerica Credit Facility also contains a minimum EBITDA financial covenant requiring that IDX generate minimum EBITDA of not less than $3.0 million during any trailing twelve-month period.

The events of default under the Comerica Credit Facility include, among others, subject to grace periods in certain instances, payment defaults, covenant defaults, bankruptcy and insolvency defaults, cross-defaults to other indebtedness, judgment defaults, a material adverse change default and a default in the event that the contract with the OPM Contract is canceled or terminated. Upon the occurrence and during the continuance of an event of default, Lender may declare all outstanding principal and accrued and unpaid interest under the credit facility immediately due and payable, increase the applicable interest rate by 5%, and may exercise other rights and remedies provided under the Comerica Credit Facility. IDX intends to repay and terminate the credit facility at the Closing.

ID Experts Holdings, Inc. is a party to that certain Convertible Promissory Note Purchase Agreement, dated as of December 18, 2018, by and among ID Experts Holdings, Inc. and certain ID Experts Holdings, Inc. shareholders, pursuant to which it has issued certain convertible promissory notes.

From time to time, IDX may explore additional financing sources and means to lower its cost of capital, which could include equity, equity-linked and debt financing. IDX cannot assure you that any additional financing will be available to it on acceptable terms, or at all. If IDX raises additional funds by issuing equity or equity-linked securities, the ownership of the existing shareholders will be diluted. If IDX raises additional financing by the incurrence of indebtedness, IDX may be subject to increased fixed payment obligations and could be subject to additional restrictive covenants, such as limitations on its ability to incur additional debt, and other operating restrictions that could adversely impact IDX’s ability to conduct business. Any future indebtedness IDX incurs may result in terms that could be unfavorable to equity investors. There can be no assurances that IDX will be able to raise additional capital. The inability to raise capital would adversely affect IDX’s ability to achieve its business objectives.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are a smaller reporting company as defined by Rule 12b-2 under the Securities Exchange Act of 1934, as amended, and are not required to provide the information otherwise reported under this item.

Interest Rate Risk

As of April 30, 2023, we had $187.7 million of outstanding debt borrowings. As part of the Business Combination completed on August 3, 2022, we obtained $150 million of Convertible Notes. The Convertible Notes have a fixed interest rate of 7.0%, if interest is paid in cash, or 8.75% if interest is paid in-kind. Of our notes outstanding, the Convertible Notes, InfoArmor note, and Alsop Louie Convertible Note have fixed interest rates and the Stifel Bank note has a variable interest rate that would subject us to interest rate fluctuations.

We do not believe a hypothetical 10% increase or decrease in interest rates would have had a material impact on our financial statements as it is only the Stifel Bank note that is subject to a variable interest rate.

Foreign Currency Risk

To date, the majority of our sales contracts have been denominated in U.S. dollars (USD) with a limited number of contracts denominated in foreign currencies. Revenue denominated in non-USD was approximately 3% for the three months ended April 30, 2023. Operating expenses within the United States are primarily denominated in USD, while operating expenses incurred outside the United States are primarily denominated in each country’s respective local currency.

The functional currency of our foreign subsidiaries is each country’s respective local currency. Assets and liabilities of the foreign subsidiaries are translated into USD at the exchange rates in effect at the reporting date, and income and expenses are translated at average exchange rates during the period, with the resulting translation adjustments directly recorded as a component of accumulated other comprehensive income (loss). Foreign currency transaction gains and losses are recorded in other income (expense), net in the Consolidated Statement of Comprehensive Loss. As the impact of foreign currency exchange rates has not been material to our operating results, we have not entered into derivative or hedging transactions, but we may do so in the future if our exposure to foreign currency becomes more significant.

We do not believe a hypothetical 10% increase or decrease in foreign exchange rates would have had a material impact on our financial statements.

ITEM 4. CONTROLS AND PROCEDURES

Disclosure Controls and Procedures

We maintain "disclosure controls and procedures" as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934 (the “Exchange Act”) that are designed to ensure that information required to be disclosed by the issuer in the reports that we file or submit under the Exchange Act, is recorded, processed, summarized, and reported within the time periods specified in the SEC's rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and our Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

Based on an evaluation of our disclosure controls and procedures (as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934, as amended), our Chief Executive Officer and our Chief Financial Officer (our principal executive officer and principal financial and accounting officer, respectively) have concluded that our disclosure controls and procedures were not effective as of April 30, 2023, due to the material weakness in our internal control over financial reporting described below.

Material Weakness in Internal Control Over Financial Reporting

Management assessed the effectiveness of our internal control over financial reporting of ZeroFox Holdings, Inc. based on the criteria and framework established in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on this evaluation, management concluded there were material weaknesses, individually and in the aggregate, in internal controls over financial reporting in the control environment, risk assessment and control activities COSO components:

•
The Company did not have adequate staffing resources to facilitate accurate financial reporting.
•
The Company did not perform a formal risk assessment, including the risk of fraud.
•
The Company did not design and retain contemporaneous documentation to evidence the implementation of controls, including the review of nonroutine and complex transactions, reviews of third-party specialist work and information used in the operation of the control, and IT general controls.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of its annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

Remediation Plan for Material Weaknesses in Internal Control Over Financial Reporting

Our remediation efforts are ongoing. Management is actively engaged and committed to taking the steps necessary to remediate the control deficiencies that constituted the material weakness. Management has made the following enhancements to our controls over financial reporting:

•
Added a Corporate Controller and Director of SEC Reporting and Technical Accounting to the organization with sufficient technical accounting and reporting expertise;
•
Engaged third party experts to assist in analyzing and concluding on complex accounting matters;
•
Engaged third party experts to assist in analyzing and concluding on complex accounting matters;
•
Engaged external consultants to assist in our evaluation of more complex applications of US GAAP;
•
Implemented a new accounting general ledger system with enhanced system controls and additional IT systems relevant to the preparation of our financial statements and controls over financial reporting;

In addition to the above actions, the following activities are expected to be completed as part of this remediation plan:

•
Hiring additional resources, as necessary, to strengthen our accounting and reporting department;
•
Designing and implementing controls over nonroutine and complex transactions, including reviews of third-party specialist work and information used in the operation of the controls;
•
Designing and implementing IT general controls, including controls over access security;
•
Preparing a formal risk assessment, including the risk of fraud, to ensure control activities have been designed to address the risks identified and any changes in the business; and
•
Holding education and training sessions for all accounting and finance resources regarding contemporaneous documentation requirements to evidence the performance of controls.

While we have made progress, the material weaknesses will not be considered remediated until we complete the design and implementation of the enhanced controls, the controls operate for a sufficient period of time, and we have concluded, through testing, that these controls are effective. We believe that our remediation plan will be sufficient to remediate the identified material weaknesses and strengthen our internal control over financial reporting.

As we continue to evaluate and work to improve our internal control over financial reporting, we may determine that additional measures or modifications to the remediation plan are necessary.

Changes in Internal Control Over Financial Reporting

There have been no changes in internal control over financial reporting during the three months ended April 30, 2023, that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

PART II - OTHER INFORMATION

Item 1. Legal Proceedings

From time to time, we may be subject to legal proceedings and claims in the ordinary course of business. We are not presently a party to any legal proceedings that, if determined adversely to us, would individually or taken together have a material adverse effect on our business, results of operations, financial condition or cash flows. We have received, and may in the future continue to receive, claims from third parties asserting, among other things, infringement of their intellectual property rights. Future litigation may be necessary to defend ourselves, our partners and our customers by determining the scope, enforceability, and validity of third-party proprietary rights, or to establish our proprietary rights. The results of any current or future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

Item 1A: Risk Factors

Our business is subject to numerous risks that you should carefully consider. These risks are more fully described in the section titled “Risk Factors” included in our final prospectus (the "Final Prospectus") filed with the Securities and Exchange Commission (the "SEC") pursuant to Rule 424(b) under the Securities Act of 1933 on April 12, 2023, in connection with our registration statement on Form S-1. These risks and uncertainties include, but are not limited to, the following:

•
our ability to recognize the anticipated benefits of the Business Combination;
•
defects, errors, or vulnerabilities in the Company's platform, the failure of the Company's platform to block malware or prevent a security breach, misuse of the Company's platform, or risks of product liability claims that would harm our reputation and adversely impact our business, operating results, and financial condition;
•
if our enterprise platform offerings do not interoperate with our customers’ network and security infrastructure, or with third-party products, websites or services, our results of operations may be harmed;
•
we may not timely and cost-effectively scale and adapt our existing technology to meet our customers’ performance and other requirements;
•
our ability to introduce new products and solutions and features is dependent on adequate research and development resources and our ability to successfully complete acquisitions;
•
our success depends, in part, on the integrity and scalability of our systems and infrastructure;
•
we rely on third-party cloud providers to host and operate the ZeroFox Platform, and any disruption of or interference with our use of these offerings may negatively affect our ability to maintain the performance and reliability of the ZeroFox Platform which could cause our business to suffer;
•
we rely on data, software and services from other parties;
•
we (including the Predecessor and the Successor) have a history of losses, and we may not be able to achieve or sustain profitability in the future;
•
if organizations do not adopt external cybersecurity solutions that may be based on new and untested security concepts, our ability to grow our business and our results of operations may be adversely affected;
•
we (including the Predecessor and the Successor) have experienced rapid growth in recent periods, and if we do not manage our future growth, our business and results of operations will be adversely affected;

•
we face intense competition and could lose market share to our competitors, which could adversely affect our business, financial condition, and results of operations;
•
competitive pricing pressure may reduce revenue, gross profits, and adversely affect our financial results;
•
adverse general and industry-specific economic and market conditions and reductions in customer spending, in either the private or public sector, including as a result of inflation and geopolitical uncertainty such as the ongoing conflict between Russia and Ukraine, may reduce demand for the ZeroFox Platform or products and solutions, which could harm our business, financial condition and results of operations;
•
we have identified material weaknesses in our internal control over financial reporting;
•
if we fail to adapt to rapid technological change, evolving industry standards and changing customer needs, requirements or preferences, our ability to remain competitive could be impaired;
•
the COVID-19 pandemic could adversely affect our business, operating results, and financial condition;
•
we rely heavily on the services of our senior management team;
•
one U.S. government customer accounts for a substantial portion of the Successor's revenue; and
•
a delay in the completion of the U.S. Government’s budget and appropriation process could delay procurement of solutions we provide and have an adverse effect on our future revenues.

There have been no material changes to the risk factors set forth in the Final Prospectus, filed with the SEC on April 12, 2023, which are incorporated herein by reference. However, the risk factors described in this report and in the Final Prospectus are not the only risks that we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business. If any such risks materialize, it could have a material adverse effect on our business, financial condition, results of operations, and growth prospects and cause the trading price of our Common Stock to decline.

Item 2: Unregistered Sales of Equity Securities and Use of Proceeds

None.

Item 3: Defaults Upon Senior Securities

None.

Item 4. Mine Safety Disclosures

Not applicable.

Item 5. Other Information

None.

Item 6. Exhibits

Exhibit Number	Description
2.1

Agreement and Plan of Merger, dated as of April 14, 2023, by and among ZeroFox Holdings, Inc., LGCS Acquisition Holdco, LLC, LGCS Holdco, Inc., LGCS Merger Sub, Inc., Lookingglass Cyber Solutions, Inc., and Glenn Rieger, soley in his capacity as Stockholders' Representative (incorporated by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K filed with the SEC on April 17, 2023)

10.01

Seventh Amendment to Loan and Security Agreement dated as of April 21, 2023, by and among Stifel Bank, ZeroFox, Inc., as borrower, and ZeroFox Holdings, Inc. and certain subsidiaries as guarantor parties thereto (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 24, 2023)

10.02

Amendment No. 2 to Lease Agreement, dated April 21, 2023, by and between ZeroFox, Inc. and 1830 Charles Street LLC (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 24, 2023)

10.03*	Eight Amendment and Joinder to Loan and Security Agreement
31.1*	Certification of Principal Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2*	Certification of Principal Financial Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1**	Certification of Principal Executive Officer Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2**	Certification of Principal Financial Officer Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
101.INS*	Inline XBRL Instance Document – the instance document does not appear in the Interactive Data File because XBRL tags are embedded within the Inline XBRL document.
101.SCH*	Inline XBRL Taxonomy Extension Schema Document
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104*	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Filed herewith.

** Furnished herewith.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized in the City of Baltimore, State of Maryland on June 9, 2023.

ZEROFOX HOLDINGS, INC.

Date: June 9, 2023	By:	/s/ James C. Foster
	Name:	James C. Foster
	Title:	Chief Executive Officer, Chairman of the Board (Principal Executive Officer)

Date: June 9, 2023	By:	/s/ Timothy S. Bender
	Name:	Timothy S. Bender
	Title:	Chief Financial Officer (Principal Financial and Accounting Officer)